SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Deere & Company
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Notice of 2015 Annual Meeting and Proxy Statement

Notice of Annual Meeting of Stockholders

Date:	Wednesday, February 25, 2015
Time:	10:00 a.m. Central Standard Time
Place:	Deere & Company World Headquarters
One John Deere Place, Moline, Illinois 61265

At the Annual Meeting, stockholders will be asked to:

1.	Elect the ten director nominees named in the Proxy Statement (see page 4)

2.	Approve an amendment to Deere’s Bylaws to permit stockholders to call special meetings (see page 20)

3.	Approve the Company’s executive compensation on an advisory basis (“say-on-pay”) (see page 21)

4.	Amend the John Deere Omnibus Equity and Incentive Plan (see page 57)

5.	Re-approve the John Deere Short-Term Incentive Bonus Plan (see page 62)

6.	Ratify the appointment of Deloitte & Touche LLP as Deere’s independent registered public accounting firm for fiscal 2015 (see page 65)

7.	Consider any other business properly brought before the meeting

You may vote at the Annual Meeting if you were a Deere stockholder of record at the close of business on December 31, 2014.

YOUR VOTE IS VERY IMPORTANT. We urge all stockholders to vote on the matters described in the accompanying Proxy Statement as soon as possible, whether or not they attend the Annual Meeting. Please refer to the section beginning on page 1 of the Proxy Statement entitled “Voting and Meeting Information” for information about voting by mail, telephone, internet, or in person at the Annual Meeting.

Along with the accompanying Proxy Statement, we are also sending you our Annual Report, which includes our fiscal 2014 financial statements. Most of you can elect to view future proxy statements and annual reports via the internet instead of receiving paper copies in the mail. Please refer to your proxy card and the section entitled “Electronic Delivery of Proxy Statement and Annual Report” on page 3 of the Proxy Statement for further information.

For the Board of Directors,

Todd E. Davies
Secretary

Moline, Illinois
January 14, 2015

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date, and return your proxy card in the enclosed envelope
BY TELEPHONE Call the telephone number on your proxy card	IN PERSON Attend the Annual Meeting and vote in person

Proxy Statement Summary

This summary highlights selected information contained in this Proxy Statement. It does not contain all the information you should consider and as such we urge you to carefully read the Proxy Statement in its entirety prior to voting. For additional information, please review the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014.

Meeting Agenda and Voting Recommendations

Item		Voting Standard	Vote Recommendation	Page Reference
1 –	Annual Election of Directors	Majority of votes cast	FOR each nominee	4
2 –	Approval of Special Meeting Rights Bylaw Amendment	Majority of votes present in person or by proxy	FOR	20
3 –	Advisory Vote on Executive Compensation	Majority of votes present in person or by proxy	FOR	21
4 –	Amendment of John Deere Omnibus Equity and Incentive Plan	Majority of votes present in person or by proxy	FOR	57
5 –	Re-Approval of John Deere Short-Term Incentive Bonus Plan	Majority of votes present in person or by proxy	FOR	62
6 –	Ratification of Independent Registered Public Accounting Firm	Majority of votes present in person or by proxy	FOR	65

Director Nominees

You are being asked to vote on the election of these 10 directors. Each member of our Board of Directors is elected annually by majority voting. All directors other than Mr. Allen are independent.

					Committee Memberships*
Name	Age	Director Since	Primary Occupation	Independent?	E	ARC	CC	CG	PPOC
Samuel R. Allen	61	2009	Chairman & CEO, Deere & Company	No	C
Crandall C. Bowles	67	1990-1994; since 1999	Chairman, The Springs Company	Yes	X		X	C
Vance D. Coffman	70	2004	Retired Chairman, Lockheed Martin	Yes	X		C	X
Charles O. Holliday, Jr.	66	2007	Chairman, National Academy of Engineering	Yes	X	C		X
Dipak C. Jain	57	2002	Director, Sasin Graduate Institute of Business Administration	Yes		X			X
Clayton M. Jones	65	2007	Retired Chairman, Rockwell Collins	Yes			X		X
Joachim Milberg	71	2003	Chairman of the Supervisory Board, BMW	Yes		X		X
Gregory R. Page	63	2013	Executive Chairman, Cargill	Yes		X		X
Thomas H. Patrick	71	2000	Chairman, New Vernon Capital	Yes	X	X			C
Sherry M. Smith	53	2011	Former Executive VP and CFO, Supervalu	Yes		X			X
*E = Executive; ARC = Audit Review; CC = Compensation; CG = Corporate Governance; PPOC = Pension Plan Oversight
X = Member; C = Chair

Corporate Governance Highlights

At Deere, we recognize the importance of corporate governance as a component of providing long-term stockholder value. That is why we are committed to sound governance practices, including the following:

INDEPENDENCE	BEST PRACTICES
●9 of our 10 director nominees are independent

●Independent Presiding Director has strong role with significant governance responsibilities

●All Board committees that meet regularly are comprised wholly of independent directors

●Independent directors meet regularly in executive session without management present

●Directors may not stand for reelection after their 72nd birthdays absent rare circumstances approved by the Board

●Recoupment policy for executive incentive compensation

●Stock ownership requirements for directors and executives that are reviewed annually

●Anti-hedging and anti-pledging policies

ACCOUNTABILITY	RISK OVERSIGHT
●Annual election of all directors ●Majority voting in uncontested elections ●Annual performance self-evaluations by Board and committees	●Board oversight of overall Company risk management infrastructure ●Committee oversight of certain risks related to each committee’s areas of responsibility

Fiscal 2014 Performance Highlights

Fiscal 2014 was a year of continued solid performance representing the second highest year of earnings in Deere’s history, exceeded only by fiscal 2013. The Company’s performance reflects weaker conditions in the agricultural equipment market, partially offset by improvements in the results for the Construction & Forestry and Financial Services operations. Overall, the Company continued executing on the business strategy and is positioned to earn solid returns for our stockholders throughout the business cycle.

Net Sales and Revenues (Millions)

Worldwide net sales and revenues decreased 5% in 2014 compared with 2013 due to lower agriculture and turf equipment sales, partially offset by higher construction and forestry equipment sales and financial services revenues.

Net Income* (Millions)

Net income* declined 11% in 2014 due to lower shipment and production volumes, a less favorable product mix, the unfavorable effects of foreign exchange rates, and higher production costs mainly related to engine emissions programs, partially offset by price realization.

*Net income attributable to Deere & Company

Earnings Per Share (Diluted)
Net income* per share decreased by $.46 for 2014 compared with 2013. Dividends declared per share were $1.79 in 2012; $1.99 in 2013; and $2.22 in 2014. *Net income attributable to Deere & Company
Deere Share Price (at October 31)

Deere & Company stock is traded on the New York Stock Exchange under the ticker symbol DE. Average number of common shares outstanding (basic) was 397.1 million in 2012; 385.3 million in 2013; and 363.0 million in 2014.

Cash Flow from Operating Activities (Millions)
Cash Flow
Dividends
Share Repurchases

In 2014, Deere repurchased 31.5 million shares, reducing average diluted shares outstanding by 6%, and, in May, increased the quarterly dividend on common stock by 18%, to $.60 a share. It was the 12th dividend increase since 2004.

Fiscal 2014 Executive Compensation Highlights

Our compensation programs and practices are designed to create incentive opportunities that align with our stockholders’ long-term interests. We use consistent metrics that align with our business strategy and motivate our employees to create value for stockholders at all levels of the business cycle:

–	Operating Return on Operating Assets and Return on Equity → Exceptional Operating Performance

–	Shareholder Value Added and Revenue Growth → Disciplined Growth

–	Total Shareholder Return → Stockholder Experience

The table below highlights the 2014 compensation for the CEO and average named executive officer (NEO) as disclosed in the Summary Compensation Table of the Proxy Statement. It also shows the delivery of cash versus equity and the significant portion of compensation that is performance-based. The STI and MTI amounts for the CEO reflect a reduction of 25% below the amount the CEO would have otherwise earned based on previously-approved plan metrics and goals and actual performance results. See further explanation under “Pay for Performance Review and Analysis” in the Executive Summary of the Compensation Discussion & Analysis on page 25 of the Proxy Statement.

Summary Compensation Table Elements	Salary	STI	MTI	Performance Stock Units	Restricted Stock Units and Stock Options	Retirement and Other Compensation	Total
CEO % of Total	$1,495,204 7%	$2,779,846 14%	$2,618,045 13%	$4,421,271 22%	$5,243,606 26%	$3,715,324 18%	$20,273,296 100%
Cash vs. Equity		Total Cash 34%		Total equity 48%		Other 18%	100%
Short-Term vs. Long-Term	Short-Term 21%		Long-Term 79%				100%
Fixed vs. Performance Based	Fixed 7%	Performance Based 75%				Other 18%	100%

Average NEO % of Total	$604,665 12%	$1,019,283 20%	$994,022 20%	$784,662 15%	$930,683 18%	$763,129 15%	$5,096,444 100%
Cash vs. Equity		Total Cash 52%		Total equity 33%		Other 15%	100%
Short-Term vs. Long-Term	Short-Term 32%		Long-Term 68%				100%
Fixed vs. Performance Based	Fixed 12%	Performance Based 73%				Other 15%	100%

COMPENSATION ELEMENT:	DESCRIPTION:

Salary	Annual base pay
STI	Short-term incentive; annual performance-based bonus
MTI	Mid-term incentive; performance-based bonus using 3-year results
Performance Stock Units	Performance-based equity using 3-year results
Restricted Stock Units and Stock Options	Other equity whose value increases with stock price
Retirement and Other Compensation	Retirement plan values, benefits, and miscellaneous compensation

Proxy Statement

Voting and Meeting Information

Why am I receiving this proxy statement?
The Deere & Company Board of Directors (the “Board”) has made available to you the Notice of Annual Meeting of Stockholders, this proxy statement (“Proxy Statement”), our annual report for the fiscal year ended October 31, 2014 (“Annual Report”), a proxy card, and a voter instruction card (collectively, “Proxy Solicitation Materials”) either on the internet or by mail in connection with the Deere & Company (“Deere,” the “Company,” “we,” or “us”) 2015 Annual Meeting of Stockholders (the “meeting” or “Annual Meeting”). You are receiving this Proxy Statement because you owned shares of Deere common stock at the close of business on December 31, 2014, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which you are asked to vote and provides information about those matters so that you can make an informed decision.

The Proxy Solicitation Materials are being mailed to, or can be accessed online by, stockholders on or about January 14, 2015.

What is Notice and Access and why did Deere elect to use it?
We make the Proxy Solicitation Materials available to stockholders electronically via the internet under the Notice and Access regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Most of our stockholders have received a Notice of Electronic Availability (“Notice”) in lieu of receiving a full set of Proxy Solicitation Materials in the mail. The Notice includes information on how to access and review the Proxy Solicitation Materials, and how to vote, via the internet. We believe this method of delivery will expedite distribution of Proxy Solicitation Materials to you while allowing us to conserve natural resources and reduce the costs of printing and distributing these materials.

Stockholders who received a Notice but would like to receive printed copies of the Proxy Solicitation Materials in the mail should follow the instructions in the Notice for requesting such materials.

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan on attending the Annual Meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

To vote your shares, follow the instructions in the Notice, voter instruction form, or proxy card. Telephone and internet voting is available to all registered and most beneficial holders.

Stockholders voting by proxy may use one of the following three options:

–	fill out the enclosed voter instruction form or proxy card, sign it, and mail it in the enclosed postage-paid envelope;

–	vote by internet (if available; instructions are on the voter instruction form, proxy card, or Notice); or

–	vote by telephone (if available; instructions are on the voter instruction form, proxy card, or Notice).

If your shares are held in “street name” by a bank, broker, or other holder of record, telephone or Internet voting will be available to you for voting these shares only if offered by them. Please refer to the information forwarded by your holder of record to see the options available to you. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain a legal proxy from your record holder to do so.

The telephone and internet voting facilities for stockholders will close at 11:59 p.m. Eastern Standard Time on February 24, 2015. If you vote over the internet, you may incur costs, such as telephone and internet access charges, for which you will be responsible. The telephone and internet voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded.

If you hold shares through one of our employee savings plans, your vote must be received by the plan administrator by February 20, 2015, or the shares represented by the card will not be voted.

Can I change my proxy vote?
Yes. At any time before your shares are voted by proxy at the meeting, you may change your vote by:

–	revoking it by written notice to Todd E. Davies, our Corporate Secretary, at the address on the cover of this Proxy Statement;

–	delivering a later-dated proxy (including a telephone or internet vote); or

–	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for each share of Deere common stock that you owned at the close of business on December 31, 2014.

How many shares are entitled to vote?
There are _______shares of Deere common stock outstanding as of December 31, 2014 and entitled to vote at the meeting. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?
Under our Bylaws, a majority of the votes that can be cast must be present in person or by proxy to hold the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, will be counted as present and entitled to vote for purposes of determining a quorum.

What will I be voting on?

–	Election of directors (see page 4)

–	Approval of an amendment to Deere’s Bylaws to permit stockholders to call special meetings (see page 20)

–	Advisory resolution to approve executive compensation (“say-on-pay”) as disclosed in this Proxy Statement (see page 21)

–	Amendment of the John Deere Omnibus Equity and Incentive Plan (see page 57)

–	Re-approval of the John Deere Short-Term Incentive Bonus Plan (see page 62)

–	Ratification of the independent registered public accounting firm (see page 65)

How many votes are needed for the proposals to pass?

–	Nominees for director who receive a majority of “for” votes cast will be elected as directors. The number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee. If an incumbent director nominee does not receive a majority of votes cast in an uncontested election, our Bylaws require the director to promptly tender his or her written resignation to the Board. The Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation. The Board will act on the tendered resignation, taking this recommendation into account, and publicly disclose its decision and the rationale behind it within 90 days of the date the election results are certified. In the event the number of nominees exceeds the number of directors to be elected, the nominees who receive the most votes will be elected as directors.

–	For each of the other proposals to be voted on, the affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the proposal for it to pass.

What if I vote “abstain?”
If you vote to “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting. A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against the proposal.

What if I don’t return my proxy card and don’t attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted.

If you hold your shares in “street name” and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered public accounting firm. However, your record holder cannot vote your shares without your specific instructions on the election of directors, the approval of the Company’s proposal to amend its Bylaws to permit stockholders to call special meetings, the advisory vote on executive compensation, the amendment of the John Deere Omnibus Equity and Incentive Plan, or the re-approval of the John Deere Short-Term Incentive Bonus Plan.

For the aforementioned proposals on which a broker cannot vote without your instruction, if you do not provide voting instructions to your broker, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What happens if a nominee for director declines or is unable to accept election?
If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, we will vote your shares for that other person.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:

–	as required by law;

–	to the inspectors of voting; or

–	if the election is contested.

The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Deere. The tabulator of the votes and at least one of the inspectors of voting will be independent of Deere and our officers and directors.

If you are a holder of record or an employee savings plan participant and you write comments on your proxy card, your comments will be provided to us but your vote will remain confidential.

Annual Report

Will I receive a copy of Deere’s Annual Report?
We have either mailed the Annual Report to you with this Proxy Statement or, if you have previously elected to view our annual reports over the internet, provided in the Notice the web address for you to access the Annual Report online. The Annual Report includes our audited financial statements and other financial information for the fiscal year ended October 31, 2014. We urge you to read it carefully.

How can I receive a copy of Deere’s 10-K?
You can obtain, free of charge, a copy of our Annual Report on Form 10-K for the fiscal year ended October 31, 2014 (the “Form 10-K”), by:

–	accessing our internet site at www.deere.com/stock; or

–	writing to:

Deere & Company
Stockholder Relations
One John Deere Place
Moline, Illinois 61265-8098

You can also obtain a copy of our Form 10-K and other filings with the SEC from the SEC’s EDGAR database at www.sec.gov.

Householding Information

What is “householding?”
Either a single copy of the Proxy Solicitation Materials or the Notice, as applicable, will be sent to households at which two or more stockholders reside if they appear to be members of the same family unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Householding will not affect dividend check mailings in any way.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

If Proxy Solicitation Materials were delivered to an address that you share with another stockholder, we will promptly deliver a separate copy if you make a written or verbal request to Deere & Company Stockholder Relations, One John Deere Place, Moline, Illinois 61265-8098, (309) 765-4539.

How do I revoke my consent to the householding program?
You must revoke your consent to the householding program by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of Broadridge’s receipt of the revocation of your consent.

Electronic Delivery of Proxy
Statement and Annual Report

Can I access Deere’s proxy materials and Annual Report electronically?
Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

–	following the instructions provided on your proxy card, voter instruction form, or Notice; or

–	going to www.proxyvote.com and following the instructions provided.

If you choose to receive future proxy statements and annual reports over the internet, you will receive an e-mail message next year containing the internet address to access future proxy statements and annual reports. This e-mail will include instructions for voting over the internet. If you have not elected electronic delivery, you will receive a notice indicating that proxy solicitation materials are available at www.proxyvote.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 25, 2015: The Proxy Statement and Annual Report are available on our website at www.deere.com/stock.

Information not Incorporated into this Proxy Statement

The information on our website (www.deere.com) is not, and shall not be deemed to be, a part of this Proxy Statement nor, by reference or otherwise (except to the extent we specifically incorporate it by reference), incorporated into any other filings we make with the SEC.

Item 1 – Election of Directors

Identification and Evaluation of Director Nominees
The Corporate Governance Committee of the Board is responsible for screening candidates and recommending director nominees to the full Board, which nominates the slate of directors for election at each annual meeting of stockholders and also elects directors to fill vacancies or newly-created seats on the Board. The Corporate Governance Committee considers candidates as recommended by stockholders, directors, officers, and third party search firms. Recommendations from stockholders are considered by the Corporate Governance Committee in accordance with the procedures described under the section of this Proxy Statement entitled “2016 Stockholder Proposals and Nominations.” The Corporate Governance Committee reviews all candidates in the same manner, regardless of the source of the recommendation.

The general criteria and framework for assessing director candidates are provided by our Corporate Governance Policies, which are described below in the “Corporate Governance” section of this Proxy Statement. In accordance with our Corporate Governance Policies, when screening candidates for nomination to the Board, the Corporate Governance Committee considers skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements in the context of an assessment of the perceived needs of the Board. The Corporate Governance Committee seeks to ensure that the Board is composed of members whose particular skills, qualifications, experiences, and attributes, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

At a minimum, the Board assesses the diversity of its members and nominees on an annual basis during its performance evaluation by considering, among other factors, diversity in expertise, experience, background, ethnicity, and gender.

Directors of Deere must tender their resignation from the Board upon any material change in their occupation, career, or principal business activity, including retirement. Directors must retire from the Board upon the first annual meeting of stockholders following their 72nd birthday, except in rare circumstances approved by the Board.

Director Nominees
Following the process described above, the Corporate Governance Committee has recommended, and the Board has nominated, each of Samuel R. Allen, Crandall C. Bowles, Vance D. Coffman, Charles O. Holliday, Jr., Dipak C. Jain, Clayton M. Jones, Joachim Milberg, Gregory R. Page, Thomas H. Patrick, and Sherry M. Smith to be elected for terms expiring at the annual meeting in 2016. As required by the Company’s Certificate of Incorporation, all members of the Board are elected annually.

Pursuant to Deere’s mandatory retirement age policy for directors as described above, Richard B. Myers will be leaving the Board effective with the 2015 annual meeting. The size of the Board will be reduced accordingly.

Each nominee’s age as of December 31, 2014, present and past professional positions (including positions with Deere, if applicable), current directorships at other companies, previous directorships at public companies and registered investment companies held during the past five or more years, and key qualifications, experiences, and attributes qualifying them to serve on the Company’s Board appear below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL TEN NOMINEES.

Samuel R. Allen	Current and Past Positions:
Chairman and Chief Executive Officer of Deere Age: 61 Director since: 2009 Committees: Executive (Chair)

– Chairman and Chief Executive Officer of Deere since February 2010

– President and Chief Executive Officer of Deere - August 2009 to February 2010

– President and Chief Operating Officer of Deere - June 2009 to August 2009

– President, Worldwide Construction & Forestry Division and John Deere Power Systems of Deere - March 2005 to June 2009

– President, Global Financial Services, John Deere Power Systems, and Corporate Human Resources of Deere - November 2003 to March 2005

Other Current Directorships:

– Whirlpool Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Allen should serve on Deere’s Board of Directors: his leadership experience as an officer of Deere since 2001, the breadth of his management experiences within and knowledge of each of Deere’s major global operations, and his subject matter knowledge in the areas of engineering, manufacturing, and industrial management

Crandall C. Bowles	Current and Past Positions:
Chairman of The Springs Company Age: 67 Director from: 1990 to 1994 and since 1999 Committees: Corporate Governance (Chair) Compensation Executive

– Chairman of The Springs Company (asset management company) since August 2007

– Chairman of Springs Industries, Inc. (Springs Window Fashions) - January 2006 to June 2013

– Co-Chairman and Co-Chief Executive Officer of Springs Global US, Inc. and Springs Global Participacoes S.A. - January 2006 to June 2007

– Chairman and Chief Executive Officer of Springs Industries, Inc. - April 1998 to January 2006

Other Current Directorships:

– JPMorgan Chase & Co.

Other Previous Directorships:

– Sara Lee Corporation

Key Qualifications, Experiences, and Attributes:
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Bowles should serve on Deere’s Board of Directors: her leadership qualities developed from her service as Chairman and Chief Executive Officer of Springs Industries, Inc., the breadth of her experiences in auditing, risk management, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and her subject matter knowledge in the areas of economics and sales and marketing of consumer products

Vance D. Coffman	Current and Past Positions:
Retired Chairman of Lockheed Martin Corporation Age: 70 Director since: 2004 Committees: Compensation (Chair) Corporate Governance Executive

– Retired Chairman of Lockheed Martin Corporation (aerospace, defense, and information technology) since April 2005

– Chairman of Lockheed Martin Corporation - April 1998 to April 2005

– Chief Executive Officer of Lockheed Martin Corporation - August 1997 to August 2004

Other Current Directorships:

– 3M Company

– Amgen Inc.

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Coffman should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman and Chief Executive Officer of Lockheed Martin Corporation, the breadth of his experiences in auditing, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of engineering, manufacturing, and finance

Charles O. Holliday, Jr.	Current and Past Positions:
Chairman of the National Academy of Engineering Age: 66 Director since: 2007 Committees: Audit Review (Chair) Corporate Governance Executive Presiding Director since 2009

– Chairman of the National Academy of Engineering (nonprofit engineering institution) since July 2012

– Chairman of Bank of America Corporation (banking, investing, and asset management) - April 2010 to October 2014

– Chairman from January 1999 to December 2009 and Chief Executive Officer from 1998 through 2008 of DuPont (agricultural, electronics, materials science, safety and security, and biotechnology)

Other Current Directorships:

– Bank of America Corporation

– CH2M HILL Companies, Ltd.

– Royal Dutch Shell plc

Other Previous Directorships:

– E.I. du Pont de Nemours and Company

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Holliday should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Chairman of the National Academy of Engineering, Chairman of Bank of America Corporation, and Chairman and Chief Executive Officer of DuPont, the breadth of his experiences in auditing, compensation, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of engineering, finance, business development, and corporate responsibility

Dipak C. Jain	Current and Past Positions:
Director, Sasin Graduate Institute of Business Administration Age: 57 Director since: 2002 Committees: Audit Review Pension Plan Oversight

– Director, Sasin Graduate Institute of Business Administration (international graduate business school) since August 2014

– Chaired Professor of Marketing, INSEAD - March 2013 to August 2014

– Dean, INSEAD - May 2011 to March 2013

– Dean, Kellogg School of Management, Northwestern University, Evanston, Illinois - July 2001 to September 2009

– Associate Dean for Academic Affairs, Kellogg School of Management, Northwestern University - 1996 to 2001

– Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing, Kellogg School of Management, Northwestern University - 1994 to 2001 and since 2009

Other Current Directorships:

– Northern Trust Corporation

– Reliance Industries Limited, India

– Global Logistics Properties Limited, Singapore

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Jain should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Director of the Sasin Graduate Institute of Business Administration, Dean of INSEAD, Dean of the Kellogg School of Management, and as a foreign affairs adviser for the Prime Minister of Thailand, the breadth of his experiences in compensation, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of marketing, global product diffusion, and new product forecasting and development

Clayton M. Jones	Current and Past Positions:
Retired Chairman of Rockwell Collins, Inc. Age: 65 Director since: 2007 Committees: Compensation Pension Plan Oversight

– Retired Chairman of Rockwell Collins, Inc. (aviation electronics and communications) since July 2014

– Chairman of Rockwell Collins, Inc. - July 2013 to July 2014

– Chairman and Chief Executive Officer of Rockwell Collins, Inc. - September 2012 to July 2013

– Chairman, President, and Chief Executive Officer of Rockwell Collins, Inc. - June 2002 to September 2012

Other Current Directorships:

– Cardinal Health, Inc.

Other Previous Directorships:

– Rockwell Collins, Inc.

– Unisys Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Jones should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman and Chief Executive Officer of Rockwell Collins, Inc., the breadth of his experiences in finance, compensation, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of government affairs and marketing

Joachim Milberg	Current and Past Positions:
Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) AG Age: 71 Director since: 2003 Committees: Audit Review Corporate Governance

– Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) AG (motor vehicles) since May 2004

– Retired Chief Executive Officer of BMW AG since May 2002

– Chairman of the Board of Management and Chief Executive Officer of BMW AG - February 1999 to May 2002

Other Current Directorships:

– Bertelsmann AG

– BMW AG

Other Previous Directorships:

– Festo AG

– SAP AG

– ZF Friedrichshafen AG

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Milberg should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Chief Executive Officer of BMW AG and Chairman of BMW AG’s Board of Management and Supervisory Board, the breadth of his global experiences from his service as a member of the boards of directors of non-U.S.-based corporations, and his subject matter knowledge in the areas of engineering, production automation, and robotic technology

Gregory R. Page	Current and Past Positions:
Executive Chairman of Cargill, Incorporated Age: 63 Director since: 2013 Committees: Audit Review Corporate Governance

– Executive Chairman of Cargill, Incorporated (agricultural, food, financial, and industrial products and services) since December 2013

– Chairman and Chief Executive Officer of Cargill, Incorporated – 2011 to December 2013

– Chairman, Chief Executive Officer, and President of Cargill, Incorporated - 2007 to 2011

– President and Chief Operating Officer of Cargill, Incorporated - 2000 to 2007

Other Current Directorships:

– Carlson

– Eaton Corporation plc

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Page should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Chairman and Chief Executive Officer of Cargill, Incorporated, the breadth of his experiences in auditing, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of commodities, agriculture, operating processes, finance, and economics

Thomas H. Patrick	Current and Past Positions:
Chairman of New Vernon Capital, LLC Age: 71 Director since: 2000 Committees: Pension Plan Oversight (Chair) Audit Review Executive

– Chairman of New Vernon Capital, LLC (private equity fund) since 2003

– Executive Vice Chairman of Merrill Lynch & Co., Inc. - November 2002 to July 2003

– Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. - February 2000 to November 2002

Other Current Directorships:

– Baldwin & Lyons, Inc.

Other Previous Directorships:

– Computer Sciences Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Patrick should serve on Deere’s Board of Directors: his leadership qualities developed from his service as an executive officer of Merrill Lynch & Co., Inc., the breadth of his experiences in auditing, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of finance, economics, and asset management

Sherry M. Smith	Current and Past Positions:
Former Executive Vice President and Chief Financial Officer of Supervalu Inc. Age: 53 Director since: 2011 Committees: Audit Review Pension Plan Oversight

– Executive Vice President and Chief Financial Officer of Supervalu Inc. (retail and wholesale grocery and retail general merchandise products) - December 2010 to August 2013

– Senior Vice President, Finance of Supervalu Inc. - 2005 to 2010

– Senior Vice President, Finance and Treasurer of Supervalu Inc. - 2002 to 2005

Other Current Directorships:

– Tuesday Morning Corporation

Key Qualifications, Experiences, and Attributes:
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Smith should serve on Deere’s Board of Directors: her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of Supervalu Inc., the breadth of her experiences in auditing, finance, accounting, compensation, strategic planning, and other areas of oversight, her family farming background, and her subject matter knowledge in the areas of finance, accounting, and food and supply chain management

Corporate Governance

Our Values
At Deere, our actions are guided by our core values of integrity, quality, commitment, and innovation. We strive to live up to these values in everything we do, not just because it is good business, but because it is the right thing to do. We are committed to strong corporate governance as a means of upholding these values and ensuring that we are accountable to our stockholders.

In recognition of the importance of corporate governance as a component of providing stockholder value, our Board of Directors has adopted Corporate Governance Policies for the Company. Our Corporate Governance Policies are periodically reviewed and revised as appropriate by the Board to ensure that the policies reflect the Board’s corporate governance objectives.

Please visit the Corporate Governance portion of our website (www.deere.com/corpgov) to learn more about our corporate governance practices and access the following materials:

●Our Corporate Governance Policies

●Our Code of Business Conduct

●Our Guiding Principles
●Charters for our Board Committees

●Our Code of Ethics

●Our Supplier Code of Conduct

Director Independence
As part of our Corporate Governance Policies, the Board has adopted categorical standards to assist the Board in evaluating the independence of each director. The categorical standards are intended to assist the Board in determining whether or not certain relationships between our directors and Deere or its affiliates (either directly or indirectly as a partner, stockholder, officer, director, trustee, or employee of an organization that has a relationship with Deere) are “material relationships” for purposes of the New York Stock Exchange (“NYSE”) independence standards. The categorical standards establish thresholds at which such relationships are deemed to not be material. The categorical standards are attached as Appendix A to this Proxy Statement and are included as part of the Corporate Governance Policies referenced above. A copy may also be obtained upon request to the Deere & Company Stockholder Relations Department. In addition, each director’s independence is evaluated under our Related

Person Transactions Approval Policy, as discussed in the “Review and Approval of Related Persons Transactions” section below. The independence standards set forth in our Corporate Governance Policies meet or exceed the independence requirements of the NYSE.

In November 2014, we reviewed the independence of each director, applying the independence standards set forth in our Corporate Governance Policies. The review considered relationships and transactions between each director (and his or her immediate family and affiliates) and each of the following: Deere, Deere’s management, and Deere’s independent registered public accounting firm.

Based on this review, at the December 2014 Board meeting the Board affirmatively determined that no director other than Mr. Allen had a material relationship with Deere and its affiliates and that each director other than Mr. Allen is independent as defined in our Corporate Governance Policies and the listing standards of the NYSE. Mr. Allen is not considered to be an independent director because of his employment relationship with Deere.

Board Leadership Structure
The Chairman of the Board also serves as our Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer roles is the most appropriate structure for the Company at this time because the Board believes that: (1) this structure has a longstanding history of serving our stockholders well, through many economic cycles, business challenges, and the succession of multiple leaders; (2) its governance processes, as reflected in the Corporate Governance Policies and Board committee charters, preserve Board independence by ensuring independent discussion among directors and independent evaluation of, and communication with, members of senior management; and (3) the enhanced role of the independent Presiding Director strengthens the Company’s governance structure such that separation of the Chairman and Chief Executive Officer roles is unnecessary at this time.

Presiding Director
Charles O. Holliday, Jr., an independent director, currently serves as our Presiding Director. Mr. Holliday is currently serving his sixth term as our Presiding Director.

The Presiding Director is elected by a majority of the independent directors upon a recommendation from the Corporate Governance Committee. The Presiding Director is appointed for a one-year term beginning upon election and expiring upon the selection of a successor Presiding Director.

The Board has determined that the Presiding Director should have the following duties and responsibilities:

●Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

●Serve as liaison between the Chairman and the independent directors;

●In consultation with the Chairman, review and approve the schedule of meetings of the Board, the proposed agendas, and the materials to be sent to the Board;

●Call meetings of the independent directors when necessary and appropriate; and

●Remain available for consultation and direct communication with Deere’s stockholders.

The Board believes that the role of the Presiding Director furthers the Company’s continuing commitment to strong corporate governance and Board independence.

Board Meetings
Under the Company’s Bylaws, regular meetings of the Board are held at least quarterly at such times and places as the Board may designate. Our typical practice is to schedule at least one Board meeting per year at a Company location other than our worldwide headquarters in order to provide our directors with first-hand perspectives on different aspects of our business. The Board met five times during fiscal 2014.

Directors are expected to attend Board meetings, meetings of committees on which they serve, and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During fiscal 2014, all directors attended 75% or more of the meetings of the Board and committees on which they served. Overall attendance at such meetings was approximately 96%. All directors then in office attended the Annual Meeting of Stockholders in February 2014.

Each Board meeting normally begins or ends with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and such non-management executive sessions are scheduled (and in practice typically occur) at each regularly scheduled Board meeting. The Presiding Director presides over these executive sessions.

Board Committees
The Board has delegated some of its authority to the following five committees of the Board: the Executive Committee, the Audit Review Committee, the Compensation Committee, the Corporate Governance Committee, and the Pension Plan Oversight Committee. Each such committee has adopted a charter that complies with current NYSE rules relating to corporate governance matters. Copies of the committee charters are available at www.deere.com/corpgov, and may also be obtained upon request to the Deere & Company Stockholder Relations Department. Each committee (other than the Executive Committee, of which Mr. Allen serves as chair) is comprised solely of independent directors.

Executive Committee 2014 Meetings: 0 Members: Samuel R. Allen (Chair) Crandall C. Bowles Vance D. Coffman Charles O. Holliday, Jr. Thomas H. Patrick
●Acts on behalf of the Board on matters requiring Board action between meetings of the full Board

●Authority to act on certain significant matters limited by our Bylaws and applicable law

●All members, other than Mr. Allen, are independent

Audit Review Committee 2014 Meetings: 5 Members: Charles O. Holliday, Jr. (Chair) Dipak C. Jain Joachim Milberg Gregory R. Page Thomas H. Patrick Sherry M. Smith
●Oversees the independent registered public accounting firm’s qualifications, independence, and performance

●Assists the Board in overseeing the integrity of our financial statements, compliance with legal requirements, and the performance of our internal auditors

●Pre-approves all audit and allowable non-audit services by the independent registered public accounting firm

●Reports its activities to the full Board

●All members have been determined to be independent and financially literate under current NYSE listing standards

●The Board has also determined that Mr. Holliday, Mr. Page, Mr. Patrick, and Ms. Smith are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE listing standards

Compensation Committee 2014 Meetings: 5 Members: Vance D. Coffman (Chair) Crandall C. Bowles Clayton M. Jones Richard B. Myers
●Makes recommendations to the Board regarding incentive and equity-based compensation plans

●Evaluates and (except for the CEO) approves the compensation of our executive officers, including reviewing and approving corporate performance goals and objectives related to the compensation of our executive officers

●Evaluates and approves compensation granted pursuant to the Company’s equity-based and incentive compensation plans, policies, and programs

●Retains, oversees, and assesses the independence of compensation consultants and other advisors

●Oversees our policies on structuring compensation programs for executive officers to preserve tax deductibility

●Reviews and discusses the CD&A with our management and determines whether to recommend to the Board that the CD&A be included in our filings with the SEC

●Reports its activities to the full Board

●All members have been determined to be independent under current NYSE listing standards, including those standards applicable specifically to compensation committee members

Corporate Governance Committee 2014 Meetings: 4 Members: Crandall C. Bowles (Chair) Vance D. Coffman Charles O. Holliday, Jr. Joachim Milberg Gregory R. Page
●Monitors corporate governance policies and oversees our Center for Global Business Conduct

●Reviews senior management succession plans and identifies and recommends to the Board individuals to be nominated as directors

●Makes recommendations concerning the size, composition, committee structure, and fees for the Board

●Reviews and reports to the Board on the performance and effectiveness of the Board and the Corporate Governance Committee

●Oversees the evaluation of our management

●Reports its activities to the full Board

●All members have been determined to be independent under current NYSE listing standards

Pension Plan Oversight Committee
●Oversees our pension plans

●Establishes corporate policy with respect to pension plans

●Formulates Company pension funding policies

●Is authorized to make substantive amendments and modifications to the pension plans

●Reports its activities to the full Board

●All members have been determined to be independent under current NYSE listing standards

2014 Meetings: 4 Members: Thomas H. Patrick (Chair) Dipak C. Jain Clayton M. Jones Richard B. Myers Sherry M. Smith

Board Oversight of Risk Management
The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks potentially affecting the Company.

Risk Management Approach
The Company maintains a structured risk management approach to enable the achievement of its strategic business objectives. Under this approach, risks are identified and classified into specified categories and escalated as necessary within a well-defined internal risk management structure, which is administered at a management level by a Management Risk Committee consisting of the CEO and his direct reports. The Management Risk Committee, in turn, is responsible for providing periodic reports to the Board regarding the Company’s risk management processes and reviewing with the Board high-priority areas of enterprise risk. Dedicated risk management sessions typically take place at the regularly-scheduled Board meetings each February and August, and risk management topics are also discussed as necessary at other Board and committee meetings.

Board and Committee Risk Oversight Responsibilities
Each Board committee is responsible for oversight of risk categories related to the committee’s specific function, while the full Board exercises ultimate responsibility for overseeing the risk management function as a whole. The respective areas of risk oversight exercised by the Board and its committees are as follows:

Board/Committee	Primary Areas of Risk Oversight
Full Board
●Oversees overall Company risk management procedures and regularly receives and evaluates reports and presentations from the Chairs of the Audit Review, Compensation, Corporate Governance, and Pension Plan Oversight Committees on risk-related matters falling within each respective committee’s oversight responsibilities

Audit Review Committee
●Oversees financial, operational, strategic, and hazard-related risks by regularly reviewing reports and presentations given by management, including our Senior Vice President and General Counsel, Senior Vice President and Chief Financial Officer, and Vice President, Internal Audit, as well as other operational Company personnel

●Regularly reviews our risk management practices and risk-related policies (for example, the Company’s Code of Business Conduct, information security policies, risk management and insurance portfolio, and legal and regulatory reviews) and evaluates potential risks related to internal control over financial reporting

Compensation Committee
●Oversees potential risks related to the design and administration of our compensation plans, policies, and programs, including our performance-based compensation programs, to promote appropriate incentives which do not encourage unnecessary and excessive risk-taking by our executive officers or other employees

Board/Committee	Primary Areas of Risk Oversight
Corporate Governance Committee
●Oversees potential risks related to our governance practices by, among other things, reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating potential related person transactions

●Monitors risks relating to environmental factors as well as product safety/compliance

Pension Plan Oversight Committee
●Oversees potential risks related to funding our U.S. qualified pension plans (other than the defined contribution savings and investment plans) and monitoring compliance with applicable laws and Company policies and objectives

Political Contributions
In order to promote transparency and good corporate citizenship, we have since 2012 provided voluntary disclosure relating to the political contribution activities of the Company and its political action committee. This information is publicly available at www.deere.com/politicalcontributions.

Communication with the Board
If you wish to communicate with the Board you may send correspondence to: Corporate Secretary, Deere & Company, One John Deere Place, Moline, Illinois 61265-8098.

The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable.

You may communicate directly with the Presiding Director of the Board by sending correspondence to: Presiding Director, Board of Directors, Deere & Company, Department A, One John Deere Place, Moline, Illinois 61265-8098.

Compensation of Directors

We pay nonemployee directors an annual retainer along with additional fees to committee chairpersons and the Presiding Director as described below. We do not pay any other committee retainers or meeting fees. In addition, nonemployee directors are awarded restricted stock units (“RSUs”) after each annual meeting during their service as directors. A person who becomes a nonemployee director between annual meetings, or who serves a partial term, receives a prorated retainer and a prorated RSU award. We also reimburse directors for expenses related to meeting attendance. Directors who are employees receive no additional compensation for serving on the Board or its committees. Compensation for nonemployee directors is reviewed annually by the Corporate Governance Committee. No changes to nonemployee director compensation were approved in fiscal 2014. The following chart describes amounts we pay and the value of awards we grant to nonemployee directors:

Date Approved by Corporate
Governance Committee:	August 2013
Effective Date of Annual Amounts:	January 2014
Retainer	$120,000
Equity Award	$120,000
Presiding Director Fee	$20,000
Audit Review Committee Chair Fee	$20,000
Compensation Committee Chair Fee	$20,000
Corporate Governance Committee Chair Fee	$15,000
Pension Plan Oversight Committee Chair Fee	$10,000

Under our Nonemployee Director Deferred Compensation Plan, directors may choose to defer some or all of their annual retainers until their retirement as a director. A director may elect to have these deferrals invested in either an interest-bearing account or an account with a return equivalent to an investment in Deere common stock.

Prior to fiscal 2008, nonemployee directors received the equity award in the form of restricted shares. Beginning in fiscal 2008, directors receive the equity award in the form of RSUs. In fiscal 2012, the Board adopted stock ownership guidelines requiring each nonemployee director to own Company common stock equivalent in value to at least three times the director’s annual cash retainer. This ownership level must be achieved within five years of the date the director joins the Board. Restricted shares, RSUs, and any common stock held personally by the nonemployee director are included in determining whether the applicable ownership requirement has been achieved. Other than Mr. Page, who was first elected to the Board in June 2013, each director has achieved stockholdings in excess of the applicable multiple as of the date of this Proxy Statement. Additionally, we require nonemployee directors to hold all equity awards until the occurrence of one of the following triggering events: retirement from the Board, permanent and total disability, death, or a change in control of Deere combined with a qualifying termination of the director. The directors are prohibited from selling, gifting, or otherwise disposing of their equity awards prior to a triggering event. While the restrictions are in effect, the nonemployee directors may vote the restricted shares (but not shares underlying RSUs) and receive dividends on the restricted shares and dividend equivalents on the RSUs.

In fiscal 2014, we provided the following compensation to our nonemployee directors:

Fiscal 2014 Director Compensation Table

			Nonqualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation
Name	Cash (1)	Awards (2)	Earnings (3)	Total
Crandall C. Bowles	$130,000	$119,972	$—	$249,972
Vance D. Coffman	$135,000	$119,972	$—	$254,972
Charles O. Holliday, Jr.	$155,000	$119,972	$—	$274,972
Dipak C. Jain	$115,000	$119,972	$12,697	$247,669
Clayton M. Jones	$115,000	$119,972	$—	$234,972
Joachim Milberg	$115,000	$119,972	$—	$234,972
Richard B. Myers	$115,000	$119,972	$—	$234,972
Gregory R. Page	$115,000	$119,972	$571	$235,543
Thomas H. Patrick	$125,000	$119,972	$—	$244,972
Aulana L. Peters (4)	$25,000	$—	$—	$25,000
Sherry M. Smith	$115,000	$119,972	$1,441	$236,413

(1) All fees earned in fiscal 2014 for services as a director, including Committee Chairperson and Presiding Director fees, whether paid in cash or deferred under the Nonemployee Director Deferred Compensation Plan, are included in this column.

(2) Represents the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, and does not correspond to the actual value that will be realized by the nonemployee directors. The values in this column exclude the effect of estimated forfeitures. All grants are fully expensed in the fiscal year granted based on the grant price (the average of the high and low price for Deere common stock on the grant date). For fiscal 2014, the grant date was March 5, 2014, and the grant price was $86.56.

The nonemployee director grant date is seven calendar days after the Annual Meeting. The assumptions made in valuing the RSUs reported in this column are discussed in Note 24, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2014. The following table lists the cumulative restricted shares and RSUs held by the nonemployee directors as of October 31, 2014:

	Restricted
Director Name*	Stock	RSUs
Crandall C. Bowles	19,916	11,920
Vance D. Coffman	6,532	11,920
Charles O. Holliday, Jr.	1,160	11,920
Dipak C. Jain	13,234	11,920
Clayton M. Jones	824	11,920
Joachim Milberg	10,708	11,920
Richard B. Myers	3,176	11,920
Gregory R. Page	—	2,372
Thomas H. Patrick	19,252	11,920
Sherry M. Smith	—	4,522

* Aulana L. Peters did not hold any restricted shares or RSUs as of October 31, 2014 and as such is not included in this table.

(3) Directors are eligible to participate in the Nonemployee Director Deferred Compensation Plan. Under this plan, participants may defer part or all of their annual cash compensation. For these deferrals, two investment choices are available:

–	an interest-bearing alternative which pays interest at the end of each calendar quarter based on the Moody’s “A” rated Corporate Bond Rate for amounts deferred during or after fiscal 2010. For amounts deferred prior to fiscal 2010, the interest rate is based on the prime rate as determined by the Federal Reserve Statistical Release plus 2%; or

–	an equity alternative denominated in units of Deere common stock which earns additional shares each quarter at the quarterly dividend rate on Deere common stock.

Amounts included in this column represent the above-market earnings on any amounts deferred under the Nonemployee Director Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the applicable investment choice and 120% of the applicable federal long-term rate.

(4) Ms. Peters retired from the Board effective as of the 2014 annual meeting (February 26, 2014). Her compensation amounts reflect a prorated retainer fee covering the portion of fiscal 2014 during which she served as a director.

Security Ownership of Certain
Beneficial Owners and Management

The following table shows the number of shares of Deere common stock beneficially owned as of December 31, 2014 (unless otherwise indicated) by:

–	each person, who, to our knowledge, beneficially owns more than 5% of our common stock;
–	each of our nonemployee directors;
–	each of the named executive officers listed in the Summary Compensation Table of this Proxy Statement; and
–	all individuals who served as directors or executive officers on December 31, 2014, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale or other disposition of the stock (represented in column (a) below). A person is also considered the beneficial owner of shares to which that person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, the following table includes exercisable stock options (represented in column (b) below) and options, restricted shares, and RSUs that would become exercisable or be settled within 60 days of December 31, 2014 at the discretion of an individual identified in the table (for example, upon retirement) (represented in column (c) below).

All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. As of December 31, 2014, Deere had no preferred stock issued or outstanding.

	Shares		Options, Restricted
	Beneficially		Shares, and RSUs
	Owned	Exercisable	Available		Percent of
	And Held	Options	Within 60 Days		Shares
	(a)	(b)	(c)	Total	Outstanding
Greater Than 5% Owners
Cascade Investment, L.L.C. (1)
2365 Carillon Point
Kirkland, WA 98033	30,008,573	—	—	30,008,573	8.1%
Vanguard Group, Inc. (2)
P.O. Box 2600 V26
Valley Forge, PA 19482	20,488,439	—	—	20,488,439	5.85%

Non-Employee Directors (3)
Crandall C. Bowles					*
Vance D. Coffman					*
Charles O. Holliday, Jr.					*
Dipak C. Jain					*
Clayton M. Jones					*
Joachim Milberg					*
Richard B. Myers					*
Gregory R. Page					*
Thomas H. Patrick					*
Sherry M. Smith					*

Named Executive Officers (4)
Samuel R. Allen					*
James M. Field					*
Jean H. Gilles					*
Rajesh Kalathur					*
Michael J. Mack, Jr.					*

All directors and executive officers as a group (19 persons) (5)					*

* Less than 1% of the outstanding shares of Deere common stock.

(1) The ownership information for Cascade Investment, L.L.C. (“Cascade”) is based on information supplied by Cascade in a statement on Schedule 13D filed with the SEC on December 18, 2013. All shares of common stock held by Cascade may be deemed beneficially owned by William H. Gates III as the sole member of Cascade. Cascade has sole voting power and sole dispositive power over 30,008,573 shares owned.

(2) The ownership information for Vanguard Group, Inc. (“Vanguard”) is based on information supplied by Vanguard in a statement on Form 13F filed with the SEC for the period ended September 30, 2014. Vanguard holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than five percent of Deere’s shares. Vanguard has sole voting power over 589,541 shares owned and sole dispositive power over 19,925,659 shares owned.

(3) The table includes restricted shares and RSUs awarded to directors under the Deere & Company Nonemployee Director Stock Ownership Plan (see footnote (2) to the Fiscal 2014 Director Compensation Table). Restricted shares and RSUs may not be transferred prior to retirement as a director. RSUs are payable only in Deere common stock following retirement and have no voting rights until they are settled in shares of stock. In addition, directors own the following number of deferred stock units, which are payable solely in cash under the terms of the Nonemployee Director Deferred Compensation Plan:

Director	Deferred Units
Crandall C. Bowles
Vance D. Coffman
Dipak C. Jain
Thomas H. Patrick

(4) See the Outstanding Equity Awards at Fiscal 2014 Year-End table for additional information regarding equity ownership for NEOs as of October 31, 2014.

(5) The number of shares shown for all directors and executive officers as a group includes ______ shares owned jointly with family members over which the directors and executive officers share voting and investment power.

Review and Approval of Related
Person Transactions

The Board has adopted a Related Person Transactions Approval Policy (the “Related Person Policy”). Under the Related Person Policy, our Corporate Governance Committee is responsible for reviewing, approving, and ratifying all related person transactions.

The following are considered to be related persons under the Related Person Policy:

(1) executive officers and directors of Deere;

(2) any holder of 5% or more of Deere’s voting securities; or

(3) immediate family members of anyone in categories (1) or (2).

A related person transaction is a transaction, relationship, or arrangement between a related person and Deere where:

–	the amount involved exceeds $120,000; and
–	any related person (as defined above) has or will have a direct or indirect material interest in the transaction.

Each year, our directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. Deere’s directors and officers must promptly advise our Corporate Secretary if there are any changes to the information they previously provided. After consultation with our General Counsel, management, and outside counsel, as appropriate, our Corporate Secretary determines whether the transaction is reasonably likely to be a related person transaction. Transactions deemed reasonably likely to constitute related person transactions are submitted to the Corporate Governance Committee for consideration at its next meeting. If action is required prior to the next meeting, the transaction is submitted to the Chairperson of the Corporate Governance Committee (the “Chairperson”) and the Chairperson’s determination is then reported to the Corporate Governance Committee at its next meeting.

When evaluating potential related person transactions, the Corporate Governance Committee or the Chairperson, as applicable, considers all reasonably available relevant facts and circumstances and approves only those related person transactions determined in good faith to be in compliance with, or not inconsistent with, our Code of Ethics, Code of Business Conduct, and the best interests of our stockholders.

Patrick E. Mack is an employee in the Company’s Financial Services division and is the brother of Michael J. Mack, Jr., the Group President of that division. Patrick E. Mack does not directly report to Michael J. Mack, Jr. During fiscal 2014, Patrick E. Mack received $770,245 in direct cash compensation, along with stock options valued at $198,000 at the time of grant. Patrick E. Mack’s compensation is consistent with that of other employees at his grade level. Pursuant to the Related Person Policy, this transaction was approved by the Corporate Governance Committee after determining that it is not inconsistent with our Code of Ethics or Code of Business Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, certain of our officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These individuals are required by SEC regulations to furnish Deere with copies of all such Section 16(a) forms.

We help our directors and officers prepare and file the required reports. We have established procedures where the directors and officers (and others on their behalf) provide us with the relevant information regarding their transactions in Deere shares. Based on this information, we prepare and file the required ownership reports on behalf of the directors and officers. We have reviewed the reports we prepared and filed. In addition, our directors and officers have made written statements to us regarding their Deere stock ownership and reports. Based solely upon a review of these statements and reports, we believe that during 2014 all Section 16(a) filing requirements applicable to our insiders were complied with except for the following: due to a miscommunication, a statement of change in beneficial ownership on Form 4 for Gregory R. Page was not timely filed for his purchase of Deere common stock on the open market on August 22, 2014. The Form 4 for Mr. Page was filed on November 4, 2014.

Item 2 – Approval of Bylaw
Amendment to Permit Stockholders
to Call Special Meetings

Summary of the Proposal
The Board unanimously recommends that the Company’s stockholders approve an amendment to the Company’s Bylaws (the “Special Meeting Bylaw Amendment”) that would add a right permitting holders of record of at least twenty-five percent (25%) of the voting power of the Company’s outstanding capital stock who have held such shares in a net long position continuously for at least one year to call a special meeting of stockholders by written request filed with the Corporate Secretary and otherwise in accordance with the Bylaws. Shares subject to hedging transactions will not be included toward satisfying the 25% threshold. Currently, the Company’s Bylaws provide that only the Chairman of the Board or the Board may call a special meeting of stockholders.

The presentation of this proposal reflects the Board’s belief that granting such a right to stockholders is good corporate governance. In establishing an ownership threshold of at least 25% in order for stockholders to request a special meeting, the Board believes it is striking an appropriate balance between enhancing the rights of stockholders and avoiding the costs and distractions associated with the calling of special meetings, unless a significant group of stockholders believes that the calling of a special meeting of stockholders is warranted. Organizing and preparing for a special meeting involves a significant commitment of time and focus by management, and imposes substantial legal, administrative, and distribution costs. Accordingly, the Board believes that special meetings should be held only to cover special or extraordinary events, when fiduciary, strategic, or other similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting until the next annual meeting. A 25% threshold also minimizes the risk of frequent meeting requests, potentially covering agenda items relevant to particular constituencies as opposed to stockholders generally. In addition, the net long position and one year holding requirements are intended to protect against a special meeting being called by stockholders whose interests are transitory or otherwise not aligned with the interests of other stockholders in the long-term success of the Company. We therefore believe that a threshold of 25% based on net long ownership with a one year holding period is appropriate and reflects the best interests of stockholders.

The Special Meeting Bylaw Amendment contains procedural and informational requirements that are intended to facilitate the Company and stockholders receiving basic information about the meeting and to ensure, among other things, that the special meeting is not duplicative of matters that were or, in the near term, could be covered at an annual meeting. In particular, the Special Meeting Bylaw Amendment provides, among other things, that: no business may be conducted at the special meeting except as set forth in the Company’s notice of meeting; no stockholder special meeting request may be made during the period commencing 120 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the earlier of the date of the next annual meeting or 30 days after the first anniversary of the previous annual meeting; a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held not more than 12 months, or in the case of director elections 120 days, before the special meeting request was received by the Secretary; a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board to be held within 120 days after the special meeting request is received by the Corporate Secretary; any shares beneficially owned or held of record as of the date of the request and sold by the requesting holder prior to the meeting will be treated as a revocation of the request to the extent of the shares sold; and the requesting stockholder’s notice must include information (as specified in the Special Meeting Bylaw Amendment) as to the business proposed to be conducted and as to each director nominee (if applicable). Only those stockholders soliciting requests for a special meeting and their affiliates must provide the additional information that would otherwise be required to be provided by stockholders seeking to propose business or nominate directors at an annual or special meeting of stockholders, including information with respect to any material interest of such stockholder in the proposed business and any information required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to the proposed business (or the election of directors, if applicable).

This description of the Special Meeting Bylaw Amendment is a summary and is qualified by the complete text of Article II, Section 4 of the Bylaws, as proposed to be amended, which is set forth in Appendix B to this Proxy Statement.

Upon approval of the Company’s stockholders, the Special Meeting Bylaw Amendment will become effective.

Vote Required
The affirmative vote of a majority of the shares present in person or by proxy is needed to approve the Special Meeting Bylaw Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE SPECIAL MEETING BYLAW AMENDMENT.

Item 3 – Advisory Vote on
Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of the executives named in the Summary Compensation Table of this Proxy Statement (the “Named Executive Officers” or “NEOs”) as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular and narrative executive compensation disclosures of this Proxy Statement. The Company’s practice, which was approved by its stockholders at the 2011 annual meeting, is to conduct this non-binding vote on an annual basis.

SUPPORTING STATEMENT

Pay for Performance
Deere’s compensation philosophy is to pay for performance, support Deere’s business strategies, and offer competitive compensation arrangements. Our compensation programs consist of elements designed to complement one another and reward achievement of short-term and long-term objectives. The metrics used for our incentive programs are associated with operating performance or based upon a function of the Company’s stock price with linkage to revenue growth and total shareholder return. See the “Pay for Performance for 3 Years Ended October 31, 2013” graph in the Executive Summary of the CD&A, which highlights our success in aligning executive compensation with the Company’s financial performance.

Program Design
In the CD&A, we provide stockholders with a detailed description of our compensation programs and philosophy. Our compensation approach is supported by the following principles, among others, as fully described in the CD&A:

–	Attracting, retaining, and motivating high-caliber executives
–	With greater responsibility, placing a larger portion of total compensation “at-risk” with a larger portion tied to long-term incentives
–	Recognizing the cyclical nature of our equipment businesses and the need to manage value throughout the business cycle
–	Providing opportunity for NEOs to be long-term stockholders of Deere
–	Structuring compensation programs to be regarded positively by our stockholders and employees

The Board believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement is consistent with our compensation philosophy and aligns with the pay practices of our peer group.

FOR THE REASONS STATED, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING NON-BINDING RESOLUTION:
“RESOLVED, that the stockholders approve the compensation of the NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures.”

Effect of Proposal
The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decision on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remains with the Board and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of the Company and its stockholders.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the advisory vote and those opinions when making future compensation decisions.

Compensation Discussion & Analysis

In this section, we provide a detailed description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the programs, the methodology and processes used by the Board and the Compensation Committee (the “Committee”) to make compensation decisions, and the relationship between Company performance and compensation delivered in fiscal 2014. The discussion in this CD&A focuses on the compensation of our CEO, CFO, and the next three most highly compensated executive officers (the “NEOs”) for the fiscal year ended October 31, 2014, who were:

Name	Title
Samuel R. Allen	Chairman and Chief Executive Officer
Rajesh Kalathur	Senior Vice President and Chief Financial Officer
James M. Field	President, Agricultural Equipment Operations
Jean H. Gilles	Senior Vice President, John Deere Power Systems, Worldwide Parts Services, Advanced Technology and Engineering, and Global Supply Management and Logistics
Michael J. Mack, Jr.	Group President, John Deere Financial Services, Global Human Resources, and Public Affairs

Executive Summary
Our compensation strategy is designed to motivate our NEOs and salaried employees to execute our business strategy and strive for higher Company performance while maintaining our core values of quality, innovation, integrity, and commitment. In order to ensure that our compensation strategy aligns with our core values and drives performance across the Company, we regularly compare our compensation practices and governance against market best practices. Here are some of the best practices we have incorporated into our compensation programs:

●	We use a combination of short-term and long-term incentives to ensure a strong connection between Deere’s performance and actual compensation.
●	We do not enter into employment agreements with our executives except where legally required.
●	Burn rate and dilution associated with our equity incentive program are reviewed annually by the Committee and have historically been competitive within our peer group.
●	Our equity incentive plan prohibits us from: (i) granting stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant; (ii) re-pricing stock options without the prior approval of our stockholders; (iii) cashing out underwater stock options; and (iv) including reload provisions in any stock option grant.

●	We annually conduct a review of all our compensation plans, policies, and significant practices as well as a comprehensive review of risks associated with compensation.
●	Our executive officers (including the NEOs) participate in Company benefits programs (including health care, life insurance, disability, and retirement plans) on the same basis as other full-time employees of the Company.
●	We do not provide tax gross ups for executives except for those available to all employees generally and we do not provide excise tax gross ups upon a change in control.
●	We include a “double-trigger” change in control provision in our executive Change in Control Severance Program as well as our current equity plan, under which participants will receive severance benefits only if both a change in control and qualifying termination occur.

●	Executive perquisites are limited and reviewed annually by the Committee.
●	The Committee and Company management regularly evaluate our peer group and pay positioning under a range of performance scenarios.
●	The Committee is advised by an independent compensation consultant that performs no other services for the Company.
●	We have adopted an Executive Incentive Compensation Recoupment Policy to ensure accountability in the presentation of our financial statements.
●	We have established stock ownership requirements to ensure the retention of stock by our directors and executives and strengthen the relationship between compensation and performance.
●	We prohibit all directors and employees, including our executive officers, and their related persons from engaging in short sales of the Company’s stock or trading in instruments designed to hedge against price declines by the Company’s stock.

●	We prohibit our directors and officers from holding Company securities in margin accounts or pledging Company securities as collateral for loans or other obligations.

In addition to the practices described above, in order to strengthen the relationship between compensation and the experience of our stockholders, we added a total shareholder return (“TSR”) modifier for payouts to executive officers under our Mid-Term Incentive (“MTI”) plan for the three-year performance period starting in November 2014. This action is an example of the commitment of the Company and the Committee to continually review and modify our compensation programs to enhance the relationship between pay and performance.

Pay for Performance Review and Analysis
Pay for performance is an essential component of our longstanding compensation philosophy. Our compensation approach is designed to motivate our executives, including our NEOs, to substantially contribute individually and collaboratively to the Company’s long-term, sustainable growth and help us achieve our aspiration to distinctively serve our customers – those linked to the land – through a great business. To achieve this aspiration, our business strategy includes:

–	Exceptional operating performance;
–	Disciplined growth of shareholder value added (“SVA”); and
–	Aligned high-performance teamwork.

We continue to demonstrate our commitment to stockholders through our performance-based compensation programs using metrics that align with our business strategy:

●

To align compensation with exceptional operating performance, we use Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) as the metrics for our Short-Term Incentive (“STI”) plan. These metrics are designed to incentivize the efficient use of assets and capital. STI goals are adjusted based on the business cycle to ensure the level of difficulty of earning STI awards will be comparable for a range of sales volumes and capacity utilization levels.

2014 OROA Performance

●	To align compensation with disciplined growth, we use SVA as the metric for our MTI plan. SVA measures our success in delivering sustained growth in economic profitability.

Deere Enterprise SVA

●

To align compensation with stockholder experience, our Long-Term Incentive (“LTI”) plan utilizes stock options and restricted stock units (“RSUs”), whose ultimate values are tied to the Company’s stock price, and performance stock units (“PSUs”), the ultimate value of which also depends on relative revenue growth and TSR as compared to the S&P Industrial Sector.

PSU Performance Metrics for 3-Year Period Ended 10/31/14

The following chart shows the direct and indirect components of our compensation strategy:

COMPENSATION STRATEGY

TOTAL DIRECT COMPENSATION				TOTAL INDIRECT COMPENSATION
Short-Term Compensation		Long-Term Compensation		Other Compensation and Benefits
Base Salary	STI	MTI	LTI
Fixed cash component	Annual cash award for profitability and efficient operations during the fiscal year	Cash award for sustained profitable growth during a multi-year period	Equity award for creation of stockholder value, as reflected by the Company’s stock price, with linkage to revenue growth and TSR	Perquisites; Retirement Benefits; Deferred Compensation Benefits; and Additional Benefits Payable upon a Change-in-Control Event

As our NEOs assume greater responsibility, our pay for performance approach provides that: (1) a larger portion of their total compensation should be “at-risk” in the form of short-term, mid-term, and long-term incentive awards; and (2) a larger proportion of their incentive awards should be in the form of long-term awards in order to drive sustainable growth of stockholder value. The following chart illustrates the allocation of all fiscal 2014 Total Direct Compensation components at target for our CEO and for our other NEOs as a group. This chart highlights the Company’s emphasis on long-term and at-risk compensation.

2014 Target Direct Compensation Mix for Named Executive Officers

The Committee believes that the Company’s Total Direct Compensation program is strongly aligned with stockholders’ interests. Each performance metric is rigorously reviewed for alignment with stockholder value creation and performance goals are consistently calibrated to deliver meaningful value to stockholders. Nevertheless, there are times when financial results do not align with relative TSR results. In order to further refine the pay-for-performance relationship, the Committee has approved a modification to future MTI plan cycles that increases the influence of relative TSR performance (see the “Mid-Term Incentive (“MTI”)” section below).

In addition, in light of recent stock price performance as well as in recognition of more recent, challenging business conditions, and in spite of strong financial performance against established goals, Mr. Allen has requested that the Board reduce his cash incentive plan compensation for fiscal 2014. The Board considered Mr. Allen’s request and agreed to exercise its discretion to reduce his cash incentive awards by 25%, resulting in total payments under these awards of $1.8 million less than the amounts he would have otherwise earned based on previously-approved plan metrics and goals and actual performance results (see footnote (4) to the Fiscal 2014 Summary Compensation Table).

Consultant Review of Pay for Performance Relative to Peer Group
In the course of reviewing our overall executive compensation program, the Committee’s consultant, Pearl Meyer & Partners (“Pearl Meyer”), reviewed the relationship between total realizable compensation and our performance for the three fiscal years ended October 31, 2013. This approach was selected because this is the most recent time period coinciding with our fiscal year-end for which corresponding compensation information is available for our peer companies. This review was conducted to understand the degree of alignment between total compensation delivered to our NEOs during the period and our performance relative to our peer group as identified in the “Market Analysis” section below. For purposes of this review, “company performance” is defined as TSR. “Total realizable compensation” for Deere’s NEOs is defined as the sum of the following components:

1. Actual base salaries paid over the three-year period;

2. Actual STI awards paid over the three-year period;

3. The Black-Scholes value as of October 31, 2013 of any stock options granted over the three-year period;

4. The value as of October 31, 2013 of RSUs granted over the three-year period;

5. The value as of October 31, 2013 of PSUs reflecting actual performance for (i) the 2011-2013 performance cycle and (ii) the in-process 2012-2014 and 2013-2015 performance cycles; and

6. The value of actual MTI payouts made over the three-year period.

For peer companies, realizable pay includes cash-based long-term incentive plan and performance share plan payouts for performance cycles fully contained within the 3-year period with award values multiplied by a factor that reflects grant frequency and long-term incentive vehicle mix.

Pearl Meyer’s analysis, as shown in the chart below, reveals that TSR was aligned with realizable pay, for our CEO and other NEOs, near the 25th percentile of our peer group. Based on these results, combined with the results of past comparisons of pay and performance alignment as discussed in our proxy statements for previous years, we believe that our pay programs are effective at ensuring that pay levels for our executives are aligned with performance.

The Company works closely with the Committee and the Committee’s outside consultant to continually review its compensation programs to ensure that they meet the objectives of the Company’s compensation philosophy.

2014 Compensation Overview
At Deere, we remain committed to our longstanding compensation philosophy, which incorporates the principles of paying for performance, supporting business strategies, and paying competitively. The Committee believes this philosophy continues to drive our NEOs and salaried employees to produce sustainable, positive results for the Company and our stockholders.

Compensation Strategy and Objectives
Our compensation strategy includes Total Direct Compensation (base salary, short-term, mid-term, and long-term incentive compensation) and Total Indirect Compensation (other compensation and benefits). The award ranges and values for each of the incentive compensation components are tied to our performance through association with operating metrics or as a function of our stock price. As discussed above, we have chosen financial metrics that align compensation with our business strategy and our stockholders’ interests. This alignment is further accomplished by keeping our metrics simple, transparent, and consistently communicated from year to year. SVA, for example, has been published in the annual report every year since 2002 in the section following the Chairman’s message.

Although this compensation strategy applies to most salaried employees, this Proxy Statement focuses on its applicability to our NEOs based on the following principles:

●	Attract, retain, and motivate high-caliber executives
●	With greater responsibility, place a larger portion of total compensation “at-risk” with a larger portion tied to long-term incentives
●	Provide the appropriate level of reward for performance (below median total compensation for substandard Company performance; median total compensation for median levels of performance; and upper quartile total compensation for sustained upper quartile performance)

●	Recognize the cyclical nature of our equipment businesses and the need to manage value throughout the business cycle
●	Provide opportunity for NEOs to be long-term stockholders of the Company
●	Structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code (“IRC”) where practicable
●	Structure compensation programs to be regarded positively by our stockholders and employees

Compensation Elements
The elements of our compensation program are summarized in the table below:

Component	Purpose	Characteristics	Where Reported in Accompanying Tables
Base Salary	Reward for level of responsibility, experience, and sustained individual performance	Fixed cash component targeted at our peer group median; Base salary can vary from the market due to individual performance, experience, time in position, and internal equity considerations	Fiscal 2014 Summary Compensation Table under the column “Salary”
Discretionary Bonus Awards	To recognize outstanding individual achievement	A cash award that may not exceed 20% of base salary, except in unusual circumstances	No discretionary bonuses were awarded in fiscal 2014 to our NEOs
Short-Term Incentive (“STI”)	Reward for the achievement of higher profitability through operating efficiencies and asset management during the fiscal year

A target STI award is designed to provide median annual cash compensation compared with our peer group when combined with base salary and median overall compensation compared with our peer group when combined with base salary, a target MTI award, and a base-level LTI award

Fiscal 2014 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and Fiscal 2014 Grants of Plan-Based Awards under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards”

Mid-Term Incentive (“MTI”)	Reward for the achievement of sustained profitable growth over a multi-year performance period

Cash portion of long-term compensation; A target MTI award is designed to provide median compensation compared with our peer group in combination with base salary, a target STI award, and a base-level LTI award

Fiscal 2014 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and Fiscal 2014 Grants of Plan-Based Awards under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards”

Component	Purpose	Characteristics	Where Reported in Accompanying Tables
Long-Term Incentive (“LTI”)	Reward for the creation of stockholder value as reflected by our stock price with linkage to revenue growth and TSR

Equity-based portion of long-term compensation; A base-level LTI award is designed to provide median compensation compared with our peer group when combined with base salary and target STI and MTI awards; Award is delivered through a combination of PSUs, RSUs, and stock options; Ultimate value of award depends on our stock price and operating performance

Fiscal 2014 Summary Compensation Table under the columns “Stock Awards” and “Option Awards;” Fiscal 2014 Grants of Plan-Based Awards under the columns referencing stock and option awards; Outstanding Equity Awards at Fiscal 2014 Year-End; Fiscal 2014 Option Exercises and Stock Vested; Fiscal 2014 Nonqualified Deferred Compensation Table in the row “Deferred RSUs”

Perquisites	Provide our executives with selected benefits commensurate with those provided to executives at our peer group companies	Types of compensation that personally benefit an employee, are not related to job performance, and are available to a select group of employees	Fiscal 2014 Summary Compensation Table under the column “All Other Compensation”
Retirement Benefits	Provide income upon retirement	Defined benefit pension plans plus a 401(k) plan; Our matches to the 401(k) plan are based on the applicable pension option and Company performance	Fiscal 2014 Summary Compensation Table under the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation;” Fiscal 2014 Pension Benefits Table

Deferred Compensation Benefits	Allow executives to defer compensation on a tax-efficient basis

Executives can elect to defer base salary, STI, or MTI into the Voluntary Deferred Compensation Plan; Executives participating in the Contemporary pension option can defer employee contributions and receive matching employer contributions under the Defined Contribution Restoration Plan; RSUs may also be deferred

Accumulated amounts deferred are reported in the Fiscal 2014 Nonqualified Deferred Compensation Table; Above-market earnings on these amounts are reported in the Fiscal 2014 Summary Compensation Table under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings”

Potential Payments upon Change in Control	Encourage executives to operate in the best interests of stockholders both before and after a Change in Control event	Contingent in nature; Most elements are payable only if a NEO’s employment is terminated as specified under various plans	Fiscal 2014 Potential Payments upon Change in Control
Other Potential Post- Employment Payments	Provide potential payments under the scenarios of death, disability, retirement, termination without cause or for cause, and voluntary separation	Contingent in nature; Amounts are payable only if a NEO’s employment is terminated as specified under the arrangements of various plans	Fiscal 2014 Potential Payments upon Termination of Employment Other than Following a Change in Control

Compensation Methodology and Process
Independent Review and Approval of Executive Compensation
The Committee, all the members of which are independent under current NYSE listing standards, is responsible for reviewing and approving goals and objectives related to incentive compensation for the majority of salaried employees. The Committee evaluates the NEOs’ performances in relation to established goals and ultimately approves the compensation for the NEOs (except for the CEO). See the “Board Committees” section of this Proxy Statement for a detailed listing of Committee responsibilities and members.

The Committee does not delegate any substantive responsibilities related to the compensation of NEOs and exercises its independent judgment when approving executive compensation. No member of the Committee is a former or current officer of Deere or any of its subsidiaries.

The Committee periodically reviews compensation delivery to ensure its alignment with our business strategy, the Company’s performance, and the interests of our employees and stockholders. In addition, the Committee periodically reviews market practices for all significant elements of executive compensation and approves necessary adjustments to remain competitive.

The Corporate Governance Committee of the Board directs an annual evaluation process of the CEO. Generally, at the Board meeting in August of each year, the full Board (in executive session without the CEO present) evaluates the CEO’s performance. The Committee considers the Board’s evaluation when providing recommendations to the Board for the CEO’s compensation. The Committee’s recommendations for the CEO’s compensation are presented to and approved by the independent members of the Board. The CEO does not play a role in and is not present during discussions regarding his own compensation.

The CEO plays a significant role in setting the compensation for the other NEOs. The CEO presents an evaluation of each NEO’s individual performance. The CEO also provides recommendations for changes to the NEOs’ base salaries and LTI awards. Since the STI and MTI awards are calculated using predetermined factors, the CEO does not provide recommendations for changes to the other NEOs’ STI and MTI awards. The Committee has the discretion to accept, reject, or modify the CEO’s recommendations. The other NEOs are not present during these discussions.

As part of its process for making compensation decisions, the Committee reviews the results of the Company’s most recent annual advisory “say-on-pay” vote. A substantial majority (approximately 93%) of our stockholders who voted on the “say-on-pay” proposal in our fiscal 2013 proxy statement approved our executive compensation as described in the CD&A and tabular and narrative disclosures. The Committee took account of this strong level of stockholder support in determining to apply the same effective principles and philosophy in structuring our executive compensation program for fiscal 2014.

The Role of the Compensation Consultant
The Committee has retained Pearl Meyer as its compensation consultant. Pearl Meyer reviews our executive compensation program design and assesses our compensation approach relative to our performance and the market. The Committee has sole responsibility for setting and modifying Pearl Meyer’s compensation, determining the nature and scope of its services, evaluating its performance, and terminating its engagement and/or hiring another compensation consultant at any time.

Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in general discussions regarding executive compensation issues. While the Committee considers input from Pearl Meyer, ultimately the Committee’s decisions reflect many factors and considerations. Management works with Pearl Meyer at the Committee’s direction to develop materials and analysis essential to the Committee’s compensation evaluations and determinations. Such materials include competitive market assessments and summaries of current legal and regulatory developments.

Pearl Meyer periodically meets independently with the Chairman of the Committee to discuss compensation matters. In addition, Pearl Meyer regularly participates in executive sessions with the Committee (without any of the Company’s personnel or executives present) to discuss compensation matters. Pearl Meyer does not provide other significant services to Deere and has no other direct or indirect business relationships with Deere or any of its affiliates. Taking these and other factors into account, the Committee has determined that the work performed by Pearl Meyer does not raise any conflicts of interest. Additionally, based on its analysis of the factors identified in the Committee’s charter as being relevant to compensation consultant independence, the Committee has concluded that Pearl Meyer is independent of the Company’s management.

Market Analysis
To ensure that total compensation for our NEOs aligns with the market, we compared our compensation and performance against the companies in our executive compensation peer group. This comparison includes an evaluation of the mix of cash versus equity and short-term versus long-term components. The companies in the peer group that we used in our fiscal 2014 market analysis process, listed in the chart below, are similar to Deere in sales volume, products, services, market capitalization, and/or global presence.

Fiscal 2014 Executive Compensation Peer Group

			Revenues *	Market Value 10/31/2014
Company	Fiscal Year	Employees *	($MM)	($MM)
3M Company	Dec 13	88,667	$30,871	$98,539
Alcoa Inc.	Dec 13	60,000	$23,032	$19,757
The Boeing Company	Dec 13	168,400	$86,623	$89,052
Caterpillar Inc.	Dec 13	118,501	$55,656	$61,394
Cummins Inc.	Dec 13	47,900	$17,321	$26,706
E.I. du Pont de Nemours and Company	Dec 13	64,000	$35,935	$62,646
Eaton Corp. Plc	Dec 13	102,000	$22,046	$32,547
Emerson Electric Co.	Sep 14	115,100	$24,537	$44,434
General Dynamics Corporation	Dec 13	96,000	$31,218	$46,315
Honeywell International Inc.	Dec 13	131,000	$39,055	$75,244
Illinois Tool Works Inc.	Dec 13	51,000	$14,135	$35,595
Johnson Controls, Inc.	Sep 14	168,000	$42,828	$31,445
Lockheed Martin Corporation	Dec 13	115,000	$45,358	$60,206
Northrop Grumman Corporation	Dec 13	65,300	$24,661	$27,868
PACCAR Inc	Dec 13	21,800	$17,124	$23,176
Raytheon Company	Dec 13	63,000	$23,706	$32,033
United Technologies Corporation	Dec 13	212,400	$62,626	$97,547
Whirlpool Corporation	Dec 13	69,000	$18,769	$13,398
Xerox Corporation	Dec 13	143,100	$21,435	$15,160

75th Percentile		121,626	$39,998	$61,707
Median		92,334	$27,766	$34,071
25th Percentile		62,250	$21,893	$27,577

Deere & Company	Oct 14	58,210	$36,067	$30,659
Deere Percentile		16th	68th	32nd

Source: Factset Research Systems, Inc.
* Reflects employees and revenues for last reported fiscal year

Compensation paid by our peer group is representative of the compensation we believe is required to attract, retain, and motivate executive talent. The Committee, in consultation with Pearl Meyer, periodically reviews the peer group list to confirm that it continues to be an appropriate point of reference for NEO compensation. The Boeing Company and E.I. du Pont de Nemours and Company were added to the executive compensation peer group for fiscal 2014 while Ingersoll-Rand Plc, Parker-Hannifin Corp, and Textron Inc. were dropped, reflecting the Committee’s desire to bring the peer group into closer alignment with Deere in terms of revenue levels. No changes were made to the peer group for fiscal 2015.

Total Direct Compensation Elements
The following information describes each direct compensation element, including discussion of performance metrics where applicable.

Base Salary
In determining salary levels for each of our NEOs, the Committee takes into consideration factors such as fulfillment of job responsibilities, the financial and operational performance of the activities directed by each NEO, experience, time in position, internal equity, and potential. The Committee also considers each NEO’s current salary as compared to the salary range and the median salary practices of our peer group.

In fiscal 2014, after considering the aforementioned factors, the Board approved a base salary increase of 4% for the CEO and the Committee approved increases ranging from 3-6% for the other NEOs. The resulting salary levels align with the market median for similar positions except for Mr. Kalathur, whose base salary is below the market median due to his relatively short time in the CFO position.

Short-Term Incentive (“STI”)
The following factors are used to calculate the amount of the STI award paid to our NEOs:

–	Salary;

–	Target STI rate as described below under “Approval of STI Rates;” and

–	Deere’s actual Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) performance as defined below under “Performance Metrics for STI.”

Individual awards under the STI plan are capped at $5 million per performance period. The STI plan is periodically approved by our stockholders and was last approved at the annual meeting in February 2010. The STI plan will be considered for re-approval at the February 2015 annual meeting.

Performance Metrics for STI
There are two metrics used in the calculation of STI:

–	OROA for the Equipment Operations (consisting of our worldwide Agriculture and Turf Operations and Construction and Forestry Operations)

–	ROE for our Financial Services segment

Deere is primarily a manufacturing company with high investment in fixed assets, such as buildings and machinery, and significant expenses with longer term payoffs, such as research and development. OROA was selected as the STI performance metric for the Equipment Operations because the Committee believes it effectively measures the efficient use of the Equipment Operations’ assets.

Targeted OROA performance for each Equipment Operations business segment varies based on the segment’s sales volume. The actual sales volume is measured in relationship to mid-volume sales. Mid-volume sales is determined at the beginning of the fiscal year using historical sales volumes, industry growth rates, and market share data, among other considerations, and represents the midpoint of a business cycle.

The preceding graph represents how Deere’s operating leverage functions in a given business. For Deere, operating leverage means:

–	When sales volumes and capacity utilization are low compared to mid-volume, it is more difficult to cover fixed costs and achieve high asset turnover; therefore, OROA performance goals are lower; and

–	When sales volumes and capacity utilization are high compared to mid-volume, it is easier to cover fixed costs and achieve high asset turnover; therefore, OROA performance goals are higher.

By adjusting OROA performance goals as sales volumes change, Deere believes the level of difficulty in attaining targeted performance will be comparable for a range of sales volumes and capacity utilization levels. Using OROA aligns employee decisions with our strategic approach to sound investment of capital and asset utilization. This model encourages our management team to make necessary structural changes, such as those related to capacity, margin enhancements, and asset turnover for a given volume level.

At the beginning of fiscal 2014, the Committee approved the following OROA goals at different sales volume levels for the Equipment Operations:

Fiscal 2014 OROA Goals	Minimum	Target	Maximum
OROA Goals at Low Volume	4%	8%	12%
OROA Goals at Mid-Volume	8%	12%	20%
OROA Goals at High Volume	12%	20%	28%

These OROA goals have not changed since fiscal 2007. Minimum, target, and maximum OROA goals are interpolated for sales volumes between low and mid-volume and between mid-volume and high volume.

ROE is the performance metric for Financial Services. Financial Services experiences different cash flow risk characteristics and operates with significantly different debt-to-equity leverage than the Equipment Operations. ROE goals are adjusted for the actual mix of business subsidized by the Equipment Operations versus the business that is not subsidized. The Committee approved the following ROE goals at the beginning of fiscal 2014:

Fiscal 2014 ROE Goals	Minimum	Target	Maximum
Subsidized Business	10%	10%	10%
Non-Subsidized Business	10%	13%	16%

These ROE goals have not changed since fiscal 2011. See Appendix C, “Deere & Company Reconciliation of Non-GAAP Measures,” for additional information regarding the calculation of OROA and ROE for fiscal 2014.

For fiscal 2014, the various business results were weighted to calculate STI as follows (which weighting has not changed since fiscal 2011):

Equipment Operations OROA	50%
Agriculture and Turf Operations OROA	25%
Construction and Forestry Operations OROA	15%
Financial Services ROE	10%

Approval of STI Rates
At the beginning of the fiscal year, after review and consideration of Deere’s peer group data for target cash bonuses, the Committee approves target STI rates as a percentage of the NEO’s base salary. A target STI award is designed to provide median annual cash compensation compared with our peer group when combined with base salary and median overall compensation compared with our peer group when combined with base salary, a target MTI award, and a base-level LTI award. In December 2013, the Committee approved STI rates for fiscal 2014 as follows:

Target STI Rates:
CEO	125%
Other NEOs	85%

Fiscal 2014 Performance Results for STI
The chart below details:

–	the goals that were necessary to achieve STI payout based on the actual sales volumes (OROA) and the actual mix of subsidized and non-subsidized business (ROE); and

–	the actual OROA and ROE performance results.

Fiscal 2014 Performance Results for STI	Goal to Achieve Payout	Fiscal 2014 Performance Results	Performance as % of Target	Fiscal 2014 Award Weighting	Weighted Award Results
Equipment Operations OROA	19.2% for maximum	27.7%	200%	50%	100%
Agriculture and Turf Operations OROA	19.2% for maximum	30.9%	200%	25%	50%
Construction and Forestry Operations OROA	18.4% for maximum	17.6%	189%	15%	28%
Financial Services ROE	12.1% for maximum	13.6%	200%	10%	20%
	Actual Performance as % of Target 198%

To further explain this chart and the fiscal 2014 OROA goals, actual sales volumes for the combined Equipment Operations were slightly below mid-volume levels for fiscal 2014. Therefore, the combined Equipment Operations needed to achieve 19.2% OROA to earn maximum payout. Since an OROA of 27.7% was achieved, a maximum payout for that component of STI was earned.

The amount of the STI award paid to a NEO is calculated as follows:

Base salary for the fiscal year
x Target STI rate
x Actual performance as a percent of target (up to a maximum of 200%)
= STI award amount

STI awards paid to NEOs are detailed in the Fiscal 2014 Summary Compensation Table under footnote (4). At the request of the CEO, the Board agreed to exercise its discretion to reduce the CEO’s STI compensation by 25% below the amount he would have otherwise earned for fiscal 2014 based on previously-approved plan metrics and goals and actual performance results. The Committee did not exercise its authority to decrease or eliminate the STI awards for the other NEOs.

The STI plan and the results for fiscal 2014 described above are also used to determine the STI awards paid to most other executive, administrative, and professional employees worldwide. For fiscal

2014, STI awards paid to the NEOs consisted of approximately 1.3% of the total amount of STI awards paid to all eligible employees.

Long-Term Compensation
Long-term compensation includes a combination of MTI and LTI. MTI is paid in cash and is considered part of long-term compensation because multiple fiscal years are included in the performance period. LTI, the equity-based portion of long-term compensation, consisted of RSUs, PSUs, and stock options in fiscal 2014.

Mid-Term Incentive (“MTI”)
The following factors are used to calculate the amount of the MTI award paid to our NEOs:

–	Median of actual salaries for the salary grade;

–	Target MTI rate as described below under “Approval of MTI Rates;” and

–	SVA results as defined below under “Performance Metrics for MTI.”

Individual awards under the MTI plan are capped at $4.5 million per performance period. The MTI plan is periodically approved by our stockholders and was last approved at the annual meeting in February 2013.

Performance Metrics for MTI
In 2003, the Committee established SVA as the MTI performance metric. SVA measures Deere’s success in delivering sustained growth in economic profitability. SVA was selected as the MTI performance metric because the Committee believes that Deere should:

(a)	earn, at a minimum, its weighted average cost of capital each year;

(b)	ensure that investments in capital and research and development earn their cost of capital; and

(c)	ensure that acquisitions do not dissipate stockholder value.

SVA is fundamental to how Deere operates its business at the corporate and business unit level. We believe that sustained growth for Deere can be accomplished through a combination of revenue growth and high returns on invested capital, both of which are reflected in the SVA metric. Since it is based on enterprise-wide SVA, MTI encourages teamwork across all units of our business. In addition, providing Deere employees the opportunity to share in a portion of SVA fosters and reinforces a culture of ownership and alignment with stockholders, which has been critical to Deere’s long-term success. For fiscal 2014, the MTI payout for all employees amounted to about 7% of our average annual SVA over the three-year performance period. See Appendix C, “Deere & Company Reconciliation of Non-GAAP Measures,” for an explanation regarding the calculation of SVA.

The Committee has approved three-year performance periods to emphasize and reward consistent, sustained operating performance. The Committee conducts annual reviews of the target and maximum SVA goals. The accumulated maximum SVA goal for a three-year performance period is set at a level that reflects market upper quartile return on invested capital performance and matches enterprise SVA goals set by the business for the first year of that performance period plus compounded 7% annual growth for the remaining two years. The target SVA is set at half of the maximum SVA goal. The chart below details the target and maximum SVA goals for each performance period that includes fiscal 2014:

	Fiscal 2012	Fiscal 2013	Fiscal 2014
	through	through	through
SVA Goals for MTI	Fiscal 2014	Fiscal 2015	Fiscal 2016
SVA Goal for Target Payout	$2.5 billion	$2.755 billion	$3.605 billion
SVA Goal for Maximum Payout	$5 billion	$5.51 billion	$7.21 billion
Payable in	Dec 2014	Dec 2015	Dec 2016
Approved by Committee	Dec 2011	Dec 2012	Dec 2013

Inherent in the MTI plan is a lagging, three-year impact of SVA. Whether positive or negative, SVA results for a given year become part of the MTI award calculation for that year and the subsequent two years. Negative SVA in a given year can offset positive SVA earned in a prior or future year. Thus, MTI plan payouts in a strong-performance year, following a number of weak-performance years, will be lower than the financial results that the strong-performance year alone would justify. The opposite is also true: MTI plan payouts made in a weak-performance year, following several strong-performance years, will be higher than the financial results that the weak-performance year alone would justify. Employees are motivated to achieve optimal SVA performance each year because each year is included in three separate rolling performance periods.

In an effort to further align executive compensation with stockholder interests, in August 2014 the Committee approved the addition of a relative TSR modifier to potential MTI payouts for our executive officers (including each of the NEOs). Starting with the performance period that ends in fiscal 2017, the TSR modifier is triggered if Deere’s TSR relative to the S&P Industrial Sector

(the same index used to measure relative performance for PSU purposes) is below median for the performance period. For TSR at or below the 25th percentile, the final MTI payout will be reduced 25%. For TSR between the 25th and 50th percentiles, the final MTI payout will be reduced between 0-25% on a linear basis as shown in the following chart:

Approval of MTI Rates
After review and consideration of compensation data for our peer group, the Committee approves target MTI rates as a percentage of the median salary of the NEO’s salary grade. A target MTI award is designed to provide median compensation compared with our peer group in combination with base salary, a target STI award, and a base-level LTI award. In December 2011, the Committee approved the following target MTI rates for the performance period ended October 31, 2014. When maximum SVA goals are met or exceeded, 200% of target rates are paid.

Target MTI Rates*:
CEO	121%
Other NEOs	93%

* A minimum MTI award ($1,100 for the CEO and $400 for the other NEOs) will not be paid unless accumulated SVA exceeds $1 million for the performance period.

Fiscal 2014 Performance Results for MTI
Deere’s accumulated SVA, calculated in accordance with the MTI performance metrics as described in Appendix C, is reported in the following table for the three-year performance period ended October 31, 2014:

Deere Enterprise SVA

For the three-year performance period ended October 31, 2014, the accumulated SVA exceeded the maximum payout goal of $5 billion, resulting in a maximum MTI award. MTI awards paid to NEOs are detailed in the Fiscal 2014 Summary Compensation Table under footnote (4). At the request of the CEO, the Board agreed to exercise its discretion to reduce the CEO’s MTI compensation by 25% below the amount he would have otherwise earned for fiscal 2014 based on previously-approved plan metrics and goals and actual performance results. The Committee did not exercise its authority to decrease or eliminate the MTI awards for the other NEOs.

The MTI plan and the results for the performance period ended in fiscal 2014 described above are also used to determine the MTI awards paid to other eligible employees worldwide. MTI awards paid to the NEOs for fiscal 2014 consisted of approximately 3.5% of the MTI payout to all eligible employees.

In the ten years preceding the implementation of MTI, fiscal years 1994 through 2003, accumulated SVA, as reported, was negative $1.4 billion as compared to accumulated positive SVA of $17.9 billion in the ten most recent fiscal years. The Committee believes that Deere’s adoption of the SVA model is an important factor driving the Company’s performance.

Long-Term Incentive (“LTI”)
The purpose of LTI is to reward the NEOs for the creation of sustained stockholder value, encourage ownership of Deere stock, foster teamwork, and retain and motivate high-caliber executives while aligning their interests with those of our stockholders. Historically, LTI awards consisted of annual grants of restricted stock or RSUs, along with market-priced stock options, under the John Deere Omnibus Equity and Incentive Plan (“Omnibus Plan”). In fiscal 2011, the Committee introduced PSUs as an element of the annual award mix in order to strengthen the incentive features of LTI awards and create stronger alignment between ultimate payouts and Company performance. The Omnibus Plan is periodically approved by our stockholders and was last approved at the annual meeting in February 2010. The Omnibus Plan will be considered for re-approval at the February 2015 annual meeting.

The Committee established LTI grants to the NEOs based on the following criteria: level of responsibility, individual performance, current market practice, peer group data, and the number of shares available under the Omnibus Plan. Awards granted in previous years are not a factor in determining the current year’s LTI award, nor is potential accumulated wealth viewed as being relevant. The following table summarizes the mix, performance measurements, and general terms for each form of equity awarded to the NEOs for fiscal year 2014:

Fiscal Year 2014 LTI Award Overview for NEOs

	PSUs	RSUs	Stock Options
LTI Mix	40%	25%	35%
Performance Measurements	50% revenue growth* and 50% TSR relative to the S&P Industrial Sector over a three-year performance period	Stock price appreciation	Stock price appreciation
Vesting Period	Cliff vest on the third anniversary of the grant date	Cliff vest on the third anniversary of the grant date	Vest in approximately equal annual installments over three years
Restrictions/ Expiration	Converted to Deere common stock upon vesting	Converted to Deere common stock upon vesting	Expire ten years from the grant date

* Based on the Company’s compound annual growth rate

Approval of LTI Award Values
At the beginning of the fiscal year, after review and consideration of peer group data on target long-term incentives, the Committee approves a dollar value for a base-level LTI award and the mix of awards (options, RSUs, and PSUs) to be delivered. A base-level LTI award is designed to provide median compensation compared with our peer group when combined with base salary and target STI and MTI awards. The Committee determines LTI awards at the first Committee meeting at the beginning of the fiscal year. The Committee has the ability to increase (up to 20%) or decrease (down to $0) the base-level award to distinguish an individual’s level of performance, deliver a particular LTI value, or reflect other adjustments as the Committee deems necessary. For fiscal 2014, adjustments to base-level award values ranging up to 15% were approved in recognition of the individual performance of the NEOs. LTI awards were approved for the NEOs as follows:

Adjusted Award Values*:
Samuel R. Allen	$8,740,000
Rajesh Kalathur	$1,420,000
James M. Field	$1,562,000
Jean H. Gilles	$1,618,800
Michael J. Mack, Jr.	$1,604,600

* Amounts differ from the value of equity awards shown in the Fiscal Year 2014 Summary Compensation Table and Grants of Plan-Based Awards table because those tables reflect the probable outcome of the performance metrics for PSUs. The amounts shown here include PSUs valued at the grant price on the date of grant, reflecting the value the Committee considered when granting the LTI awards for fiscal 2014.

See the Fiscal 2014 Grants of Plan-Based Awards table and footnotes for more information on LTI awards delivered as well as the terms of the awards.

For fiscal 2014, the number of RSUs and PSUs granted to the NEOs represented 51% of all RSUs and PSUs granted to eligible salaried employees. The number of stock options granted to the NEOs represented 9% of all stock options granted to eligible salaried employees in fiscal 2014. These proportions are consistent with our philosophy that as NEOs assume greater responsibility, a larger portion of their incentive compensation should be focused on long-term awards.

PSUs Granted in Fiscal Year 2014
For PSUs granted in fiscal 2014, the actual number of shares to be issued upon conversion will be based equally on Deere’s revenue growth and TSR for the three-year performance period ending in 2016. The Company’s performance will be measured relative to the companies in the S&P Industrial Sector as of the end of the performance period.

Performance Targets (Performance Period Ending in 2016)
Revenue Growth Payout % × Weighted Portion of PSUs Awarded	+	TSR Payout % × Weighted Portion of PSUs Awarded	=	Final Award

The number of PSUs that vest and convert to shares can range from 0% to 200% of the number of PSUs awarded depending on the Company’s relative performance during the performance period as illustrated in the following table:

% of Target Shares
Deere’s Revenue Growth or TSR	Earned
Relative to the S&P Industrial Sector	(Payout %) *
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

* Interim points are interpolated

These performance targets reflect the Committee’s belief that median levels of relative performance should lead to median levels of compensation.

2012-2014 PSU Program (Payable in Fiscal 2015)
The performance period for PSUs granted in fiscal year 2012 ended on October 31, 2014. The final number of shares earned was based on Deere’s revenue growth and TSR relative to the S&P Industrial Sector over the three-year performance period. The final payout determination was made by the Committee in December 2014 following a review of the relative performances of the Company and the S&P Industrial Sector. Revenue growth and TSR were comparable to the 49th and 8th percentiles, respectively, of the S&P Industrial Sector. This resulted in an overall payout of 48.5% of target.

	Performance
	Results for
	Performance
	Period Relative	% of Target
	to S&P Industrial	Shares	Award	Weighted
Metric	Sector	Earned	Weighting	Payout %
Revenue Growth	49th percentile	97%	50%	48.5%
TSR	8th percentile	0%	50%	0%
	Final Payout as % of Target			48.5%

The number of units that are or would be payable based on actual achievement relative to the S&P Industrial Sector and year-end values for PSUs granted in fiscal years 2012 through 2014 are included in the Outstanding Equity Awards at Fiscal 2014 Year-End table.

LTI Grant Practices
For more than 20 years, the Committee has authorized the annual LTI awards for all eligible employees on a single date each year. The grant date is seven calendar days after the first Board meeting of the fiscal year. This timing allows for stock price stabilization after the release of year-end financial results and Board meeting announcements. The grant price for all currently-outstanding LTI awards is the average of the high and low common stock price on the grant date as reported on the NYSE, although for awards made after February 25, 2015 the grant price will be the closing price of Deere common stock on the NYSE on the grant date. The grant price is also used to determine the number of PSUs, RSUs, and stock options to be awarded.

Stock Ownership Requirements
Stock ownership requirements apply to NEOs to ensure the retention of stock acquired through our equity incentive plan. The required levels of ownership are five times base salary for the CEO and 3.5 times base salary for the other NEOs, to be achieved within five years of the date the NEO is first appointed as CEO or as an executive officer, as applicable. Only vested RSUs and any common stock held personally by the NEOs are included in determining whether the applicable ownership requirement has been met. Once the appropriate ownership level is achieved by the NEO, the number of shares held at that time becomes the fixed stock ownership requirement for the NEO for three years, even if base salary increases or stock price decreases. Other than Mr. Kalathur, who was first appointed Senior Vice President and Chief Financial Officer on September 1, 2012, each NEO has achieved stockholdings in excess of the applicable multiple as of the date of this Proxy Statement.

Our Insider Trading Policy precludes all directors and employees, including our NEOs, and their related persons from engaging in short sales of the Company’s stock or trading in instruments designed to hedge against price declines by the Company’s stock. Our Insider Trading Policy also prohibits our directors and officers (including NEOs) from holding Company stock in margin accounts or pledging Company stock as collateral for loans or other obligations.

Summary of Total Direct Compensation
The Committee believes each pay element included in Total Direct Compensation is consistent with our compensation philosophy. The Committee reviews Total Direct Compensation in the aggregate for the NEOs (excluding the CEO) as well as for each NEO individually and compares this compensation to the market position data of our peer group. This market position data takes into account the level of responsibility (including the level of sales volume) for each NEO’s respective operations. We have a practice of rotating individuals among the executive officer positions. As described above, a primary part of our strategy is aligned high-performance teamwork.

A substantial portion of the evaluation of individual performance is a careful analysis of each NEO’s collaboration and contribution to the success of a high-performing team. Thus, while the market data for each position is a factor in reviewing Total Direct Compensation, the Committee also considers individual fulfillment of duties, teamwork, development, time in position, experience, and internal equity among NEOs (other than the CEO). The Committee recognizes individual performance through adjustments to base salary and LTI.

Total Direct Compensation for the CEO is higher than other NEOs due to the CEO’s breadth of executive and operating responsibilities for the entire global enterprise. The Committee does not target CEO compensation as a certain multiple of the compensation of the other NEOs. The relationship between the CEO’s compensation and that of the other NEOs is influenced by our organizational structure, which does not include a chief operating officer. For Mr. Allen, Total Direct Compensation as compared to the other NEOs’ Total Direct Compensation is generally comparable to that of our peer group.

In light of recent stock price performance as well as in recognition of more recent, challenging business conditions, and in spite of strong financial performance against established goals, Mr. Allen has requested that the Board reduce his cash incentive plan compensation for fiscal 2014. The Board considered Mr. Allen’s request and agreed to exercise its discretion to reduce his cash incentive awards by 25%, resulting in total payments under these awards of $1.8 million less than the amounts he would have otherwise earned based on previously-approved plan metrics and goals and actual performance results (see footnote (4) to the Fiscal 2014 Summary Compensation Table).

Limitations on Deductibility of Compensation
Section 162(m) of the IRC generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or any of its three next-highest-paid executive officers (other than the Chief Financial Officer). Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation. The Committee strives to provide NEOs with incentive compensation programs that will preserve the tax deductibility of compensation paid by Deere, to the extent reasonably practicable and consistent with Deere’s other compensation objectives. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Recoupment of Previously Paid Incentive Compensation
In November 2007, the Committee adopted the Executive Incentive Compensation Recoupment Policy (“Recoupment Policy”). The Recoupment Policy authorizes the Committee to determine whether to require recoupment of incentive compensation paid to or deferred by certain executives (including the NEOs) if certain conditions are met. The Committee may require recoupment if the executive engaged in misconduct that:

–	contributed to the need for a restatement of all or a portion of Deere’s financial statements filed with the SEC; or

–	contributed to inaccurate operating metrics being used to calculate incentive compensation;

and, in either case, the Committee determines that the executive’s incentive compensation would have been less had the misconduct not occurred.

Total Indirect Compensation Elements
The following sections describe each Total Indirect Compensation element:

Perquisites
We offer our NEOs various perquisites that the Committee believes are reasonable in order to remain competitive. These perquisites constitute a small percentage of the NEOs’ total compensation. The Committee conducts an annual review of the perquisites offered to the NEOs. For more information on the perquisites provided and to whom they apply, see footnote (6) to the Fiscal 2014 Summary Compensation Table. In addition to the items listed in the aforementioned footnote, NEOs, as well as other selected employees, are also provided indoor parking and access to Deere-sponsored skyboxes at local venues for personal use when not occupied for business purposes, both at no incremental cost to the Company. All security services provided by the Company are reimbursed by the NEOs.

In August 2006, the Board voted to require the CEO to use the Company’s aircraft for all business and personal travel, believing that the ability to travel safely and efficiently provides substantial benefits that justify the cost. The geographic location of Deere’s headquarters in the Midwest, outside of a major metropolitan area, makes personal and business travel challenging. Traveling by company aircraft for business and personal reasons allows the CEO to conduct business confidentially while in transit. Since the CEO travels extensively, inefficient travel is costly to the Company. Personal use of company aircraft by other NEOs is minimal. Any personal travel on Deere aircraft by the other NEOs, individually or accompanied by their family members, must be approved by the CEO. The Committee has limited the CEO’s annual personal usage of company aircraft to approximately 100 hours.

Retirement Benefits
Each of our NEOs is currently covered by the same defined benefit pension plans, which include the same plan terms, as most qualifying U.S. salaried employees. We also maintain two additional defined benefit pension plans in which NEOs may participate, the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Benefit Plan (the “Supplemental Plan”).

The defined benefit pension plans have compensation limits imposed by the IRC. The Supplementary Plan provides participants with the same benefit they would have received without these limits. This avoids the relative disadvantage that participants would experience compared to other qualified plan participants. The Supplemental Plan is designed to reward career service at Deere above a specified grade level by utilizing a formula that takes into account only years of service above that grade level. We believe that the defined benefit plans serve as important retention tools, provide a level of competitive income upon retirement, and reward long-term employment and service as an officer of Deere. For additional information, see the Fiscal 2014 Pension Benefits Table, along with the accompanying narrative and footnotes.

We also maintain a tax-qualified defined contribution plan, the John Deere Savings and Investment Plan (“SIP”), which is available to the majority of U.S. employees, including the NEOs. We make matching contributions on up to six percent of an employee’s pay to participant SIP accounts. The STI results for the previous fiscal year (see the “Performance Metrics for STI” section above) are used to determine the level of actual Company match for the following calendar year. The level of Company match also depends on the pension option in which the employee participates, as explained in the narrative preceding the Fiscal 2014 Pension Benefits Table. The following table illustrates the Company’s match for calendar 2014, which is reported for our NEOs under the “All Other Compensation” column of the Fiscal 2014 Summary Compensation Table:

Traditional Option match on 1-6% of eligible earnings	100%
Contemporary Option match on first 2% of eligible earnings	300%
Contemporary Option match on next 4% of eligible earnings	100%

Deferred Compensation Benefits
We also maintain certain deferred compensation plans that provide the NEOs with longer-term savings opportunities on a tax-efficient basis. All deferred compensation benefits are designed to attract, retain, and motivate employees. Such deferred compensation benefits are commonly offered by companies with whom we compete for talent. See the “Nonqualified Deferred Compensation” section below for additional details.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments
Potential Payments upon Change in Control
In August 2009, the Committee approved a Change in Control Severance Program (the “CIC Program”) to replace the change in control agreements that had been in place since 2000. The CIC Program covers certain executive officers, including each of the NEOs, and is intended to facilitate continuity of management in the event of a change in control. The Committee believes that the CIC Program serves the following purposes:

–	Encourages executives to act in the best interests of stockholders in evaluating transactions that, without a change in control arrangement, could be personally detrimental;
–	Keeps executives focused on running the business in the face of real or rumored transactions;
–	Protects Deere’s value by retaining key talent in the face of corporate changes;
–	Protects Deere’s value after a change in control by including restrictive covenants (such as non-compete provisions) and a general release of claims in favor of Deere; and
–	Assists in the attraction and retention of executives as a competitive practice. For more information, see “Fiscal 2014 Potential Payments upon Change in Control” and the corresponding tables.

Other Potential Post Employment Payments
The Company’s various plans and policies provide payments to NEOs upon certain types of employment terminations that are not related to a change in control. These events and amounts are explained in the section below entitled “Fiscal 2014 Potential Payments upon Termination of Employment Other than Following a Change in Control.”

Risk Assessment of Compensation Policies and Practices
During fiscal 2014, management conducted a comprehensive risk assessment of the Company’s compensation policies and practices. The risk assessment process included the following:

(1) Convened a Compensation Risk Assessment Team (“Management Team”) comprised of management personnel representing relevant areas of oversight;

(2) Completed an inventory of the Company’s compensation programs globally for both executive and non-executive employees; and

(3) Established a detailed risk assessment questionnaire and applied it to the compensation programs that, due to their size, potential payout, and/or structure, could potentially have a material adverse effect on the Company.

The inquiries in the risk assessment questionnaire focused on the following issues: (a) pay-for-performance comparison against the Company’s peer group; (b) balance of compensation components; (c) program design and pay leverage; (d) program governance; and (e) mitigating factors that offset program risks.

After review, the Management Team concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee, along with its independent compensation consultant, Pearl Meyer, reviewed the risk assessment and concurred with the Management Team’s conclusion. Specifically, the Committee believes the following key factors support the Management Team’s conclusion: (i) the performance metrics for determining STI (OROA and ROE) and MTI (SVA) are based on worldwide, publicly reported metrics with only minor adjustments and, therefore, are not easily susceptible to manipulation; (ii) the variety of performance metrics incorporated in our compensation plans discourage excessive risk taking by removing the incentive to focus on a single performance goal or performance over the course of a single year to the detriment of the Company; (iii) the metrics for STI are capped at maximum levels of OROA and ROE performance, thereby reducing the risk that executives might be motivated to attain excessively high “stretch” goals in order to maximize short-term payouts; and (iv) the metrics for MTI are capped at a maximum level of SVA performance, thereby reducing the risk that executives might be motivated to attain excessively high “stretch” goals in order to maximize mid-term payouts. In addition, Deere maintains stock ownership requirements that are designed to incentivize our management team to focus on the Company’s long-term, sustainable growth. Finally, Deere has a Recoupment Policy (described above) designed to prevent misconduct relating to financial reporting.

Compensation Committee Report

The reports of the Compensation Committee and the Audit Review Committee that follow do not constitute soliciting material and will not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Deere specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with Deere’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Deere’s Proxy Statement.

Vance D. Coffman, Chair
Crandall C. Bowles
Clayton M. Jones
Richard B. Myers

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for the fiscal year ended October 31, 2014.

Fiscal 2014 Summary Compensation Table

Name & Position	Fiscal Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

Samuel R. Allen	2014	$1,495,204	$6,606,197	$3,058,680	$5,397,891	$3,137,079	$578,245	$20,273,296
Chairman and	2013	$1,435,644	$6,241,025	$3,058,773	$6,705,518	$1,187,712	$520,067	$19,148,739
Chief Executive Officer	2012	$1,352,400	$6,022,556	$3,059,041	$6,274,944	$1,884,238	$438,972	$19,032,151
Rajesh Kalathur	2014	$525,437	$1,073,209	$496,928	$1,879,751	$190,760	$131,124	$4,297,209
Senior Vice President and	2013	$465,552	$1,165,925	$571,490	$1,718,594	$9,061	$330,621	$4,261,243
Chief Financial Officer	2012	$347,565	$—	$179,990	$485,945	$94,515	$156,421	$1,264,436
James M. Field	2014	$646,353	$1,180,392	$546,630	$2,083,579	$459,197	$167,586	$5,083,737
President, Agricultural	2013	$620,543	$1,115,269	$546,644	$1,969,106	$28,796	$159,379	$4,439,737
Equipment Operations	2012	$586,306	$1,125,239	$571,551	$2,002,226	$348,156	$145,988	$4,779,466
Jean H. Gilles	2014	$590,722	$1,223,406	$566,521	$1,989,802	$942,341	$154,290	$5,467,082
Senior Vice President	2013	$561,341	$1,165,925	$571,490	$1,873,417	$27,622	$152,991	$4,352,786
JDPS/Adv Tech & Eng	2012	$520,517	$1,027,253	$521,849	$1,895,523	$688,417	$134,138	$4,787,697
Michael J. Mack, Jr.	2014	$656,147	$1,212,742	$561,549	$2,100,089	$822,000	$185,218	$5,537,745
Group President,	2013	$637,536	$1,064,500	$521,799	$1,996,571	$85,771	$171,229	$4,477,406
John Deere Financial Services	2012	$624,532	$1,027,253	$521,849	$2,064,224	$621,724	$158,140	$5,017,722

(1) Includes amounts deferred by the NEO under the John Deere Voluntary Deferred Compensation Plan. Salary amounts deferred in fiscal 2014 are included in the first column of the Fiscal 2014 Nonqualified Deferred Compensation Table corresponding with “Deferred Plan.”

(2) Represents the aggregate grant date fair value of PSUs and RSUs computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 24, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2014. For PSUs, the value at the grant date is based upon the probable outcome of the performance metrics over the three-year performance period. If the highest level of payout was achieved, the value of the award as of the grant date for PSUs would be as follows: $8,842,500 (Allen); $1,436,600 (Kalathur); $1,579,900 (Field); $1,637,500 (Gilles); and $1,623,300 (Mack). RSUs granted in fiscal years 2013 and 2014 will vest three years after the grant date, at which time they may be settled in Deere common stock. RSUs granted in fiscal year 2012 must be held until five years after the grant date. Refer to the Fiscal 2014 Grants of Plan-Based Awards table and footnote (7) thereto for a detailed description of the grant date fair value of stock awards.

(3) Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. The assumptions made in valuing option awards reported in this column and a more detailed discussion of the binomial lattice option pricing model are described in Note 24, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2014. Refer to the Fiscal 2014 Grants of Plan-Based Awards table and footnote (7) thereto for a detailed description of the grant date fair value of option awards.

(4) Non-equity incentive plan compensation includes cash awards under the STI and MTI plans. Cash awards earned under the STI and MTI plans for the performance period ended in fiscal 2014 were paid to NEOs on December 15, 2014 unless deferred under the Voluntary Deferred Compensation Plan. Deferred STI and MTI amounts are included in the first column of the Fiscal 2014 Nonqualified Deferred Compensation Table corresponding with “Deferred Plan.”

The following table shows the awards earned under the STI and MTI plans:

	STI (a)			MTI (b)
Name	Target Award as % of Salary	Actual Performance as % of Target	Award Amount	Target Award as % of Median Salary	Actual Performance as % of Target	Award Amount	Total Non-Equity Incentive Plan Compensation
Samuel R. Allen (c)	125%	198%	$2,779,846	121%	200%	$2,618,045	$5,397,891
Rajesh Kalathur	85%	198%	$885,729	93%	200%	$994,022	$1,879,751
James M. Field	85%	198%	$1,089,557	93%	200%	$994,022	$2,083,579
Jean H. Gilles	85%	198%	$995,780	93%	200%	$994,022	$1,989,802
Michael J. Mack, Jr.	85%	198%	$1,106,067	93%	200%	$994,022	$2,100,089

(a) Based on actual performance, as discussed in the CD&A under “Fiscal 2014 Performance Results for STI,” the NEOs earned an STI award equal to 198% of the target opportunity.

(b) Based on actual performance, as discussed in the CD&A under “Fiscal 2014 Performance Results for MTI,” the NEOs earned an MTI award equal to 200% of the target opportunity.

(c) At Mr. Allen’s request, the Board agreed to exercise its discretion to reduce his non-equity incentive plan compensation by 25% below the amount he would have otherwise earned for fiscal 2014 based on previously-approved plan metrics and goals and actual performance results. See “Pay for Performance Review and Analysis” in the Executive Summary of the CD&A.

(5) The following table shows the change in pension value and above-market earnings on nonqualified deferred compensation during fiscal 2014:

Name	Change in Pension Value (a)	Nonqualified Deferred Compensation Earnings (b)	Total
Samuel R. Allen	$3,074,776	$62,303	$3,137,079
Rajesh Kalathur	$185,859	$4,901	$190,760
James M. Field	$438,774	$20,423	$459,197
Jean H. Gilles	$914,028	$28,313	$942,341
Michael J. Mack, Jr.	$786,903	$35,097	$822,000

(a) Represents the change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans from October 31, 2013 to October 31, 2014. The pension value calculations include the same assumptions as used in the pension plan valuations for financial reporting purposes. For more information on the assumptions, see footnote (4) under the Fiscal 2014 Pension Benefits Table.

(b) Represents above-market earnings on compensation that is deferred by the NEOs under our nonqualified deferred compensation plans. Above-market earnings represent the difference between the interest rate used to calculate earnings under the applicable plan and 120% of the applicable federal long-term rate prescribed by the IRC. See the Fiscal 2014 Nonqualified Deferred Compensation Table for additional information.

(6) The following table provides details about each component of the “All Other Compensation” column in the Fiscal 2014 Summary Compensation Table:

Name	Personal Use of Company Aircraft (a)	Financial Planning (b)	Medical Exams (c)	Misc Perquisites (d)	Company Contributions to Defined Contribution Plans (e)	Total All Other Compensation
Samuel R. Allen	$80,051	$—	$3,191	$4,244	$490,759	$578,245
Rajesh Kalathur	$—	$—	$2,140	$1,193	$127,791	$131,124
James M. Field	$—	$1,810	$—	$842	$164,934	$167,586
Jean H. Gilles	$—	$—	$3,614	$874	$149,802	$154,290
Michael J. Mack, Jr.	$—	$—	$15,346	$1,212	$168,660	$185,218

(a) Per Internal Revenue Service (“IRS”) regulations, the NEOs recognize imputed income on the personal use of Deere’s aircraft at rates established by the IRS. For SEC disclosure purposes, the cost of personal use of Deere’s aircraft is calculated based on the incremental cost to Deere. To determine the incremental cost, Deere calculates the variable costs for fuel on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, and crew expenses. Fixed costs that do not change based on usage, such as pilot salaries, depreciation of aircraft, and maintenance costs, are excluded. Mr. Allen’s personal usage of Company aircraft in fiscal 2014 amounted to approximately 30 hours of travel, which represents less than 1% of the total hours flown by Company aircraft.

(b) This column contains amounts Deere paid for financial planning assistance on behalf of the NEOs. The CEO may annually receive up to $15,000 of assistance and the other NEOs may receive up to $10,000 annually.

(c) This column contains the amounts Deere paid for annual medical exams for NEOs.

(d) Miscellaneous perquisites include spousal attendance at company events.

(e) Deere makes contributions to the John Deere Savings and Investment Plan (“SIP”) for all eligible employees. Deere also credits contributions to the John Deere Defined Contribution Restoration Plan for all employees covered by the Contemporary Option under the tax-qualified pension plan. All of our current NEOs are covered by the Contemporary Option.

Fiscal 2014 Grants of Plan-Based Awards
The following table provides additional information regarding fiscal 2014 grants of RSU, PSU, and stock option awards under the Omnibus Plan, and the potential range of awards that were approved in fiscal 2014 under the STI and MTI plans for payout in future years. These awards are further described in the CD&A under “Total Direct Compensation Elements.”

								All Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or Base	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Price of	Fair Value
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Option	of Stock
		Awards			Awards			Stock or	Underlying	Awards	and Option
	Grant Date	(2)			(3)			Units	Options	($ / Sh)	Awards
Name	(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	(4)	(5)	(6)	(7)
Samuel R. Allen	12/3/2013-STI	$—	$1,869,005	$3,738,010
	12/3/2013-MTI	$1,100	$1,815,000	$3,630,000
	12/11/2013							24,982			$2,184,926
	12/11/2013				9,993	39,972	79,944				$4,421,271
	12/11/2013								123,633	$87.46	$3,058,680
		$1,100	$3,684,005	$7,368,010	9,993	39,972	79,944	24,982	123,633		$9,664,877
Rajesh Kalathur	12/3/2013-STI	$—	$446,621	$893,242
	12/3/2013-MTI	$400	$510,102	$1,020,204
	12/11/2013							4,058			$354,913
	12/11/2013				1,623	6,494	12,988				$718,296
	12/11/2013								20,086	$87.46	$496,928
		$400	$956,723	$1,913,446	1,623	6,494	12,988	4,058	20,086		$1,570,137
James M. Field	12/3/2013-STI	$—	$549,400	$1,098,800
	12/3/2013-MTI	$400	$510,102	$1,020,204
	12/11/2013							4,464			$390,421
	12/11/2013				1,785	7,142	14,284				$789,971
	12/11/2013								22,095	$87.46	$546,630
		$400	$1,059,502	$2,119,004	1,785	7,142	14,284	4,464	22,095		$1,727,022
Jean H. Gilles	12/3/2013-STI	$—	$502,114	$1,004,228
	12/3/2013-MTI	$400	$510,102	$1,020,204
	12/11/2013							4,627			$404,677
	12/11/2013				1,850	7,402	14,804				$818,729
	12/11/2013								22,899	$87.46	$566,521
		$400	$1,012,216	$2,024,432	1,850	7,402	14,804	4,627	22,899		$1,789,927
Michael J. Mack, Jr.	12/3/2013-STI	$—	$557,725	$1,115,450
	12/3/2013-MTI	$400	$510,102	$1,020,204
	12/11/2013							4,586			$401,092
	12/11/2013				1,834	7,338	14,676				$811,650
	12/11/2013								22,698	$87.46	$561,549
		$400	$1,067,827	$2,135,654	1,834	7,338	14,676	4,586	22,698		$1,774,291

(1) For the non-equity incentive plan awards, the grant date is the date the Committee approved the range of the estimated potential future payouts for the performance periods noted under footnote (2) below. For equity awards, the grant date is seven calendar days after the first regularly scheduled Board meeting of the fiscal year.

(2) These columns show the range of potential payouts under the STI and MTI plans. The performance period for STI in this table covers November 1, 2013 through October 31, 2014. For actual performance between threshold, target, and maximum, the earned STI award is prorated.

The range of the MTI award covers the three-year performance period beginning in fiscal 2014 and ending in fiscal 2016. Awards are not paid unless Deere generates at least $1 million of SVA for the performance period. The target MTI award will be earned if $3.605 billion of SVA is accumulated and the maximum MTI award will be earned if $7.21 billion or more is accumulated during the performance period. The amounts shown in the table represent potential MTI awards based on the median salary of the NEOs’ salary grades as of September 30, 2014. The actual MTI awards will depend upon Deere’s actual SVA performance and the median salary of the NEOs’ salary grades as of September 30, 2015.

(3) Represents the potential payout range of PSUs granted in fiscal 2014 (in December 2013). The number of shares that vest is equally based on TSR and revenue growth, both relative to companies in the S&P Industrial Sector. Performance and payouts are determined independently for each metric. At the end of the three-year performance period, the actual award, delivered as Deere common stock, can range from 0% to 200% of the original grant.

(4) Represents the number of RSUs granted during fiscal 2014 (in December 2013). RSUs will vest three years after the grant date, at which time they may be settled in Deere common stock. Prior to settlement, each RSU entitles the individual to receive dividend equivalents in cash at the same time as dividends are paid on Deere’s common stock.

(5) Represents the number of options granted during fiscal 2014 (in December 2013). These options vest in approximately three equal annual installments on the first, second, and third anniversaries of the grant date.

(6) The exercise price is the average of the high and low price of Deere common stock on the NYSE on the grant date.

(7) Amounts shown represent the grant date fair value of equity awards granted to the NEOs in fiscal 2014 calculated in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. For RSUs, fair value is the market value of the underlying stock on the grant date (which is the same as the exercise price in column (6) for stock options). For options, the fair value on the grant date was $24.74, which was calculated using the binomial lattice option pricing model. The grant date fair value of the PSUs subject to the TSR metric was $116.86 based on a lattice valuation model excluding dividends. The grant date fair value of the PSUs subject to the revenue growth metric was $81.53 based on the market price of a share of underlying common stock excluding dividends.

For additional information on the valuation assumptions, refer to Note 24, “Stock Option and Restricted Stock Awards,” of Deere’s consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2014.

Outstanding Equity Awards at Fiscal 2014 Year-End
The following table itemizes outstanding options, RSUs, and PSUs held by the NEOs as of October 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Intrinsic Value of Unexercised Options (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (7)
Samuel R. Allen	28,808	—	$88.82	$—	12/5/2017	—	$—
	62,704	—	$39.67	$2,876,546	12/17/2018	—	$—
	269,353	—	$52.25	$8,966,761	12/9/2019	—	$—
	114,253	—	$80.61	$563,267	12/8/2020	—	$—
	91,050	44,847	$74.24	$1,535,636	12/14/2021	52,269	$4,471,090
	43,825	85,074	$86.36	$—	12/12/2022	25,301	$2,164,248	—	$—
	—	123,633	$87.46	$—	12/11/2023	24,982	$2,136,960	9,193	$786,369
	609,993	253,554		$13,942,210		102,552	$8,772,298	9,193	$786,369

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Intrinsic Value of Unexercised Options (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (7)
Rajesh Kalathur	4,366	—	$34.44	$223,103	12/7/2015	—	$—
	5,816	—	$48.38	$216,152	12/6/2016	—	$—
	4,519	—	$88.82	$—	12/5/2017	—	$—
	11,133	—	$39.67	$510,726	12/17/2018	—	$—
	12,151	—	$52.25	$404,507	12/9/2019	—	$—
	7,379	—	$80.61	$36,378	12/8/2020	—	$—
	5,357	2,639	$74.24	$90,355	12/14/2021	—	$—
	8,188	15,895	$86.36	$—	12/12/2022	4,727	$404,348	—	$—
	—	20,086	$87.46	$—	12/11/2023	4,058	$347,121	1,493	$127,711
	58,909	38,620		$1,481,221		8,785	$751,469	1,493	$127,711
James M. Field	17,680	—	$88.82	$—	12/5/2017	—	$—
	42,178	—	$39.67	$1,934,916	12/17/2018	—	$—
	56,457	—	$52.25	$1,879,454	12/9/2019	—	$—
	21,735	—	$80.61	$107,154	12/8/2020	—	$—
	17,011	8,380	$74.24	$286,918	12/14/2021	9,766	$835,384
	7,832	15,204	$86.36	$—	12/12/2022	4,521	$386,726	—	$—
	—	22,095	$87.46	$—	12/11/2023	4,464	$381,851	1,642	$140,457
	162,893	45,679		$4,208,442		18,751	$1,603,961	1,642	$140,457
Jean H. Gilles	10,704	—	$88.82	$—	12/5/2017	—	$—
	50,163	—	$52.25	$1,669,926	12/9/2019	—	$—
	20,376	—	$80.61	$100,454	12/8/2020	—	$—
	15,532	7,651	$74.24	$261,968	12/14/2021	8,915	$762,589
	8,188	15,895	$86.36	$—	12/12/2022	4,727	$404,348	—	$—
	—	22,899	$87.46	$—	12/11/2023	4,627	$395,794	1,702	$145,589
	104,963	46,445		$2,032,348		18,269	$1,562,731	1,702	$145,589
Michael J. Mack, Jr.	24,388	—	$88.82	$—	12/5/2017	—	$—
	21,347	—	$80.61	$105,241	12/8/2020	—	$—
	15,532	7,651	$74.24	$261,968	12/14/2021	8,915	$762,589
	7,476	14,513	$86.36	$—	12/12/2022	4,316	$369,191	—	$—
	—	22,698	$87.46	$—	12/11/2023	4,586	$392,286	1,687	$144,306
	68,743	44,862		$367,209		17,817	$1,524,066	1,687	$144,306

(1) Options become vested and exercisable in approximately three equal annual installments on the first, second, and third anniversaries of the grant date.

(2) The amount shown represents the number of options that have not been exercised (vested and unvested) multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2014, which was $85.54, and the option exercise price. No value is shown for “underwater” options.

(3) Options expire ten years from the grant date.

(4) RSUs vest three years from the grant date. RSUs granted in fiscal years 2013 and 2014 must be held until three years after the grant date before they are settled in Deere common stock. RSUs granted in fiscal year 2012 must be held for five years. RSUs that have vested, but have not been settled in Deere common stock, are included in the Fiscal 2014 Nonqualified Deferred Compensation Table.

The three-year performance period for PSUs granted in fiscal 2012 ended on October 31, 2014. The final payout determination was made by the Committee in December 2014 and the award vested and was settled in Deere common stock on December 14, 2014 (the third anniversary of the grant date). As discussed in the CD&A under “2012-2014 PSU Program (Payable in Fiscal 2015),” the final payout under the award was equal to 48.5% of the target opportunity. The numbers of shares earned by the applicable NEOs were as follows: 22,838 (Allen); 4,267 (Field); 3,895 (Gilles); and 3,895 (Mack).

(5) The amount shown represents the number of RSUs that have not vested and PSUs described in footnote (4) to this table multiplied by the closing price for Deere common stock on the NYSE on October 31, 2014, which was $85.54.

(6) The amount shown represents actual achievement of the PSUs granted in fiscal years 2013 and 2014 relative to the S&P Industrial Sector assuming truncated performance measurement periods. The final number of shares earned, if any, will be based upon performance as determined by revenue growth and TSR relative to the S&P Industrial Sector at the end of the applicable performance period.

PSU Grant Date	December 12, 2012	December 11, 2013
Truncated performance period	11/1/2012 - 10/31/2014	11/1/2013 - 10/31/2014
Actual performance period ending date	10/31/2015	10/31/2016
Payout of target number of shares based on revenue growth	0%	0%
Payout of target number of shares based on TSR	0%	46%

(7) The amount shown represents the number of PSUs described in footnote (6) to this table multiplied by the closing price for Deere common stock on the NYSE on October 31, 2014, which was $85.54.

Fiscal 2014 Option Exercises and Stock Vested
The following table provides information regarding option exercises and vesting of RSUs and PSUs during fiscal 2014. These options and stock awards were granted in prior fiscal years and are not related to performance in fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting (4)
Samuel R. Allen	32,371	$1,412,834	67,409	$5,751,336
Rajesh Kalathur	4,860	$273,505	—	$—
James M. Field	13,380	$591,144	12,822	$1,093,973
Jean H. Gilles	22,650	$1,201,905	12,022	$1,025,717
Michael J. Mack, Jr.	—	$—	12,594	$1,074,520

(1) Represents the total number of shares that were exercised before any withholding of shares to pay the exercise price and taxes.

(2) Value realized on exercise is based on the market price upon exercise minus the exercise price (the grant price).

(3) Represents the number of RSUs and PSUs that vested during fiscal 2014. The RSUs were granted on December 8, 2010 and vested on December 8, 2013. Although they are vested, these RSUs will not be settled in Deere common stock until five years after the grant date (in December 2015).

The three-year performance period for PSUs granted in fiscal 2011 ended on October 31, 2013. The final number of shares earned was based on Deere’s revenue growth and TSR relative to the S&P Industrial Sector over the performance period. The final payout determination was made by the Committee in December 2013 following a review of the relative performances of the Company and the S&P Industrial Sector, and the award was settled in Deere common stock on December 8, 2013 (the third anniversary of the grant date). The final payout under the award was equal to 100% of the target opportunity, as disclosed in the CD&A in last year’s proxy statement.

The following table shows the number of RSUs and PSUs that vested during fiscal 2014:

Name	RSUs	PSUs
Samuel R. Allen	25,927	41,482
James M. Field	4,932	7,890
Jean H. Gilles	4,624	7,398
Michael J. Mack, Jr.	4,844	7,750

(4) Represents the number of RSUs and PSUs vested multiplied by the closing price ($85.32) of Deere common stock on the NYSE as of the vesting date.

Pension Benefits
The NEOs are eligible to participate in pension plans that provide benefits based on years of service and pay. Pension benefits are provided under a qualified defined benefit pension plan called the John Deere Pension Plan for Salaried Employees (the “Salaried Plan”) and two nonqualified pension plans called the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Pension Benefit Plan (the “Supplemental Plan”).

In 1996, we introduced a new pension option under the Salaried Plan known as the “Contemporary Option.” At that time, participants were given the choice between remaining in the existing Salaried Plan option, known as the “Traditional Option,” or choosing the new Contemporary Option. New employees hired between January 1, 1997 and October 31, 2014 automatically participated in the Contemporary Option. For new employees hired on or after November 1, 2014, pension benefits under the Salaried Plan are calculated based on a cash balance methodology instead of the Traditional or Contemporary Option formulas discussed below. None of the NEOs participate in the cash balance plan.

Salaried Plan
The Salaried Plan is a qualified plan subject to certain IRC limitations on benefits and is subject to the Employee Retirement Income Security Act of 1974. Deere makes contributions to, and benefits are paid from, a tax-exempt pension trust. Pension benefits provided by the Salaried Plan under the Traditional and Contemporary Options are summarized as follows:

Traditional Option
The Traditional Option pension benefit is based on a formula that calculates a retirement benefit using service credit, “Final Average Pay” as defined below, and a multiplier. Generally, Final Average Pay is the participant’s aggregate salary (up to IRC limits) for the last 60 months prior to retirement divided by 60, unless the last 60 months does not represent the participant’s highest earnings. In that case, Final Average Pay would be calculated using the participant’s five highest consecutive anniversary years of earnings.

The formula for calculating monthly pension benefits under the qualified Traditional Option is:

Final Average Pay (up to IRC limits)
x Years of Service
x 1.5%

Eligibility to retire with unreduced pension benefits under the Traditional Option is based on age and years of service. Participants who are age 60 with ten or more years of service, or who are age 65 with five or more years of service, receive unreduced pension benefits.

Under the Traditional Option, early retirement eligibility occurs upon the earliest of:

(1) having 30 years of service; or
(2) the sum of the participant’s years of service and age equaling 80 or more.

Pension amounts are reduced 4% for each year that retirement benefits are received before age 60. At this time, none of our NEOs participate in the Traditional Option.

Contemporary Option
Under the Contemporary Option, “Career Average Pay” replaces Final Average Pay in computing retirement benefits. Career Average Pay is calculated using salary plus STI (up to IRC limits). For participants electing the Contemporary Option, the transition to Career Average Pay includes salary and STI awards from 1992 until retirement. For salaried employees participating in this option, Deere makes enhanced contributions to the employee’s 401(k) retirement savings account.

The formula for calculating benefits under the qualified Contemporary Option is:

Career Average Pay (up to IRC limits)
x Years of Service
x 1.5%

Eligibility to retire with unreduced benefits under the Contemporary Option occurs at age 67 for all participating employees that were hired on or after January 1, 1997. For employees hired before this date, the eligibility age for retiring with unreduced benefits is based on years of service as of January 1, 1997 and ranges from ages 60 to 67. None of our NEOs are currently eligible to retire with unreduced benefits under the Contemporary Option.

For employees hired before January 1, 1997 who were not eligible to retire on January 1, 1997, and for employees participating in the Contemporary Option that were hired on or after January 1, 1997, early retirement eligibility under the Contemporary Option is the earlier of:

(1) age 55 with ten or more years of service; or
(2) age 65 with five or more years of service.

Pension payments are reduced 4% for each year the employee is under the unreduced benefits age upon retirement. Messrs. Allen, Gilles, and Mack are the only NEOs currently eligible to retire early with reduced benefits under the Contemporary Option.

Supplementary Plan
The Supplementary Plan is an unfunded, nonqualified excess defined benefit plan that provides additional pension benefits in a comparable amount to those benefits the participant would have received under the Salaried Plan in the absence of IRC limitations. Benefit payments for the Supplementary Plan are made from the assets of Deere.

The Supplementary Plan uses the same formula as the Salaried Plan to calculate the benefit payable, except that eligible earnings include only amounts above IRC qualified plan limits.

Supplemental Plan
The Supplemental Plan is an unfunded, nonqualified supplemental retirement plan for certain employees, including all the NEOs. Benefit payments for the Supplemental Plan are made from the assets of Deere. The Supplemental Plan was closed to new participants effective November 1, 2014, although benefits will continue to accrue for employees who were already participating in the plan as of such date.

The formulas for calculating benefits under the Supplemental Plan for the Contemporary and Traditional Options can be summarized as follows:

Contemporary Option

Career Average Pay
x Years of Service at grade 13 and above beginning January 1, 1997
x 0.5%

Traditional Option
The Supplemental Plan benefit under the Traditional Option is derived by subtracting the value of the Traditional Option (Salaried Plan plus Supplementary Plan) from the value of the Contemporary Option (Salaried Plan, Supplementary Plan, plus Supplemental Plan) had it been chosen. If this amount is positive, the NEO will receive this additional amount as a Supplemental Plan benefit.

Fiscal 2014 Pension Benefits Table

		Assumed	Number of Years	Present Value of
Name	Plan Name (1)	Retirement Age (2)	of Credited Service (3)	Accumulated Benefit (4)
Samuel R. Allen	Salaried Plan	63	39.4	$1,522,594
Contemporary Option	Supplementary Plan	63	39.4	$9,529,325
	Supplemental Plan	63	17.8	$1,605,436
	Total			$12,657,355

Rajesh Kalathur	Salaried Plan	65	17.4	$270,355
Contemporary Option	Supplementary Plan	65	17.4	$200,792
	Supplemental Plan	65	8.8	$83,346
	Total			$554,493

James M. Field	Salaried Plan	65	20.5	$403,967
Contemporary Option	Supplementary Plan	65	20.5	$932,990
	Supplemental Plan	65	15.7	$348,912
	Total			$1,685,869

Jean H. Gilles	Salaried Plan	64	26.6	$906,259
Contemporary Option	Supplementary Plan	64	26.6	$2,800,721
	Supplemental Plan	64	17.8	$827,402
	Total			$4,534,382

		Assumed	Number of Years	Present Value of
Name	Plan Name (1)	Retirement Age (2)	of Credited Service (3)	Accumulated Benefit (4)
Michael J. Mack, Jr.	Salaried Plan	65	28.3	$792,051
Contemporary Option	Supplementary Plan	65	28.3	$2,255,345
	Supplemental Plan	65	17.8	$634,938
	Total			$3,682,334

(1) Benefits are provided under the Salaried Plan, the Supplementary Plan, and the Supplemental Plan as described in the narrative preceding the table. A portion of Mr. Gilles’ benefits will be provided by certain German pension plans in which he participated during his period of employment at Deere’s European Office in Germany. Any benefits received from these German plans will offset benefits that would have otherwise been provided under the Salaried Plan. Mr. Gilles’ total pension benefits are calculated for all purposes as if he had been a participant in the U.S. pension plans his entire career.

(2) The assumed retirement age is the earliest age at which the NEO could retire without any benefit reduction due to age or normal retirement age, if earlier. The assumed retirement age may vary depending on whether the NEO is covered by the Traditional Option or the Contemporary Option, as explained in the narrative preceding the table.

(3) Years and months of service credit under each plan as of October 31, 2014. The years of credited service are equal to years of eligible service with Deere for the Salaried and Supplementary Plan. Service credit under the Supplemental Plan is based on service at grade 13 or above, beginning January 1, 1997.

(4) The actuarial present value of the accumulated benefit is shown as of October 31, 2014, and is provided as a straight-life annuity for the qualified pension plan and a lump sum for nonqualified pension plan benefits. Pension benefits are not reduced for any social security benefits or other offset amounts that the NEO may receive. A portion of the benefit for Mr. Gilles will be provided under certain German pension plans as described in footnote (1) above.

The actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Actual benefit present values will vary from these estimates depending on many factors, including actual retirement age.

The following assumptions were used to calculate the present value of the accumulated benefit:

–	Each of the NEOs continues as an executive until the earliest age at which he could retire without any benefit reduction due to age or normal retirement age, whichever is earlier, as defined in the Salaried Plan;

–	Present value amounts were determined based on the financial accounting discount rate for U.S. pension plans of 4.20%;
–	Benefits subject to a lump sum distribution were determined using an interest rate of 3.26%;
–	The mortality table used for the Salaried Plan was the RP2000 table (with mortality projection scale BB, as published by the Society of Actuaries), while the mortality table used for the Supplementary and Supplemental Plans was the RP 2021 table, each table as published by the IRS; and

–	Pensionable earnings are calculated for the most recently completed fiscal year using base pay as an estimate (assuming one base pay increase of 3.5% - 4.5% depending on age) with no future increase and the STI bonus at target. Pensionable earnings for prior years are calculated based on actual base pay and actual STI earned for prior years.

Nonqualified Deferred Compensation
The Fiscal 2014 Nonqualified Deferred Compensation Table below shows information about four programs:

(1) the John Deere Voluntary Deferred Compensation Plan (“Deferred Plan”), a nonqualified deferred compensation plan;

(2) the Deere & Company European Office Vorsorgeplan 2001 (“German Deferral Plan”), a voluntary deferral plan;

(3) the John Deere Defined Contribution Restoration Plan (“DCRP”), a nonqualified savings plan; and

(4) deferred RSUs.

Deferred Plan
Under the Deferred Plan, through fiscal 2008, NEOs could defer their base salary, STI, and/or MTI in 5% increments up to 95%. For deferrals elected after 2008, up to 70% of base salary can be deferred while STI and MTI awards can be deferred up to 95%. On the first day of each calendar quarter, the balance in each account under the Deferred Plan is credited with interest. For deferrals made through calendar 2009, interest is credited at the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2% as of the last day of the preceding quarter. For deferrals made after December 31, 2009, the deferred amounts earn interest based on the Moody’s “A” rated Corporate Bond Rate. During fiscal 2014, amounts deferred under the Deferred Plan were credited with interest at the following rates:

Earnings Under Deferred Plan
	Deferrals through	Deferrals after 2009
	calendar 2009	Moody’s “A” Corporate
	Prime plus 2%	Bond Rate
November-13	5.25%	4.82%
February-14	5.25%	4.60%
May-14	5.25%	4.31%
August-14	5.25%	4.20%

An election to defer salary must be made prior to the beginning of the calendar year in which deferral occurs. An election to defer STI must be made prior to the beginning of the fiscal year upon which the award is based. An election to defer MTI must be made prior to the close of the fiscal year preceding the calendar year of payment. Participants may elect to receive the deferred funds in a lump sum or in equal annual installments not to exceed ten years. Distribution must be completed within ten years following retirement. All deferral elections and associated distribution schedules are irrevocable. This plan is unfunded and participant accounts are at-risk in the event of the Company’s bankruptcy.

German Deferral Plan
Mr. Gilles participated in the German Deferral Plan during his period of employment at Deere’s European Office in Germany. The German Deferral Plan was available to all salaried employees in Germany and permitted participants to defer up to 100% of their base salary, STI, and/or MTI. Interest on deferrals is determined on the basis of “transforming factors” specified in the plan documentation. All distributions are paid in a lump sum in the January following the year in which the participant retires or, if the participant retires prior to age 65, no later than the January following the year the participant turns 65.

DCRP
The DCRP is designed to allow executives participating in our Contemporary Option to defer employee contributions and receive employer matching contributions on up to 6% of eligible earnings that are otherwise limited by the IRC. For DCRP purposes, eligible earnings include base salary, STI, and commission compensation. None of the NEOs receive commission compensation. The 401(k) deferral percentage selected by the employee in place each October 31st is used during the following calendar year to calculate the DCRP employee contribution. This plan is unfunded and participant accounts are at-risk in the event of the Company’s bankruptcy.

Two investment options are available under the DCRP: the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2%; or a rate of return based on the S&P 500 Index for the prior month. Participants may choose either investment option for any portion of their account. Participants can change investment options between the 1st and 10th day of any month. During fiscal 2014, the annualized rates of return under the two options were as follows:

Earnings For DCRP
	Prime plus 2%	S&P 500 Index
November-13	5.25%	23.37%
December-13	5.25%	44.31%
January-14	5.25%	16.31%
February-14	5.25%	9.68%
March-14	5.25%	-3.51%
April-14	5.25%	30.70%
May-14	5.25%	0.48%
June-14	5.25%	16.42%
July-14	5.25%	36.40%
August-14	5.25%	16.03%
September-14	5.25%	-7.04%
October-14	5.25%	19.39%

Distribution options under the DCRP consist of a lump sum distribution one year following the date of separation, or, in the case of retirement, five annual installments beginning one year following the retirement date.

Deferred RSUs
There are two scenarios under which deferred RSUs can appear in the Fiscal 2014 Nonqualified Deferred Compensation Table:

–	Certain RSUs are required to be held for a defined period of time after they vest three years from the grant date. The following tranches of RSUs have vested but remain subject to mandatory restriction as described in the following chart:

Grant Date	Date Vested	Restriction Period
December 2002	December 2005	Until retirement or no longer active employee
December 2007	December 2010	Until retirement or no longer active employee
December 2008	December 2011	Until retirement or no longer active employee
December 2009	December 2012	Until retirement or no longer active employee
December 2010	December 2013	5 years (until December 2015)

–	For RSUs granted starting in December 2003, NEOs may elect deferral of settlement for a minimum of five years. If a deferral election is made, the RSUs will be settled in shares of Deere common stock five or more years after the originally scheduled conversion date.

Deferred RSUs will not be settled in Deere common stock until either the election period or the restriction period expires.

Fiscal 2014 Nonqualified Deferred Compensation Table

		Executive	Registrant	Aggregate
		Contributions	Contributions	Earnings in Last	Aggregate Balance at
		in Last FY	in Last FY	Fiscal Year	Last FYE
Name	Plan	(1)	(2)	(3)	(4)
Samuel R. Allen	DCRP	$279,155	$465,259	$224,791	$4,589,204
	Deferred RSUs	$—	$2,212,092	$275,134	$8,446,733
	Total	$279,155	$2,677,350	$499,925	$13,035,937
Rajesh Kalathur	DCRP	$61,375	$102,291	$17,648	$387,666
	Total	$61,375	$102,291	$17,648	$387,666
James M. Field	DCRP	$83,660	$139,434	$73,649	$1,502,279
	Deferred RSUs	$—	$420,798	$95,879	$2,613,418
	Total	$83,660	$560,232	$169,528	$4,115,697
Jean H. Gilles	German Deferral Plan	$—	$—	$19,718	$310,958
	DCRP	$74,581	$124,302	$67,509	$1,374,612
	Deferred RSUs	$—	$394,520	$60,787	$1,777,350
	Total	$74,581	$518,821	$148,014	$3,462,920
Michael J. Mack, Jr.	Deferred Plan	$—	$—	$93,422	$1,838,237
	DCRP	$85,896	$143,160	$284,742	$2,355,665
	Deferred RSUs	$—	$413,290	$118,863	$3,137,693
	Total	$85,896	$556,450	$497,027	$7,331,595

(1) The amounts in this column represent employee compensation deferrals that are included in the Fiscal 2014 Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2) The amounts in this column associated with the DCRP represent Deere’s contributions during the fiscal year as included in the Fiscal 2014 Summary Compensation Table under the “All Other Compensation” column. The amounts in this column associated with deferred RSUs represent RSUs that vested in the current fiscal year but have not been converted into Deere common stock, and are included in the Fiscal 2014 Option Exercises and Stock Vested table under the column “Value Realized on Vesting.”

(3) For rates of return on account balances under the Deferred Plan and DCRP, see the applicable earnings charts in the narrative preceding this table. The notional rate of return on amounts deferred by Mr. Gilles under the German Deferral Plan was 6.77%. For the deferred RSU accounts, the earnings represent the change in the intrinsic value of the RSUs. The above-market portions of the amounts shown in this column are reported in the Fiscal 2014 Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and are quantified in footnote (5) to that table.

(4) Of the aggregate balance, the following amounts were reported as compensation to each respective NEO in the Summary Compensation Table in prior years: $6,950,905 (Allen); $84,464 (Kalathur); $1,746,973 (Field); $264,981 (Gilles); and $4,285,620 (Mack).

Fiscal 2014 Potential Payments upon Change in Control
The CIC Program includes a “double trigger” approach, under which participants will receive severance benefits only if both a change in control and qualifying termination occur. A “qualifying termination” is either:

–	Deere’s termination of an executive’s employment within the six months preceding or within 24 months following a change in control for reasons other than termination for death, disability, or “cause” (defined as an executive’s willful and continued nonperformance of duties after written demand; willful conduct that is demonstrably and materially injurious to Deere; or illegal activity); or

–	An executive’s termination of his or her own employment for “good reason” (defined as material reductions or alterations in an executive’s authorities, duties, or responsibilities; change in office location of at least 50 miles from current residence; material reductions in an executive’s participation in certain Deere compensation plans; or certain other breaches of the covenants in the CIC Program) within 24 months following a change in control.

The CIC Program defines the following as “change in control” events:

–	any “person,” as defined in the Exchange Act (with certain exceptions), acquires 30% or more of Deere’s voting securities;
–	a majority of Deere’s directors are replaced without the approval of at least two-thirds of the existing directors or directors previously approved by the then-existing directors;
–	any merger or business combination of Deere and another company, unless the outstanding voting securities of Deere prior to the transaction continue to represent at least 60% of the voting securities of the new company; or

–	Deere is completely liquidated or all, or substantially all, of Deere’s assets are sold or disposed.

Benefits provided under the CIC program and other benefit plans are described in the footnotes to the table. Although not reflected in the table, the CIC Program provides that Deere will pay the executive’s reasonable legal fees and expenses if the executive must enforce the program terms. Under the CIC Program, the executives agree: (a) not to disclose or use for their own purposes confidential and proprietary Deere information; and (b) for a period of two years following termination of employment, not to induce Deere employees to leave Deere, or to interfere with Deere’s business.

In addition, the Omnibus Plan, the MTI plan, and the Deferred Plan each contain change in control provisions that may trigger payments under these plans. Under the Omnibus Plan, unless the Board or the Committee determines otherwise, and regardless of whether the employee was terminated or not, all then-outstanding equity awards that were granted before February 24, 2010 would vest and restriction periods would end upon a change in control. All outstanding RSUs would be cashed out as of the date of the change in control and the employee would have the right to exercise all outstanding options. Such potential payments are disclosed in the table below adjacent to “Change in Control only.” For awards made under the Omnibus Plan on and after February 24, 2010, the foregoing provisions will apply only if there is both a change in control and the employee experiences a qualifying termination. The MTI plan provides for payment upon a change in control based on actual performance results to date for all performance periods then in progress. Under the Deferred Plan, in the event of certain changes in control, the Committee may elect to terminate the plan within 12 months following the change in control and distribute all account balances, or the Committee may decide to keep the Deferred Plan in effect and modify it to reflect the impact of the change in control.

The following table includes estimated potential payments that would have been due to each NEO if a change in control event had occurred and, if applicable, the NEO experienced a qualifying termination as of October 31, 2014. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount each NEO would receive if a change in control occurred. As explained in the footnotes, the payments listed represent the incremental amounts due to NEOs beyond what the NEOs would have received without the change in control. Not included in this table are the following payments to which the NEOs are already entitled and which are reported in previous sections of this Proxy Statement:

–	amounts already earned under the STI and MTI plans as of October 31, 2014 (reported in the Fiscal 2014 Summary Compensation Table);
–	the exercise of outstanding vested options (reported in the Outstanding Equity Awards at Fiscal 2014 Year-End table); and
–	distribution of nonqualified deferred compensation (reported in the Fiscal 2014 Nonqualified Deferred Compensation Table).

				Stock	Stock	Welfare	Defined
				Awards	Options	Benefits	Contribution	Total
Name	Salary (1)	STI (2)	MTI (3)	(4)	(5)	(6)	Plans (7)	Payments
Samuel R. Allen
–Change in Control only	$—	$—	$4,986,261	$—	$—	$—	$—	$4,986,261
–Change in Control and
Qualifying Termination	$4,500,000	$5,607,015	$4,986,261	$10,909,943	$—	$34,386	$1,472,277	$27,509,882
Rajesh Kalathur
–Change in Control only	$—	$—	$1,401,378	$—	$—	$—	$—	$1,401,378
–Change in Control and
Qualifying Termination	$1,583,784	$1,339,864	$1,401,378	$1,953,819	$29,821	$38,418	$383,373	$6,730,457
James M. Field
–Change in Control only	$—	$—	$1,401,378	$—	$—	$—	$—	$1,401,378
–Change in Control and
Qualifying Termination	$1,945,296	$1,648,200	$1,401,378	$3,221,265	$94,694	$39,234	$494,802	$8,844,869
Jean H. Gilles
–Change in Control only	$—	$—	$1,401,378	$—	$—	$—	$—	$1,401,378
–Change in Control and
Qualifying Termination	$1,779,228	$1,506,341	$1,401,378	$1,967,078	$—	$38,859	$517,872	$7,210,756
Michael J. Mack, Jr.
–Change in Control only	$—	$—	$1,401,378	$—	$—	$—	$—	$1,401,378
–Change in Control and
Qualifying Termination	$1,973,232	$1,673,175	$1,401,378	$1,905,318	$—	$39,297	$505,980	$7,498,380

(1) In the event of a change in control and qualifying termination, the CIC Program provides for a lump sum payment of three times the annual base salary.

(2) In the event of a change in control and qualifying termination, the CIC Program provides for a lump sum payment of three times the target STI bonus amount for the fiscal year in which the termination occurs. In addition, the NEO is entitled to a prorated STI award for the current year. Since the change in control calculations in this table are made as of the end of the fiscal year, the prorated award for the current year is equal to the STI earned for the current fiscal year as reported in the Fiscal 2014 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table.

(3) The MTI plan contains a change in control provision that entitles participants, as of the date of a change in control, to a lump sum MTI payment based on actual performance results to date for all performance periods then in progress. The payout for the three-year performance period ended October 31, 2014 is reported in the Fiscal 2014 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table. For each of the NEOs, the amount shown in this table represents the payout for the two remaining performance periods.

(4) Vesting of unvested RSUs and PSUs does not accelerate in the event of a change in control only. In the event of a change in control and qualifying termination:

–	For unvested RSUs, the vesting and restriction requirements no longer apply and the awards are cashed out; and
–	For unvested PSUs, the vesting and restriction requirements no longer apply and the awards are cashed out at a target award level.

For purposes of the table, all unvested PSUs and RSUs are valued based on the closing price for Deere common stock on the NYSE on October 31, 2014, which was $85.54. Since Messrs. Allen, Gilles, and Mack are eligible for retirement and all currently unvested RSUs would vest immediately on the date of such event, there is no incremental benefit of the accelerated vesting for these individuals. Vested RSUs are not included since they have been earned and are included on the Fiscal 2014 Nonqualified Deferred Compensation Table. Unvested PSUs and RSUs are included in the Outstanding Equity Awards at Fiscal 2014 Year-End table.

(5) Vesting of outstanding stock options does not accelerate in the event of a change in control only. Instead, outstanding stock options will continue to vest over the three-year vesting period, subject to continued employment conditions.

In the event of a change in control and qualifying termination, all outstanding stock options vest and can be exercised immediately. Since Messrs. Allen, Gilles, and Mack are eligible for retirement and all currently unvested stock options would vest immediately on the date of such event, there is no incremental benefit of the accelerated vesting for these individuals. For Messrs. Kalathur and Field, who are not eligible for retirement, the amount represents the number of outstanding, unexercisable options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2014, which was $85.54, and the option exercise prices. These amounts are included in the Outstanding Equity Awards at Fiscal 2014 Year-End table.

(6) In the event of a change in control and qualifying termination, the CIC Program provides for continuation of health care, life, accidental death and dismemberment, and disability insurance for three full years at the same premium cost and coverage. This benefit will be discontinued if the NEO receives similar benefits from a subsequent employer during this three-year period.

(7) In the event of a change in control and qualifying termination, the CIC Program includes cash payment equal to three times Deere’s contributions on behalf of each of the NEOs under our defined contribution plans for the plan year preceding termination (or, if greater, for the plan year immediately preceding the change in control). The amount reported for Mr. Gilles also includes the amount by which the value of his account balance under the German Deferral Plan would have increased had he remained employed for an additional three years following a change in control and his qualifying termination.

Fiscal 2014 Potential Payments upon Termination of Employment Other than Following a Change in Control

The following table summarizes the estimated payments to be made to the NEOs under our plans or established practices in the event of termination of employment for death, disability, retirement, termination without cause, termination for cause, and voluntary separation. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amounts the NEOs would receive in the event of an eligible termination.

The amounts shown assume the termination event occurred on, and the NEO was actively employed until, October 31, 2014.

							Present
							Value of
							Accumulated
						Deferred	Pension
	Salary	STI	MTI	Stock Awards	Stock Options	Compensation	Benefit	Total
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Payments
Samuel R. Allen
Death	$—	$2,779,846	$2,618,045	$18,005,400	$13,942,210	$4,589,204	$8,243,294	$50,177,999
Disability	$14,050,508	$2,779,846	$2,618,045	$18,005,400	$13,942,210	$4,589,204	$14,824,294	$70,809,507
Retirement	$—	$2,779,846	$2,618,045	$18,005,400	$13,942,210	$4,589,204	$14,924,084	$56,858,789
Termination Without Cause	$1,500,000	$2,779,846	$2,618,045	$8,446,733	$—	$4,589,204	$14,924,084	$34,857,912
Termination For Cause	$—	$2,779,846	$2,618,045	$8,446,733	$—	$4,589,204	$14,924,084	$33,357,912
Voluntary Separation (8)
Rajesh Kalathur
Death	$—	$885,729	$994,022	$879,180	$1,481,221	$387,666	$397,021	$5,024,839
Disability	$9,721,838	$885,729	$994,022	$879,180	$1,481,221	$387,666	$1,782,554	$16,132,210
Retirement (9)
Termination Without Cause	$373,949	$885,729	$994,022	$—	$—	$387,666	$724,919	$3,366,285
Termination For Cause	$—	$885,729	$994,022	$—	$—	$387,666	$724,919	$2,992,336
Voluntary Separation	$—	$885,729	$994,022	$—	$—	$387,666	$724,919	$2,992,336
James M. Field
Death	$—	$1,089,557	$994,022	$4,357,835	$4,208,442	$1,502,279	$1,032,119	$13,184,254
Disability	$13,819,121	$1,089,557	$994,022	$4,357,835	$4,208,442	$1,502,279	$3,507,530	$29,478,786
Retirement (9)
Termination Without Cause	$540,360	$1,089,557	$994,022	$2,613,418	$—	$1,502,279	$1,880,495	$8,620,131
Termination For Cause	$—	$1,089,557	$994,022	$2,613,418	$—	$1,502,279	$1,880,495	$8,079,771
Voluntary Separation	$—	$1,089,557	$994,022	$2,613,418	$—	$1,502,279	$1,880,495	$8,079,771

							Present
							Value of
							Accumulated
						Deferred	Pension
	Salary	STI	MTI	Stock Awards	Stock Options	Compensation	Benefit	Total
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Payments
Jean H. Gilles
Death	$—	$995,780	$994,022	$3,485,669	$2,032,348	$1,752,891	$3,101,546	$12,362,256
Disability	$8,068,240	$995,780	$994,022	$3,485,669	$2,032,348	$1,685,570	$6,488,817	$23,750,446
Retirement	$—	$995,780	$994,022	$3,485,669	$2,032,348	$1,685,570	$5,628,783	$14,822,172
Termination Without Cause	$593,076	$995,780	$994,022	$1,777,350	$—	$1,685,570	$5,628,783	$11,674,581
Termination For Cause	$—	$995,780	$994,022	$1,777,350	$—	$1,685,570	$5,628,783	$11,081,505
Voluntary Separation (8)
Michael J. Mack, Jr.
Death	$—	$1,106,067	$994,022	$4,806,065	$367,209	$4,193,902	$2,509,302	$13,976,567
Disability	$8,566,269	$1,106,067	$994,022	$4,806,065	$367,209	$4,193,902	$5,287,994	$25,321,528
Retirement	$—	$1,106,067	$994,022	$4,806,065	$367,209	$4,193,902	$4,549,959	$16,017,224
Termination Without Cause	$657,744	$1,106,067	$994,022	$3,137,693	$—	$4,193,902	$4,549,959	$14,639,387
Termination For Cause	$—	$1,106,067	$994,022	$3,137,693	$—	$4,193,902	$4,549,959	$13,981,643
Voluntary Separation (8)

(1) Our NEOs do not have employment agreements. However, we have severance guidelines that provide compensation if termination is initiated by Deere for reasons other than cause. Our severance guidelines provide for payment of one-half month of salary for each complete year of employment, up to a maximum of one year’s salary. We may elect to pay severance in either a lump sum or via salary continuance, unless the amount of severance exceeds two times the applicable limit under Section 401(a)(17) of the IRC, in which case severance will be paid in a lump sum.

Under our Long-Term Disability Plan, if disabled before age 62, NEOs receive monthly benefits until age 65 equal to 60% of their salary plus the average of the three STI awards received immediately prior to the start of disability. The amount shown for disability represents the present value of the monthly benefit from the time of the disability, assumed to be October 31, 2014, until the time the NEO attains age 65.

(2) Under all termination events, the amount of STI earned for the fiscal year ended October 31, 2014 would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2014 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(3) Under all termination events, the amount of MTI earned for the performance period ended October 31, 2014 would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2014 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(4) In the event of death, disability, or retirement, the most recent RSU and PSU awards are prorated based on the number of months the NEOs remain active in the year of grant, meaning that the NEOs retain 1/12th of the RSUs and PSUs awarded during the year for each month of active employment. The remaining units are forfeited. All unvested and non-forfeited RSUs will vest on the date of separation from service, while PSUs that are not forfeited will continue to convert to shares at the end of the three-year performance period based on the performance metrics. Upon lapse of the applicable restrictions, vested RSUs will be converted to shares of common stock. Restrictions on vested RSUs will lapse as provided in the following table:

Type of Separation from Service	Fiscal Year of RSU Award	Lapse of Restrictions
Death	2010 and prior	First business day of January following death
	2011 and 2012	First business day in the later of January or July following death
	2013 and 2014	Third anniversary of grant date
Disability or Retirement	2012 and prior After 2012	First business day in the later of January or July following separation from service Third anniversary of grant date

In the event of termination with or without cause or voluntary separation, any vested RSUs will be cashed out. All unvested PSUs and RSUs will be forfeited. The amounts shown in the table correspond to vested RSUs (including RSUs that vest as a result of the termination of employment).

The value of PSUs for each outstanding tranche represents actual achievement relative to the S&P Industrial Sector assuming, in the case of PSUs granted in fiscal years 2013 and 2014, truncated performance measurement periods. The performance period for PSUs granted in fiscal year 2012 ended on October 31, 2014. The final number of shares earned, if any, will be based upon performance as determined by revenue growth and TSR relative to the S&P Industrial Sector at the end of the applicable performance period. See footnotes (4) and (6) to the Outstanding Equity Awards at Fiscal 2014 Year-End table for performance information relating to each outstanding tranche of PSUs.

All amounts shown in the table are based on the closing price for Deere common stock on the NYSE on October 31, 2014, which was $85.54.

(5) In the event of death, all outstanding stock options vest immediately. In the event of disability or retirement, vesting accelerates for all outstanding stock options but occurs no sooner than six months following the grant date. In the case of death, the heirs have one year to exercise options. In the case of disability or retirement, options expire within five years. In the event of retirement, the most recent stock option awards granted to the NEOs are prorated based on the number of months the NEOs remain active in the year of grant, meaning that the NEOs retain 1/12th of the options awarded during the year for each month of active employment. The remaining options are forfeited. The amount shown in this table represents the number of stock options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2014, which was $85.54, and the option exercise prices. These outstanding stock options are reported in the Outstanding Equity Awards at Fiscal 2014 Year-End table. In the event of a termination other than for death, disability, or retirement, all outstanding stock options are forfeited.

(6) In all cases, balances held in the U.S. nonqualified deferred compensation plans and the German Deferral Plan are payable to the employee. These amounts are reported in the Fiscal 2014 Nonqualified Deferred Compensation Table under Deferred Plan, German Deferral Plan, and DCRP. Under the German Deferral Plan, the amount payable in the event of death differs from the amount payable under the other scenarios based on the application of the “transforming factors” specified in the plan documentation. The deferred RSUs reported in the Fiscal 2014 Nonqualified Deferred Compensation Table are reported in this table under the column “Stock Awards.”

(7) The present value of the accumulated pension benefit was calculated using the following assumptions:

–	present value amounts were determined based on a discount rate of 4.20%;

–	lump sum distribution amounts were determined using an interest rate of 3.26% for the Supplementary and Supplemental Plans;

–	the mortality table used for the Salaried Plan was RP2000 with mortality projection scale BB;
–	the mortality table used for the Supplementary and Supplemental Plans was RP2021; and

–	pensionable earnings earned were based on actual base salary and forecasted STI for fiscal 2014.

Following are additional explanations related to the various scenarios:

–	Death: This amount represents the present value of the accrued survivor benefit as of October 31, 2014.

–	Disability: This amount assumes service through age 65 and includes service credit for time on long-term disability.

–	Retirement: For the NEOs eligible to retire, this amount represents the present value of the accrued benefits if they were to retire as of October 31, 2014.
–	Termination Without Cause, Termination For Cause, and Voluntary Separation: This amount represents the present value of the accrued benefit as of October 31, 2014.

(8) Since Messrs. Allen, Gilles, and Mack are eligible for early retirement, the scenario for Voluntary Separation is not applicable. Under this scenario, these NEOs would retire.

(9) Since Messrs. Kalathur and Field are not eligible for normal or early retirement, this scenario is not applicable.

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of October 31, 2014:

	Number of	Weighted-	Number of Securities
	Securities to be Issued Upon	Average	Remaining Available
		Exercise Price of	for Future Issuance
	Exercise of	Outstanding	Under Equity
	Outstanding	Options,	Compensation Plans
	Options, Warrants,	Warrants, and	(excluding securities
	and Rights	Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	16,069,393 (1)	$71.64	7,211,684 (2)
Equity Compensation Plans Not Approved by Security Holders	—	—	— (3)
Total	16,069,393	$71.64	7,211,684

(1) This amount includes 1,073,937 PSUs and RSUs awarded under the Omnibus Plan and 102,254 RSUs awarded under the Nonemployee Director Stock Ownership Plan. Under the Omnibus Plan, the PSUs are payable only in stock after the three-year performance period is ended and the RSUs are payable only in stock three to five years after the award is granted or upon retirement. Under the Nonemployee Director Stock Ownership Plan, RSUs are payable only in stock upon retirement. The weighted-average exercise price information in column (b) does not include these units.

(2) This amount includes 455,203 shares available under the Nonemployee Director Stock Ownership Plan for future awards of restricted stock or RSUs and 6,756,481 shares available under the Omnibus Plan. Under the Omnibus Plan, Deere may award shares in connection with stock options and stock appreciation rights, performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of such plan as determined by the Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(3) Deere currently has no equity compensation plans that have not been approved by stockholders.

Item 4 – Amendment of the John Deere Omnibus Equity and Incentive Plan

Summary of the Proposal
The Board has amended the John Deere Omnibus Equity and Incentive Plan (referred to in this section of the Proxy Statement as the “Plan”). The amendments were recommended to the Board by the Compensation Committee and are subject to the approval of our stockholders. We are asking our stockholders to approve the following amendments to the Plan:

●	Increase by 13,000,000 the number of shares authorized for making awards under the Plan; and

●	Extend the period during which we may make grants to eligible employees to December 31, 2020.

Stockholder approval of these amendments is required under the Plan which, both currently and as amended, in alignment with NYSE rules, requires stockholder approval (to the extent required by law, agreement, or stock exchange rules) of any amendments that:

●	materially increase the number of shares authorized for Plan awards;

●	expand the types of awards available;

●	materially expand the class of employees eligible to participate;

●	materially extend the term of the Plan;

●	materially change the method of determining the strike price of options; or

●	delete or limit provisions prohibiting repricing of stock options.

In addition to the amendments described above, the Board has also amended the Plan to modify various other provisions to conform to regulatory changes and current market practices as well as other matters related to the administration and interpretation of the Plan.

A copy of the Plan as amended is attached as Appendix D to this Proxy Statement. The description that follows is qualified in its entirety by reference to the full text of the Plan as set forth in Appendix D.

The purpose of the Plan, as discussed in the “Long-Term Incentive (“LTI”)” portion of the CD&A section of this Proxy Statement, is to foster and promote the long-term financial success of the Company and materially increase stockholder value by: (a) strengthening the Company’s capability to develop, maintain, and direct an outstanding employee team; (b) motivating superior performance by means of long-term performance related incentives; (c) encouraging and providing the means for employees to obtain an ownership interest in the Company; (d) attracting and retaining outstanding talent by providing incentive compensation opportunities competitive with other major companies; and (e) enabling eligible employees to participate in the long-term growth and financial success of the Company.

Our stockholders originally approved the Plan in 2000 and approved amendments to the Plan in 2003, 2006, and 2010. The Plan allows us to grant our salaried employees a range of compensation awards based on or related to Deere common stock, including stock options, stock appreciation rights, restricted stock and stock units, performance awards, and substitute awards. The amount of compensation realized by employees with respect to certain awards may be reduced or eliminated unless certain performance goals are met or restrictions are removed. We may use previously unissued common stock or common stock held in treasury for awards under the Plan.

At its inception in 2000, the Plan reserved 19,000,000 shares of common stock plus approximately 9,800,000 unused shares authorized under prior plans. The amendment approved in 2003 authorized an additional 18,000,000 shares for grants of options and stock appreciation rights, while the 2006 and 2010 amendments authorized an additional 29,500,000 shares in total for the grant of awards of all types. As of December 31, 2014, approximately ________ of these previously-approved shares remained available for new awards under the Plan. The market closing price for Deere common stock on December 31, 2014 was $_____.

The amendments authorize an additional 13,000,000 shares for awards under the Plan (representing approximately 3.6% of all currently outstanding shares of Deere common stock). In setting and recommending to stockholders the number of additional shares to authorize, the Compensation Committee and the Board considered the historical number of equity awards granted under the Plan, as well as the Company’s three-year average burn rate (2012-2014) of approximately 0.72% (which is significantly below the median of the Company’s peer group). Based on historical granting practices and the recent trading price of the Company’s common stock, the Company currently expects future awards under the amended Plan to utilize annually approximately 0.93% of fully diluted shares outstanding. Based on the same assumptions, the additional shares (if approved and remaining available for grant), in combination with the remaining authorized and unused shares, should be sufficient to provide for approximately 4 to 5 years of awards under the Plan. Consistent with existing Plan provisions, the number of shares authorized for the Plan will be reduced by one share for each stock option or stock appreciation right granted, and by 2.5 shares for each share awarded in connection with full value awards, such as restricted stock, restricted stock units, and performance awards (generally, full value awards are any awards other than stock options and stock appreciation rights). The number of authorized shares is reduced by a greater amount for full value awards in recognition of the greater initial value of these types of awards.

The Plan is currently scheduled to expire on December 31, 2015. The amendments extend the term of the Plan by five years, until December 31, 2020.

The amendments will enable us to continue an equity-based long-term incentive program that has been in effect since 1960. The Board believes that the program and the Plan have helped Deere compete for, motivate, and retain high caliber executive, administrative, and professional employees. The Board believes that it is in the best interests of Deere and its stockholders to amend the Plan as proposed. Consistent with our compensation objectives, rewards under the Plan primarily depend on factors that directly benefit our stockholders: dividends paid and appreciation in the market value of our common stock.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the proposed amendments to the Plan. If our stockholders fail to approve these amendments, they will not be given effect, and the Plan will continue as in effect prior to amendment. Stockholder approval of the Plan as amended will also constitute approval of the material terms of the performance goals contained in the Plan for purposes of enabling Deere to meet the requirements under Section 162(m) of the IRC (“Section 162(m)”) for amounts paid under the Plan to certain of our executive officers to be tax deductible to the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENTS TO THE JOHN DEERE OMNIBUS EQUITY AND INCENTIVE PLAN.

Principal Features of the Plan
We describe below the other principal terms of the Plan.

Administration
The Plan is administered by the Compensation Committee or a subcommittee thereof (the “Committee”), which Committee, for purposes of the Plan, is required to be composed of at least two members of the Board who qualify as “outside directors” within the meaning of Section 162(m) and as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act. The Committee is responsible for interpreting and administering the Plan and for selecting those salaried employees (including executive officers) who will receive awards. The Committee may delegate any of its authority under the Plan to other persons, including officers of the

Company, except for its authority to amend, suspend, or terminate the Plan or as may otherwise be prohibited by law, regulation, or stock exchange rule.

Eligibility and Participation
Salaried employees, including executive officers, of Deere and its subsidiaries are eligible to receive awards under the Plan. The Committee, in its discretion, selects those eligible employees who will receive awards. Deere is not obligated to make awards under the Plan at any time or to any person. During the fiscal year ended October 31, 2014, we granted stock options under the Plan covering 2,453,941 shares to 998 employees and restricted stock units equivalent to 84,176 shares and performance stock units equivalent to 134,678 shares to 24 executives. In December 2014, we granted for fiscal 2015 compensation purposes stock options under the Plan covering 3,069,030 shares to 983 employees and restricted stock units equivalent to 78,587 shares and performance stock units equivalent to 125,732 shares to 23 executives.

We cannot at this time identify the class of persons to whom we will grant awards in the future, nor can we state the form or value of any future awards.

Individual Limits
During any fiscal year, no participant may receive awards of stock options and stock appreciation rights covering more than 1,000,000 shares of Deere common stock. In addition, no participant may receive more than the equivalent of 400,000 shares of our common stock in any fiscal year pursuant to performance awards, restricted stock awards, restricted stock equivalent awards, other awards, and/or substitute awards.

Options and Stock Appreciation Rights
The per share exercise price of options granted under the Plan may not be less than the fair market value of a share of Deere common stock on the date of grant, and may not be modified once it is established except pursuant to anti-dilution adjustments (see “Amendment and Adjustment” below). For purposes of the Plan, the fair market value of a share on any date is the closing price on the NYSE at the conclusion of regular trading hours on that date (or the last date on which this information was reported). With certain exceptions, option holders may pay the exercise price of options in cash, in Deere common stock, in a combination of cash and stock, through a “cashless exercise” program, or through a “net share settlement” procedure established by the Committee.

The Committee may designate options awarded under the Plan as incentive stock options (“ISOs”), a type of option authorized under the IRC. Options not designated as ISOs are referred to as “nonqualified” options. In recent years, Deere has issued only nonqualified options.

The Plan also authorizes the Committee to grant stock appreciation rights. A stock appreciation right entitles the grantee to receive, upon exercise of the right, an amount equal to the excess of (a) the fair market value on the exercise date of a specified number of shares of Deere common stock over (b) the exercise price of the right. The exercise price may not be less than the fair market value of Deere common stock on the date the right is granted. We may pay the amount due to the holder of a stock appreciation right in Deere common stock, cash, or a combination of cash and stock. Stock appreciation rights may be unrelated to a stock option or may be granted alternative to (“in tandem with”) an option.

Generally, the date when stock options and stock appreciation rights first become exercisable must be at least six months after the date of grant. Options and stock appreciation rights may have a term of up to ten years. Dividends and dividend equivalents may not be paid or accrued on unexercised options or stock appreciation rights.

Options and stock appreciation rights generally remain exercisable for a limited time following termination of employment due to death, disability, retirement, or otherwise with the consent of the Committee. Upon any other kind of termination, options and stock appreciation rights immediately expire.

Except in connection with certain corporate transactions, the exercise and base prices of options and stock appreciation rights may not be lowered and out-of-the-money options and rights may not be repurchased or exchanged without stockholder approval.

Performance Awards
The Committee may grant performance awards either as performance shares (with each performance share representing one share of Deere common stock) or performance units (representing a value established by the Committee at the time of the award). Performance awards are earned over a performance period of at least one year. There may be more than one performance award in existence at any one time, and the performance periods may differ or overlap.

The Committee establishes minimum, target, and maximum performance goals when it grants performance awards, and determines the portion of the performance award to be earned by the participant based on the degree to which the performance goals are achieved over the relevant performance period. A participant will not earn any portion of a performance award unless the minimum performance goals are met. When earned, performance awards may be paid in cash, Deere common stock, or a combination of cash and stock, and in lump sums or installments. The Committee determines the form and manner of payment. Dividends may be accrued but not paid on performance shares while they are subject to performance targets.

The Committee, as it deems appropriate, may establish performance goals for each performance period from among any of the following factors, or any combination of the following:

●	total stockholder return;

●	growth in revenues, sales, settlements, market share, customer conversion, net income, operating income, cash flow, stock price, and/or earnings per share;

●	return on assets, net assets, and/or capital;

●	return on stockholders’ equity;

●	economic or shareholder value added;

●	improvements in costs and/or expenses; or

●	except with respect to executives subject to Section 162(m), any other performance measure established by the Committee.

Performance goals may be measured on an absolute basis or relative to selected peer companies or market indices. The Plan also authorizes the Committee, subject to the restrictions of Section 162(m), to reduce grants or adjust performance goals if Deere acquires or disposes of certain assets or securities.

Restricted Stock and Restricted Stock Equivalents
Restricted stock and restricted stock equivalents have restriction periods and/or price goals that the Committee designates at the time of the award. Restriction periods must be at least three years for time-based restrictions and at least one year for performance-based restrictions. A maximum of 5% of the aggregate shares authorized for the Plan may be awarded in the form of restricted stock or stock equivalents with no minimum vesting periods.

Each restricted stock equivalent represents the right to receive either shares or an amount determined by the Committee at the time of the award. The value of a restricted stock equivalent may be equal to the full monetary value of one share of our common stock. Any award of restricted stock or stock equivalents to an executive officer intended to qualify as performance-based compensation must include a stock price goal during the restriction period.

Other Awards
The Committee may grant other forms of equity-based awards consistent with the purposes of the Plan. The Committee may base other awards on the value of Deere common stock or other criteria. Other awards with a performance goal may not vest in less than one year while those without a performance goal may not vest in less than three years. Other awards include the restricted stock units and performance stock units we have awarded in the past to certain executives (as described below under the heading “Plan Benefits” that follows Item 5, “Re-Approval of the John Deere Short-Term Incentive Bonus Plan”).

The Plan also authorizes the Committee to grant awards in substitution for awards granted by an entity that Deere acquires or that combines with Deere. Substitute awards are not subject to the minimum holding period and minimum exercise price provisions of the Plan, and do not count towards the Plan’s authorized share limits.

Stockholder Rights
During the performance or restriction periods applicable to restricted stock or performance share awards, participants generally have the right to receive dividends on and vote the shares of common stock that they have been awarded, provided that in the case of performance share awards, dividends may be accrued but not paid while these awards are subject to performance targets. Holders of stock options do not have rights as a stockholder prior to exercise. Holders of restricted stock units, restricted stock equivalents, and performance stock units also generally do not have rights as a stockholder prior to vesting and payment in shares, although holders of restricted stock equivalents and restricted stock units may receive dividend equivalents in cash at the same time as dividends are paid on Deere’s common stock (which has been the Company’s practice with respect to restricted stock units awarded in the past). With limited exceptions, participants may not transfer, assign, pledge, or encumber awards under the Plan.

Cash Equivalents and Deferral
The Committee may permit participants to elect to receive performance awards and restricted stock in cash instead of shares. The Committee may also award cash equivalent awards or other alternative forms of awards to employees of non-U.S. subsidiaries or branches. Payments of cash equivalent awards are applied against the Plan’s authorized share limits based on the number of shares that would have been paid had the award been settled in stock. The Committee may also permit participants eligible for our voluntary deferred compensation plan to elect within certain time limits to defer the payment or settlement of performance and restricted awards.

Obligations to Deere
Participants who leave Deere may lose their unexercised stock options and stock appreciation rights, unearned performance awards, and restricted stock and stock equivalent awards if they fail to honor certain consulting or noncompetition obligations to Deere or otherwise fail to satisfy the terms specified in the awards.

Change in Control
Awards granted under the Plan on or after February 24, 2010 do not vest solely as a result of a change in control of Deere. Instead, if there is a change in control of Deere, the restrictions and vesting requirements of awards may, subject to certain regulatory restrictions, lapse and the value of other awards may be paid to the participants in cash (at the “change in control price” defined in the Plan) only if the participant also experiences a qualifying termination of employment. For awards granted prior to February 24, 2010 that remain outstanding, these provisions may apply if there is a change in control or potential change in control of Deere without the need for a qualifying termination of employment.

For purposes of the Plan, “change in control” and “qualifying termination” have the same meanings as in the CIC Program, as described above under “Fiscal 2014 Potential Payments upon Change in Control.”

A “potential change in control” is defined generally to include the entering into of an agreement the consummation of which would result in a change in control, or the acquisition by a third party of securities representing 15% or more of the combined voting power of the Company accompanied by a determination by the Board that a potential change in control has occurred for purposes of the Plan. Awards made on or after February 24, 2010 do not contain any provisions triggered by a potential change in control.

The “double trigger” provisions of the Plan will not preclude participants from participating at the discretion of the Committee or the Board on the same terms as stockholders generally in a change in control transaction in which Deere shares are cancelled in exchange for other consideration (such as cash).

The lapse of limitations and payment of the value of equity incentive compensation in the event of a change in control or potential change in control may increase the net cost of the change in control and thus theoretically could render more difficult or discourage a change in control, even if the change in control would benefit Deere stockholders generally.

Repayment of Awards
Awards paid under the Plan to certain executives may be recovered by the Company pursuant to the terms of the Recoupment Policy or otherwise as required by law.

Amendment and Adjustment
The Committee may suspend or terminate the Plan or any portion thereof at any time, but, as described under “Summary of the Proposal” above, stockholder approval is required for certain amendments that materially revise the Plan.

No amendment, suspension, or termination of the Plan may materially and adversely affect the rights of any participant under any outstanding awards without the consent of the participant.

If there is a stock dividend or stock split, a combination, or another kind of increase or reduction in the number of issued shares of Deere common stock, the Board or the Committee will adjust the number and type of shares authorized under the Plan and covered by outstanding awards and the exercise price of outstanding awards, as appropriate, to prevent the dilution or enlargement of rights under Plan awards.

Federal Income Tax Consequences of Stock Options
The following summarizes the consequences under existing U.S. federal income tax rules of the award and exercise of stock options under the Plan.

ISOs
ISOs are intended to qualify as “incentive stock options” under Section 422 of the IRC. We understand that under current federal income tax law:

●	Our employees do not recognize income when we grant them ISOs.

●

An optionee does not recognize income when an ISO is exercised, although the difference between the option price and the fair market value of the shares acquired upon exercise is a “tax preference item” which, under certain circumstances, may give rise to alternative minimum tax liability on the part of the optionee.

●

If the optionee holds shares purchased pursuant to the exercise of an ISO for cash for at least two years from the option grant date and at least one year after the transfer of the shares to the optionee, then:

	°	The optionee will recognize gain or loss only upon ultimate disposition of the shares. Any gain or loss generally will be treated as long-term capital gain or loss.

	°	Deere will not be entitled to a federal income tax deduction in connection with the grant or exercise of the option.

●	If the optionee disposes of the shares purchased pursuant to the exercise of an ISO before the expiration of the required holding period, then:

°

The optionee will recognize ordinary income in the year of the disposition in an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the exercise date or the selling price. The balance of any gain the optionee realizes on the disposition will be taxed as capital gain.

	°	Deere will be entitled to a deduction in the year of the disposition equal to the amount of ordinary income recognized by the optionee.

Nonqualified Options
“Nonqualified” stock options are stock options that do not qualify as ISOs. We understand that under existing U.S. federal income tax law:

●	Our employees do not recognize income when we grant them nonqualified stock options.

●

Upon exercise of a nonqualified option, the optionee recognizes ordinary income in the amount by which the fair market value of the shares purchased exceeds the exercise price of the option. Deere generally is entitled to a deduction in an equal amount.

Other Tax Matters
Certain additional rules apply if an optionee pays the exercise price of an option in shares he or she already owns.

To the extent permitted by applicable law, we may permit an optionee to have us withhold all or a portion of the shares that the optionee acquires upon the exercise of an option to satisfy all or part of the minimum withholding requirements for federal, state, and local income taxes. We may also permit the optionee to deliver other previously acquired shares (other than restricted stock) for the purpose of tax withholding.

Since awards under the Plan are determined by the Committee in its sole discretion, we cannot determine the benefits or amounts that will be received or allocated in the future under the Plan. For an explanation of the stock options, restricted stock units, and performance stock units granted in December 2014, see the “Plan Benefits” section that follows Item 5, “Re-Approval of the John Deere Short-Term Incentive Bonus Plan.”

Item 5 – Re-approval of the John Deere Short-Term Incentive Bonus Plan

Summary of the Proposal
We are submitting the John Deere Short-Term Incentive Bonus Plan (referred to in this section of the Proxy Statement as the “STI Plan”) for stockholder re-approval to meet the requirements under Section 162(m) for amounts paid under the STI Plan to certain of our executive officers to be tax deductible to the Company. The STI Plan provides for cash payments to executive, administrative, and professional employees based on the achievement of pre-established performance goals over a performance period of one fiscal year. Amounts paid to our executive officers under the STI Plan are intended to qualify as “performance-based compensation” for purposes of Section 162(m).

A copy of the STI Plan is attached as Appendix E to this Proxy Statement. The description that follows is qualified in its entirety by reference to the full text of the STI Plan as set forth in Appendix E.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to re-approve the STI Plan. If our stockholders fail to re-approve the STI Plan, no further awards will be made under the STI Plan, although the Committee will retain the right to consider adopting other short-term incentive arrangements that do not benefit from Section 162(m). Failure to approve the STI Plan, however, will not affect the validity of, or our obligations under, awards made prior to the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPROVAL OF THE JOHN DEERE SHORT-TERM INCENTIVE BONUS PLAN.

Description of the STI Plan and Performance Goals

Purpose
The purpose of the STI Plan is to provide participants with a meaningful annual incentive opportunity conditioned on the achievement of specific performance goals.

Administration
The STI Plan is administered by the Compensation Committee or a subcommittee thereof (the “Committee”), which Committee, for purposes of the STI Plan, is required to be composed of at least two members of the Board who qualify as “outside directors” within the meaning of Section 162(m). The Committee has authority to interpret the STI Plan and maintain administrative guidelines relating to the STI Plan. The Committee may delegate to the Company responsibility for the day-to-day administration of the STI Plan.

Eligibility and Participation
All full-time or part-time executive, administrative, and professional employees who are actively employed by Deere or its subsidiaries during any fiscal year will be eligible to participate in the STI Plan for that fiscal year. Each year, the Committee will determine those eligible employees who will participate in the STI Plan. Based on current eligibility levels, approximately 30,300 executive, administrative, and professional employees will be eligible to participate in the STI Plan on the date of the Annual Meeting.

To meet the requirements of Section 162(m), certain more restrictive provisions of the STI Plan apply only to “executive officers.” For purposes of the STI Plan, “executive officers” are those employees whom the Committee designates from year to year for purposes of qualifying payouts under the STI Plan for exemption under Section 162(m). The Committee designated ten executives as “executive officers” under the STI Plan for the fiscal year ended October 31, 2014.

Award Determination
Prior to the beginning of each fiscal year, or as soon as practicable thereafter, the Committee will establish performance goals for that fiscal year. The goals may be based on any combination of consolidated Company, business unit, division, product line, other segment, and individual performance measures, except that an award to an executive officer may not be increased to reflect individual performance. Goals may be measured either on an absolute basis or relative to selected peer companies or a market index. Performance measures with respect to executive officers, as designated by the Committee, will be determined annually from among the following factors, or any combination of the following, as the Committee deems appropriate:

●	total stockholder return;

●	growth in revenues, sales, settlements, market share, customer conversion, net income, operating income, cash flow, stock price, and/or earnings per share;

●	return on assets, net assets, and/or capital;

●	return on stockholders’ equity;

●	economic or shareholder value added; or

●	improvements in costs and/or expenses.

Prior to the beginning of each fiscal year, or as soon as practicable thereafter, the Committee will also establish, for each job classification, various levels of award payments depending upon the level of achievement of the performance goals.

Final awards will be based on the level of achievement of the performance goals, the participant’s job classification and eligible earnings, and the predetermined award payout levels. Except with respect to executive officers, the Committee has the discretion to adjust performance goals and payout levels during a fiscal year under certain circumstances. With respect to executive officers, the Committee can reduce or eliminate the amount of the final award and can exercise such other discretion under certain circumstances as tax counsel advises will not adversely affect Deere’s ability to deduct amounts paid under the STI Plan for federal income tax purposes.

No participant may receive an award for any fiscal year under the STI Plan of more than $5,000,000. This maximum award amount has not been increased since the stockholders re-approved the STI Plan at the February 2005 annual meeting.

Payments
Deere will pay all awards under the STI Plan in cash in one lump sum on or before the March 15th following the end of the fiscal year to which the award relates after the Committee certifies in writing that the performance goals and any other relevant terms of the awards have been satisfied. The Committee may permit participants to defer payments of awards.

Termination of Employment
In the event a participant’s employment is terminated by reason of death, disability, or retirement, or a transfer to a non-participating business unit of the Company, such participant’s final award will be reduced to reflect participation prior to the termination or transfer only. In the event of any other kind of termination of employment, including divestiture of the business unit that employs the participant, the participant’s award for the fiscal year of termination is forfeited. The Committee, however, has discretion to pay a partial award for the portion of the year that the participant was employed by Deere.

Change in Control
In the event of a change in control of Deere, non-executive participants employed as of the date of the change in control will be entitled to an award based on target performance. The rights of executive participants are determined under our CIC Program, as described above under “Fiscal 2014 Potential Payments upon Change in Control.” Awards will be paid by the March 15th following the calendar year in which the change in control occurs.

For purposes of the STI Plan, “change in control” has the same meaning as in the CIC Program, as described above under “Fiscal 2014 Potential Payments upon Change in Control.”

The payment of awards in the event of a change in control may increase the net cost of the change in control and thus theoretically could render more difficult or discourage a change in control, even if the change in control would benefit Deere stockholders generally.

Repayment of Final Awards
Final awards paid under the STI Plan to certain executives may be recovered by the Company pursuant to the terms of the Recoupment Policy or otherwise as required by law.

Duration of the STI Plan
The STI Plan will remain in effect until it is terminated by the Committee or the Board.

Amendment
The Committee may suspend or terminate the STI Plan or any portion thereof at any time, or may modify or amend it in whole or in part, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) and the listing requirements of the NYSE. No amendment, suspension, or termination of the STI Plan may materially and adversely affect the rights of a participant to a payment or distribution to which the participant is entitled without the participant’s consent.

STI Plan Philosophy
For a description of the STI Plan Philosophy, see the discussion in the “Short-Term Incentive (“STI”)” section of the CD&A in this Proxy Statement.

Plan Benefits
Since awards under the John Deere Omnibus Equity and Incentive Plan are determined by the Committee in its sole discretion and awards under the John Deere Short-Term Incentive Bonus Plan are based on the future achievement of performance goals to be established by the Committee, we cannot determine the benefits or amounts that will be received or allocated in the future under these plans. The table below shows, for the individuals and groups described, stock options, RSUs, and PSUs granted in December 2014 for fiscal 2015 compensation purposes and final STI awards earned in fiscal 2014. These awards are not necessarily indicative of awards we may make in the future.

	December 2014					Fiscal 2014
				Performance Stock
		Restricted Stock Units		Units		STI Bonus
	Stock	Dollar Value	# of	Dollar Value	# of	Dollar Value
Name and Position	Options (1)	$ (2)	RSUs	$ (3)	PSUs	$ (4)
Samuel R. Allen
Chairman and Chief Executive Officer	135,263	$1,899,946	21,545	3,373,915	34,472	$2,779,846 (5)
Rajesh Kalathur
Senior Vice President and Chief Financial Officer	27,800	$390,483	4,428	693,340	7,084	$885,729
James M. Field
President, Agricultural Equipment Operations	25,273	$354,945	4,025	630,309	6,440	$1,089,557
Jean H. Gilles
Senior Vice President, JDPS/Adv Tech & Eng	27,800	$390,483	4,428	693,340	7,084	$995,780
Michael J. Mack, Jr.
Group President, John Deere Financial Services	30,327	$425,934	4,830	756,371	7,728	$1,106,067
Non-NEO Executive Group	136,473	$1,916,789	21,736	3,403,669	34,776	$11,493,408
Non-Executive Director Group (6)	None	None	None	None	None	None
Non-Executive Officer Employee Group	2,686,094	$1,551,615	17,595	2,754,960	28,148	$522,579,977

(1) Market-priced options that vest over three years (or upon retirement, if earlier) and have a ten-year term.

(2) The dollar value is based on the average of the high and low price of Deere common stock on the NYSE on the grant date (which was $88.19).

(3) The dollar value for PSUs subject to the TSR metric is $113.97 based on a lattice valuation model excluding dividends and for PSUs subject to the revenue growth metric is $81.78 based on the market price of a share of underlying common stock excluding dividends.

(4) Represents the amount earned for fiscal 2014 under the John Deere Short-Term Incentive Bonus Plan.

(5) At Mr. Allen’s request, the Board agreed to exercise its discretion to reduce his STI compensation by 25% below the amount he would have otherwise earned for fiscal 2014 based on previously-approved plan metrics and goals and actual performance results.

(6) Non-employee directors are not eligible to participate in either plan.

Item 6 – Ratification of Independent
Registered Public Accounting Firm

The Audit Review Committee has approved the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm to audit Deere’s financial statements and internal controls over financial reporting for fiscal 2015. The Audit Review Committee and the Board are requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP. If the stockholders do not ratify the selection, the Audit Review Committee will consider any information submitted by the stockholders in connection with the selection of the independent registered public accounting firm for the next fiscal year. Even if the selection is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Review Committee believes such a change would be in the best interests of the Company and its stockholders.

We expect that a representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Pre-approval of Services by the Independent Registered Public Accounting Firm
The Audit Review Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by Deere’s independent registered public accounting firm. The Audit Review Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Review Committee will also consider on a case-by-case basis and, if appropriate, approve specific services that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Review Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Review Committee or one or more of its members between regular meetings. The member or members to whom authority is delegated to approve such services between regular meetings shall report any specific approvals of services to the Audit Review Committee at its next regular meeting. The Audit Review Committee will regularly review summary reports detailing all services being provided to Deere by its independent registered public accounting firm.

Fees Paid to the Independent
Registered Public Accounting Firm
The following table summarizes the aggregate fees billed for professional services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, Limited, and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended October 31, 2014 and 2013:

	2014	2013
Audit Fees(1)	$15,759,000	$16,335,000
Audit-Related Fees(2)	$771,000	$1,919,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$16,530,000	$18,254,000

(1) Audit fees include amounts charged in connection with the audit of Deere’s annual financial statements and reviews of the financial statements included in Deere’s Quarterly Reports on Form 10-Q, including services related thereto such as comfort letters, statutory audits, attest services, consents, and accounting consultations.

(2) Audit-related fees reflect fees charged for assurance and related services that are reasonably related to the performance of the audit of our financial statements. These services included audits of financial statements of employee benefit plans, various attestation services, and other consultations.

Audit Review Committee Report

To the Board of Directors:
The Audit Review Committee consists of the following members of the Board of Directors:

Charles O. Holliday, Jr. (Chair), Dipak C. Jain, Joachim Milberg, Gregory R. Page, Thomas H. Patrick, and Sherry M. Smith. Each of the members is independent as defined under the rules of the New York Stock Exchange (NYSE). The Audit Review Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing, and financial reporting processes of Deere. Management is responsible for establishing and maintaining Deere’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Review Committee is directly responsible for the appointment, oversight, compensation, and retention of Deloitte & Touche LLP, the independent registered public accounting firm for Deere. Deloitte & Touche LLP is responsible for performing an independent audit of Deere’s annual consolidated financial statements and internal control over financial reporting, and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States of America; and (ii) Deere’s internal control over financial reporting.

All members of the Audit Review Committee are financially literate under the applicable NYSE rules, and the following members of the Audit Review Committee – Mr. Holliday, Mr. Page, Mr. Patrick, and Ms. Smith – are “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission (SEC) in Regulation S-K under the Securities Exchange Act of 1934, as amended. The Audit Review Committee has a written charter describing its responsibilities, which has been approved by the Board of Directors and is available on Deere’s website at www.deere.com/corpgov. The Audit Review Committee’s responsibility is one of oversight. Members of the Audit Review Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting and for Deere’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States; and (ii) Deere’s internal control over financial reporting.

In this context, we have reviewed and discussed with management Deere’s audited financial statements as of and for the fiscal year ended October 31, 2014. We have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Deere, the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Review Committee concerning independence, and have discussed with them their independence. We have concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to Deere is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommend to the Board of Directors that the financial statements referred to above be included in Deere’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014 for filing with the SEC. We have selected Deloitte & Touche LLP as Deere & Company’s independent registered public accounting firm for fiscal 2015, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

Audit Review Committee

Charles O. Holliday, Jr. (Chair)
Dipak C. Jain
Joachim Milberg
Gregory R. Page
Thomas H. Patrick
Sherry M. Smith

Other Matters

We do not know of any other matters that will be considered at the Annual Meeting. If, however, any other appropriate business should properly come before the meeting, the Board will have discretionary authority to vote according to its best judgment.

2016 Stockholder Proposals and
Nominations

Next year’s annual meeting of stockholders will be held on February 24, 2016. If you intend to present a proposal at next year’s annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Corporate Secretary at the address below. The Secretary must receive this proposal no later than September 16, 2015.

If you would like to present a proposal at next year’s annual meeting or if you would like to nominate one or more directors without inclusion in the proxy statement, you must provide written notice to the Corporate Secretary at the address below. The Secretary must receive this notice not earlier than October 28, 2015, and not later than November 27, 2015. Nominations of directors may be made at the annual meeting of stockholders only by or at the direction of or authorization by the Board (or any authorized committee of the Board), or by any stockholder entitled to vote at the meeting who complies with the notice procedure described above.

Notice of a proposal must include for each matter: (1) a brief description of the business to be brought before the meeting; (2) the reasons for bringing the matter before the meeting; (3) your name and address; (4) the class and number of Deere’s shares owned beneficially or of record by you; (5) whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by you or on your behalf with respect to Deere’s stock; (6) any material interest you may have in the proposal; and (7) any other information related to you as required to be disclosed in connection with the solicitation of proxies with respect to such business under federal securities laws, as amended from time to time.

Notice of a nomination must include: (1) your name and address; (2) the name, age, business address, residence address, and principal occupation of the nominee; (3) the class, series, and number of Deere’s shares owned beneficially or of record by you and the nominee; (4) whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by you or on your behalf with respect to Deere’s stock; (5) a description of all agreements or arrangements between you and the nominee regarding the nomination; (6) the nominee’s consent to be elected and to serve; and (7) any other information related to you as is required to be disclosed in the solicitation of proxies for election of directors under federal securities laws, as amended from time to time. We may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

Corporate Secretary
Deere & Company
One John Deere Place
Moline, Illinois 61265-8098

The Secretary will forward the proposals and recommendations to the Corporate Governance Committee for consideration.

Cost of Solicitation

The Company pays for the Annual Meeting and the solicitation of proxies. In addition to soliciting proxies by mail, the Company has made arrangements with banks, brokers, and other holders of record to send proxy materials to you, and the Company will reimburse them for their expenses in doing so.

We have retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $20,000 plus reimbursement of certain out-of-pocket expenses. In addition to their usual duties, directors, officers, and certain other employees of Deere may solicit proxies personally or by telephone, fax, or e-mail. They will not receive special compensation for these services.

For the Board of Directors,

Todd E. Davies
Secretary

Moline, Illinois
January 14, 2015

Appendix A

Director Independence Categorical Standards of Deere & Company Corporate Governance Policies

NYSE Standards of Independence
A director may not be considered independent if the director does not meet the criteria for independence established by the New York Stock Exchange (NYSE) and applicable law. A director is considered independent under the NYSE criteria if the Board finds that the director has no material relationship with the Company. Under the NYSE rules, a director will not be considered independent if, within the past three years:

–	the director has been employed by Deere, either directly or through a personal or professional services agreement;
–	an immediate family member of the director was employed by Deere as an executive officer;
–	the director receives more than $120,000 during any twelve-month period in direct compensation from Deere, other than for service as an interim chairman or CEO and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

–	an immediate family member of the director receives more than $120,000 during any twelve-month period in direct compensation from Deere, other than for service as a non-executive employee and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

–	the director was affiliated with or employed by Deere’s independent auditor;
–	an immediate family member of the director was a partner of Deere’s independent auditor, or was affiliated with or employed in a professional capacity by Deere’s independent auditor and personally worked on Deere’s audit;

–	a Deere executive officer has served on the compensation committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer; or
–	the director is employed, or an immediate family member of a director is employed, as an executive officer of another company and the annual payments to or received from Deere exceed in any single fiscal year the greater of $1 million or 2% of such other company’s consolidated gross annual revenues.

In addition, in determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether the director has a relationship to Deere which is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

–	the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by Deere to such director; and
–	whether such director is affiliated with Deere or an affiliate of Deere.

Categorical Standards of Independence
The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships. Any payments by Deere to a business employing, or 10% or more owned by, a director or an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a director’s independence:

–	if a director (or an immediate family member of the director) is an officer of another company that does business with Deere and the annual sales to, or purchases from, Deere during such company’s preceding fiscal year are less than one percent of the gross annual revenues of such company;

–	if a director is a partner of or of counsel to a law firm, the director (or an immediate family member of the director) does not personally perform any legal services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year do not exceed $100,000; and

–	if a director is a partner, officer, or employee of an investment bank or consulting firm, the director (or an immediate family member of the director) does not personally perform any investment banking or consulting services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year do not exceed $100,000.

Relationships with Not-for-Profit Entities. A director’s independence will not be considered impaired solely for the reason that the director or an immediate family member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives from Deere or its foundation during any of the prior three fiscal years contributions in an amount not

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exceeding the greater of $1 million or two percent of the not-for profit organization’s aggregate annual charitable receipts during the entity’s fiscal year. (Any automatic matching of employee charitable contributions by Deere or its foundation is not included in Deere’s contributions for this purpose.) All contributions by Deere in excess of $100,000 to not-for-profit entities with which the director is affiliated shall be reported to the Corporate Governance Committee and may be considered in making independence determinations.

For purposes of these standards, “Deere” shall mean Deere & Company and its direct and indirect subsidiaries, and “immediate family member” shall have the meaning set forth in the NYSE independence rules, as may be amended from time to time.

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Appendix B

Proposed Amendment to Article II, Section 4 of
Deere & Company Bylaws

Section 4. SPECIAL MEETINGS.
(a) Special meetings of the stockholders may be called by (i) the Chairman, (ii) the Chief Executive Officer or (iii) resolution of the Board of Directors, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix. Stockholders’ ability to cause a special meeting to be held is described in Section 4(b) below.

(b) Subject to the provisions of this Section 4(b) and all other applicable sections of these bylaws, a special meeting of stockholders shall be called by the Secretary upon written request in proper form (a “Special Meeting Request”) of one or more record holders of shares of stock of the Company representing not less than 25% of the voting power of all outstanding shares of stock of the Company (the “Requisite Percentage”) who have held such shares continuously for at least one year prior to the date such request is delivered to the Company (the “One-Year Period”). For purposes of this Section 4(b) and for determining the Requisite Percentage, a stockholder of record or a beneficial owner, as the case may be, shall be deemed to own the shares of stock of the Company that such stockholder or, if such stockholder is a nominee, custodian or other agent that is holding the shares on behalf of another person (the “beneficial owner”), that such beneficial owner would be deemed to own pursuant to Rule 200(b) under the Securities Exchange Act of 1934, as amended, excluding any shares as to which such stockholder or beneficial owner, as the case may be, does not have the right to vote or direct the vote at the special meeting or as to which such stockholder or beneficial owner, as the case may be, has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. The Board of Directors shall determine in good faith whether all requirements set forth in this Section 4(b) have been satisfied and such determination shall be binding on the Company and its stockholders.

(i) A Special Meeting Request must be delivered by hand or by registered U.S. mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the attention of the Secretary at the principal executive offices of the Company. A Special Meeting Request shall be valid only if it is signed and dated by each stockholder of record submitting the Special Meeting Request and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made, or such stockholder’s or beneficial owner’s duly authorized agent (each, a “Requesting Stockholder”), collectively representing the Requisite Percentage, and includes both the information required by Section 4(b)(ii) below and: (A) (x) the class, series and number of all shares of stock of the Company which are owned beneficially or of record by the Requesting Stockholder, (y) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of such Requesting Stockholder with respect to stock of the Company and (z) whether any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such Requesting Stockholder, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of stock price changes for, such Requesting Stockholder or to increase or decrease the voting power or pecuniary or economic interest of such Requesting Stockholder with respect to stock of the Company; (B) a statement of the specific purpose(s) of the special meeting and the reasons for conducting such business at the special meeting and the text of any resolutions proposed for consideration; (C) an agreement by the Requesting Stockholders to notify the Company promptly in the event of any disposition prior to the record date for the special meeting of shares of the Company owned of record and an acknowledgement that any such disposition shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares; and (D) appropriate evidence that the Requesting Stockholders own the Requisite Percentage as of the date on which the Special Meeting Request is delivered to the Secretary and have held such shares continuously for the One-Year Period; provided, however, that if the Requesting Stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within 10 days after the date on which the Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary and have held such shares continuously for the One-Year Period. In addition, the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall (x) further update and supplement the information provided in the Special Meeting Request, if necessary, so that the information provided or required to be provided therein shall be true and correct as of the record date for the special meeting, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not later than five business days after the record date for the meeting and (y) promptly provide any other information reasonably requested by the Company.

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(ii) In addition to compliance with Section 4(b)(i), to be valid, a Special Meeting Request shall also include as to each Soliciting Stockholder (defined below): (A) in the case of any director nominations proposed to be presented at the special meeting, the information required by Section 3(a) of this Article II; and (B) in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information that would be required by Section 3(b) of this Article II in order to propose at an annual meeting of stockholders the matters proposed to be brought before the special meeting. “Soliciting Stockholder” shall mean, with respect to any Special Meeting Request, any of the following persons: (x) if the number of stockholders signing the Special Meeting Request delivered to the Company pursuant to Section 4(b)(i) is 10 or fewer, each stockholder signing such Special Meeting Request; (y) if the number of stockholders signing the Special Meeting Request delivered to the Company pursuant to Section 4(b)(i) is more than 10, each person who either was a participant in any solicitation of such Special Meeting Request or, at the time of the delivery to the Company of the Special Meeting Request, had engaged or intended to engage in any solicitation of proxies for the calling of such special meeting or for use at such special meeting (other than a solicitation of proxies on behalf of the Company); or (z) any affiliate of a person described in (x) or (y) above.

(iii) A Special Meeting Request shall not be valid, and a special meeting requested by stockholders shall not be held, if: (A) the Special Meeting Request does not comply with this Section 4(b); (B) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (C) the Special Meeting Request is delivered during the period commencing 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the earlier of (x) the date of the next annual meeting and (y) 30 days after the first anniversary of the date of the previous annual meeting; (D) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the Special Meeting Request is delivered; (E) a Similar Item was presented at an annual or special meeting of stockholders held not more than 120 days before the Special Meeting Request is delivered (and, for purposes of this clause (E), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); (F) a Similar Item is included in the Company’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 120 days of the receipt by the Company of a Special Meeting Request (and, for purposes of this clause (F), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); or (G) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law.

(iv) Special meetings of stockholders called pursuant to this Section 4(b) shall be held at such place, on such date, and at such time as the Board of Directors shall fix; provided, however, that the special meeting shall not be held more than 120 days after receipt by the Company of a valid Special Meeting Request.

(v) The Requesting Stockholders may revoke a Special Meeting Request by written revocation delivered to the Secretary at the principal executive offices of the Company at any time prior to the special meeting. If, following such revocation (or deemed revocation pursuant to clause (C) of Section 4(b)(i)), there are unrevoked requests from Requesting Stockholders holding in the aggregate less than the Requisite Percentage, the Board, in its discretion, may cancel the special meeting.

(vi) If none of the Requesting Stockholders appear or send a duly authorized agent to present the business to be presented for consideration specified in the Special Meeting Request, the Company need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such matter may have been received by the Company.

Business transacted at any special meeting called pursuant to this Section 4(b) shall be limited to (A) the purpose(s) stated in the valid Special Meeting Request received from the Requisite Percentage of stockholders and (B) any additional matters that the Board determines to include in the Company’s notice of the special meeting.

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Appendix C

Deere & Company Reconciliation of Non-GAAP Measures

Short-Term Incentive:
As described in the CD&A under “Short-Term Incentive (“STI”),” Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) are the metrics used to measure performance for the STI program. Management believes for the fiscal year ended October 31, 2014 OROA and ROE are appropriate measures for the performance of the businesses over a short-term period. The OROA and ROE calculations can be summarized as follows, with dollar figures in millions:

		Agriculture	Construction
(Millions of $)	Equipment	and Turf	and Forestry
OROA Calculation for Equipment Operations:	Operations	Operations	Operations
Operating Profit	$4,297	$3,649	$648
Average Identifiable Assets With Inventories at Standard Cost (1)	$15,493	$11,813	$3,680
Operating Return On Assets With Inventories at Standard Cost (1)	27.7%	30.9%	17.6%

ROE Calculation for Financial Services:

Net Income Attributable to Deere & Company	$624
Average Equity (1)	$4,575
Return on Equity	13.6%

(1) In the event of an acquisition where goodwill exceeds $50 million, goodwill is excluded for two years to allow time for integration of the new business. There was no adjustment for goodwill for STI purposes for the fiscal year ended October 31, 2014. Average Identifiable Assets with Inventories at LIFO were $14,113, $10,668, and $3,445 for Equipment Operations, Agriculture and Turf Operations, and Construction and Forestry Operations, respectively. OROA with Inventories at LIFO was 30.4%, 34.2%, and 18.8% for Equipment Operations, Agriculture and Turf Operations, and Construction and Forestry Operations, respectively.

C-1

Mid-Term Incentive:
As described in the CD&A under “Mid-Term Incentive (“MTI”),” Shareholder Value Added (“SVA”) is the metric used to measure performance for the MTI program. Management believes SVA is an appropriate measure for the performance of the businesses over a mid-term period. SVA is, in effect, the pretax profit remaining after subtracting the cost of enterprise capital. The computation of SVA can be summarized as follows for the performance period ended October 31, 2014, with dollar figures in millions:

	Fiscal Year	Fiscal Year	Fiscal Year
(Millions of $)	2012	2013	2014
SVA Calculation for Equipment Operations:
Operating Profit	$4,397	$5,058	$4,297
Average Identifiable Assets
With Inventories at LIFO	$13,594	$14,569	$14,113
With Inventories at Standard Cost	$14,965	$15,924	$15,493
Less Estimated Cost of Assets (1) (3)	$(1,795)	$(1,911)	$(1,860)
SVA	$2,602	$3,147	$2,437

SVA Calculation for Financial Services:
Net Income Attributable to Deere & Company	$460	$565	$624
Operating Profit	$712	$870	$921
Average Equity (3)	$3,470	$4,073	$4,575
Less Cost of Equity (2)	$(538)	$(627)	$(664)
SVA	$174	$243	$257

Deere Enterprise SVA	$2,776	$3,390	$2,694
Total SVA for Three-Year Performance Period Ending 2014			$8,860

(1) For purposes of determining SVA, the equipment segments are assessed a pretax cost of assets, which on an annual basis is generally 12% of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost (believed to more closely approximate the current cost of inventory and the Company’s investment in the asset).

(2) For SVA, Financial Services is assessed an annual pretax cost of average equity of approximately 15%.

(3) In the event of an acquisition where goodwill exceeds $50 million, goodwill is excluded for two years to allow time for integration of the new business. There was no adjustment for goodwill for MTI purposes for the fiscal years ended October 31, 2012, 2013, or 2014.

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Appendix D

JOHN DEERE OMNIBUS EQUITY AND INCENTIVE PLAN
(As Amended February 25, 2015)

Article I: General

1.1 Purpose

Deere & Company, a Delaware corporation (the “Corporation”), hereby adopts, subject to stockholder approval, this plan, which shall be known as the JOHN DEERE OMNIBUS EQUITY AND INCENTIVE PLAN (the “Plan”). The Corporation and its Subsidiaries are severally and collectively referred to hereinafter as the “Company.” The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase stockholder value by: (a) strengthening the Company’s capability to develop, maintain, and direct an outstanding employee team; (b) motivating superior performance by means of long-term performance related incentives; (c) encouraging and providing the means for employees to obtain an ownership interest in the Company; (d) attracting and retaining outstanding talent by providing incentive compensation opportunities competitive with other major companies; and (e) enabling eligible employees to participate in the long-term growth and financial success of the Company.

1.2 Administration

(a) The Plan shall be administered by and under the direction of the Compensation Committee of the Board of Directors of the Corporation (the “Board of Directors”) or such other committee of directors as may be designated by the Board of Directors from time to time (the “Committee”), which shall consist of two or more members who are not current or former officers or employees of the Company, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules, regulations and guidance thereunder (the “Code”), who are “non-employee directors” to the extent required by and within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) or any similar rule which may subsequently be in effect (“Rule 16b-3”), and who are independent directors pursuant to New York Stock Exchange (“NYSE”) rules. The members shall be appointed by the Board of Directors, and any vacancy on the Committee shall be filled by the Board of Directors.

(b) Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select from eligible employees of the Company those who shall participate in the Plan (a “Participant” or “Participants”); (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any award granted hereunder; and (vi) make all other determinations and take all other actions deemed necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. The inadvertent failure of any member of the Committee to meet the qualification requirements of an “outside director” under Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 shall not invalidate or otherwise impair any actions taken or awards granted by the Committee.

(c) Except as provided below, the Committee may, to the extent that any such action will not prevent the Plan or any award under the Plan from complying with Rule 16b-3, the outside director requirement of Section 162(m) of the Code, the rules of the NYSE applicable to companies listed for trading thereon, or any other law, delegate any of its authority hereunder to such persons as it deems appropriate. The Committee shall not delegate its authority to amend, suspend, or terminate the Plan.

(d) The provisions of this Plan are intended to qualify awards made to certain Participants (hereinafter identified as “Covered Participants”) under the Plan as “performance-based” compensation exempt from the deduction limitation of Section 162(m) of the Code (“Section 162(m)”).

1.3 Types of Awards Under the Plan

Awards under the Plan may be in the form of any one or more of the following: (a) Statutory Stock Options (“ISOs”, which term shall be deemed to include ISOs as such term is defined in Section 422 of the Code and any future type of tax-qualified option which may subsequently be authorized), Non-statutory Stock Options (“NSOs” and, collectively with ISOs, “Options”), and Stock Appreciation Rights (“SARs”) as described in Article II; (b) Performance Units and Performance Shares (“Performance Units” and “Performance Shares”) as described in Article III; (c) Restricted Stock and Restricted Stock Equivalents (“Restricted Stock” and “Restricted Stock Equivalents”) as described in Article IV; (d) Other Awards (“Other Awards”) as described in Article V; and (e) Substitute Awards as defined in Article IX (collectively, “Awards”).

1.4 Shares Subject to the Plan

(a) Shares of stock covered by Awards under the Plan may be authorized and unissued or treasury shares of the Corporation’s common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 1.6 (“Common Stock”).

(b) Effective February 25, 2015, the maximum number of shares of Common Stock which may be awarded for all purposes under the Plan shall be the aggregate of:

(i) 13,000,000 shares;

(ii) the number of shares previously authorized for Awards under the Plan but not reserved for outstanding Awards as of the date the Plan as amended is approved by the Corporation’s stockholders; and

(iii) any shares corresponding to Awards under the Plan that are forfeited after the date the amended Plan is approved.

(c) Effective for Awards made after February 22, 2006, awards of Performance Awards, Restricted Stock, Restricted Stock Equivalents and Other Awards shall reduce the maximum number of available authorized shares of Common Stock under the Plan by 2.5 shares for each share awarded. Awards of Options and SARs shall reduce the maximum number of available authorized shares of Common Stock under the Plan by one share for each share awarded. Shares subject to Substitute Awards shall not reduce the maximum number of available authorized shares of Common Stock under the Plan. The full number of shares underlying any Award (other than a Substitute Award) that is settled by the issuance of shares shall be counted against the number of shares available under the Plan in accordance with the first two sentences of this Section 1.4(c), regardless of the number of shares actually issued upon settlement of such Award.

(d) Any shares of Common Stock subject to an Option, or any portion of an Option, which for any reason is cancelled (excluding shares subject to an Option cancelled upon the exercise of a related SAR to the extent shares are issued upon exercise of such SAR) or terminated without having been exercised, or any shares corresponding to any other Award or portion of an Award under the Plan which is cancelled or terminated before delivery of such shares, shall again be available for Awards under the Plan. For the avoidance of doubt, however, none of the following types of shares shall be available for use in connection with future Awards under the Plan: (i) shares not issued or delivered as a result of the net settlement of an Option or SAR; (ii) shares used to pay the exercise price of an Option or SAR or the withholding taxes related to the exercise or settlement of any Award; or (iii) shares repurchased on the open market with the proceeds of the exercise price of an Option.

(e) No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated.

1.5 Maximum Awards Per Participant

(a) The aggregate number of shares of Common Stock (including any cash equivalents thereof) that may be subject to Options and SARs awarded during any fiscal year to a Participant shall not exceed 1,000,000.

(b) The aggregate number of all (i) Performance Awards; (ii) Restricted Stock and Restricted Stock Equivalents; (iii) Other Awards; and (iv) Substitute Awards awarded to a Participant in any fiscal year shall not exceed the equivalent of 400,000 shares or the cash equivalent thereof (based on the Fair Market Value of Common Stock as of the date of the Award).

1.6 Adjustments Upon Certain Changes

In the event of a stock dividend or stock split, recapitalization, extraordinary cash dividend, merger, consolidation, combination, exchange of shares, or other increase or reduction in the number of issued shares of Common Stock, the Board of Directors or the Committee shall, in order to prevent the dilution or enlargement of rights under Awards (including Deferred Amounts), make such adjustments in the number and type of shares authorized by this Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding Awards, and the exercise prices specified therein as may be determined to be appropriate and equitable to prevent dilution or enlargement of rights. The determination of the Board of Directors or the Committee as to what adjustments shall be made, and the extent thereof, shall be final.

1.7 Eligible Participants

Participants shall be selected by the Committee from among the salaried employees of the Company.

Article II: Stock Options and Stock Appreciation Rights

2.1 Award of Stock Options

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to any Participant ISOs and/or NSOs to purchase Common Stock.

2.2 Documentation of Stock Option Awards

The award of an Option may be evidenced by a signed written agreement, a certificate, or an electronic record containing such terms and conditions as the Committee may from time to time determine.

2.3 Option Price

The purchase price of Common Stock under each Option (the “Option Price”) shall be fixed by the Committee and except for Substitute Awards, shall be not less than the Fair Market Value of the Common Stock on the date the Option is awarded.

2.4 Exercise and Term of Options

(a) Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants, provided that no such Option (other than Substitute Awards) shall be exercisable within the first six months of its term (except in the event of the death of the Participant, in which event Section 2.8(b) shall control without regard to the six-month or other holding period requirements) and the term of each Option shall not extend later than ten years after the date of grant of the Option. Each Option which is intended to qualify as an ISO pursuant to Section 422 of the Code, and each Option which is intended to qualify as another type of Statutory Stock Option which may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such Options.

(b) The Committee shall establish procedures governing the exercise of Options and shall require that written or electronic notice of exercise be given and that the Option Price be paid in full in cash (including check, bank draft, or money order) at the time of exercise; provided, however, the Participant may instruct the Corporation to sell shares delivered on exercise as the Participant’s agent pursuant to a “cashless exercise” program or other similar program established or recognized by the Committee or may exercise Options using a “net share settlement” procedure established or recognized by the Committee. The Committee may permit a Participant, in lieu of part or all of the cash payment, to make payment in Common Stock already owned by that Participant, valued at Fair Market Value on the date of exercise, as partial or full payment of the Option Price; provided, however, that the Committee may, in any instance, in order to prevent any possible violation of law, require the Option Price to be paid in cash. As soon as practicable after receipt of each notice and full payment, the Company shall deliver the acquired shares of Common Stock to the Participant. The exercise of an Option shall cancel any related SAR to the extent of the number of shares as to which the Option is exercised.

(c) Notwithstanding the foregoing, in respect of Participants who at the time of award, vesting, or exercise of Options are located in a jurisdiction that would but for this Section 2.4(c) subject such Options to tax prior to exercise, any exercise shall be subject to the prior written approval of the Manager, Global Compensation or an officer of the Corporation. Such approval shall be at the sole discretion of the Manager, Global Compensation or the officer. If and when granted, such approval will constitute the notice to the Corporation referred to above in Section 2.4(b).

2.5 Limitations on ISOs

Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options which are intended to qualify as ISOs:

(a) The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be NSOs.

(b) Any ISO authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as ISOs.

(c) All ISOs must be granted within ten years from the earlier of the date on which this amended Plan was adopted by the Board of Directors or the date this amended Plan was approved by the stockholders.

(d) Unless sooner exercised, terminated, or cancelled, all ISOs shall expire no later than ten years after the date of grant.

2.6 Advances

Subject to applicable laws and regulations, the Committee may provide for the Corporation or any Subsidiary to advance to a Participant amounts needed to finance the exercise price of any Option and/or the estimated or actual amount of any taxes payable by the holder as a result of the exercise or payment of any Option or other Award and may prescribe, or may empower the Corporation or such Subsidiary to prescribe, the other terms and conditions of such advance.

2.7 Award of Stock Appreciation Rights

(a) General. A SAR is a right to receive, without payment (except for applicable withholding taxes) to the Company, a number of shares of Common Stock, cash, or a combination thereof, the amount of which is determined pursuant to the formula set forth in Section 2.7(e). A SAR may be granted (i) in tandem with any Option granted under this Plan, either concurrently with the grant of such Option, or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the Option); or (ii) alone, without reference to any related Option. Each SAR granted by the Committee under this Plan shall be subject to the terms and conditions of this Section 2.7.

(b) Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 1.6. In the case of a SAR granted with respect to an Option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the Option exercises the related Option.

(c) Duration. The term of each SAR shall be determined by the Committee but in no event shall a SAR (other than a Substitute Award) be exercisable during the first six months of its term (except in the event of the death of the Participant, in which event Section 2.8(b) shall control without regard to the six-month or other holding period requirements) and the term of each SAR shall not extend later than ten years after the date of grant of the SAR. Subject to the foregoing, unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the Option, if any, to which it relates is exercisable, or if the SAR is not granted in tandem with an Option, as determined by the Committee.

(d) Exercise. A SAR may be exercised, in whole or in part, by giving written or electronic notice to the Company, specifying the number of SARs which the holder wishes to exercise. As soon as practicable upon receipt of such notice, the Company shall deliver to the exercising holder the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled.

(e) Payment. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock which shall be issuable upon the exercise of a SAR shall be determined by dividing:

(i) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of a share of Common Stock subject to the SAR on the exercise date exceeds a base price equal to (A) in the case of a SAR related to an Option, the purchase price of a share of Common Stock under the Option or (B) in the case of a SAR granted alone, without reference to a related Option, an amount which shall be determined by the Committee at the time of grant, provided, however, such amount is at least equal to the Fair Market Value of the Common Stock on the date the SAR is awarded, (subject to adjustment under Section 1.6)); by

(ii) the Fair Market Value of a share of Common Stock on the exercise date.

In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the appreciation (such appreciation to be determined as set forth in Section 2.7(e)(i) above) on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date.

(f) Documentation of SAR Awards. SARs awarded under the Plan may be evidenced by a signed written agreement, a certificate, or an electronic record containing such terms and conditions as the Committee may from time to time determine.

2.8 Termination of Employment

(a) Unless the Committee establishes otherwise at the time of the Award, in the event the Participant ceases to be an employee of the Company with the consent of the Committee or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company, each of the Participant’s outstanding Options and SARs shall be exercisable by the Participant (or the Participant’s legal representative or designated beneficiary), subject to the vesting requirements of the Options and SARs, at any time prior to an expiration date established by the Committee (which may be the original expiration date of such Option or such earlier time as the Committee may establish) or as set forth in Section 2.8(b) or (c), but in no event after its respective expiration date. If the Participant ceases to be an employee of the Company for any other reason and without such consent, all of the Participant’s then outstanding Options and SARs shall terminate immediately. A discontinuation of employment with the Company due to the divestiture of all or part of an entity, business unit, or division resulting in less than majority direct or indirect ownership of such entity, business unit, or division by the Corporation shall be considered a termination of employment for purposes of the Plan.

(b) Unless the Committee establishes otherwise at the time of the Award, in the event of termination of employment because of death, the Participant’s outstanding Options and SARs may be exercised by the legal representative or designated beneficiary of the holder, as the case may be, within twelve months after the Participant’s death. Such exercise shall be upon the same terms at the time of exercise as would have been available to the original holder, had he or she remained in the continuous employ of the Company, except that such legal representative or designated beneficiary may exercise any Options and SARs held at the date of the Participant’s death without regard to the holding period established pursuant to Section 2.4(a) or 2.7(c) above.

Unless the Committee establishes otherwise at the time of the Award, in the event of termination of employment of the holder of an Option or SAR with the consent of the Committee or because of disability or retirement pursuant to applicable disability or retirement plans of the Company, an Option or SAR may be exercised by such holder, within five years after such termination, to the same extent and upon the same terms (including among other things, the holding period requirement established pursuant to Section 2.4(a) or 2.7(c) above) at the time of exercise as would have been available had such holder remained in the continuous employ of the Company. In the event of the death of such holder of an Option or SAR prior to the expiration of the five-year period specified in the preceding sentence, an Option or SAR held at death by such holder may be exercised by the holder’s heirs, legatees, or legal representatives, as the case may be (without regard to the holding period requirement established pursuant to Section 2.4(a) or 2.7(c) above), within one year after death or within five years following such termination, whichever is later, but only if and to the extent the Option or SAR would have been exercisable by the holder of the Option or SAR at the date of death.

(c) In the event of a termination of employment of a Participant with the consent of the Committee or because of the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company, the Committee in its sole discretion may elect to accelerate the date on which certain of the Options and SARs issued to such Participant become exercisable, which acceleration may be conditioned on the forfeiture of other Awards issued to such Participant. It is expressly provided, however, that, other than in the case of death, no such acceleration may permit the exercise of any Option or SAR within six months of the date of grant.

(d) Nothing in Section 2.8(b) and 2.8(c) shall make an Option or SAR exercisable after the stated expiration date of such Option or SAR.

2.9 Dividends

Dividends and dividend equivalents shall not be paid or accrued with respect to unexercised Options or unexercised SARs.

2.10 Restrictions on Repricings

Subject to adjustments pursuant to Section 1.6, without stockholder approval:

(i) the Option Price and SAR base price for determining appreciation fixed by the Committee at the time of grant shall not be lowered;

(ii) Options and SARs shall not be repurchased or exchanged for cash or other Awards or Options when the Option Price or base price for determining appreciation exceeds the Fair Market Value of the Common Stock; and

(iii) no other action shall be taken that is treated as a repricing of Options or SARs under generally accepted accounting principles applicable to the Corporation.

Article III: Performance Shares and Units

3.1 Award of Performance Units and Performance Shares

The Committee may award to any Participant Performance Shares and/or Performance Units (“Performance Awards”). Each Performance Share shall represent one share of Common Stock. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value determined in the manner established by the Committee at the time of award, which value may, without limitation, be one share of Common Stock or equal to the Fair Market Value of one share of Common Stock.

3.2 Documentation of Performance Awards

Each Performance Award under the Plan may be evidenced by a signed written agreement, a certificate, or an electronic record containing such terms and conditions as the Committee may from time to time determine. Dividends or dividend equivalents may be accrued on Performance Awards while they are subject to performance targets. Such accrued dividends or dividend equivalents may be paid with respect to Performance Awards only if and when the performance targets are met. Performance Shares shall be held by the Corporation while subject to performance targets. Except for restrictions on transfer and as described above, the Participant as owner of such Performance Shares shall have all the rights of a holder of Common Stock.

3.3 Performance Period and Targets

(a) The performance period for each award of Performance Shares and Performance Units shall be of such duration as the Committee shall establish at the time of award; provided, however, that in no event will the performance period be less than one year (which may be a calendar year or a fiscal year, as determined by the Committee) (the “Performance Period”). There may be more than one award in existence at any one time and Performance Periods may differ.

(b) The Committee shall set performance targets relating to Performance Units and Performance Shares which shall be based on one or more of the following performance measures, or any combination of the following: (i) total stockholder return; (ii) growth in revenues, sales, settlements, market share, customer conversion, net income, operating income, cash flow, stock price, and/or earnings per share; (iii) return on assets, net assets, and/or capital; (iv) return on stockholders’ equity; (v) economic or shareholder value added; (vi) improvements in costs and/or expenses; or (vii) in the case of Awards to Participants who are not Covered Participants, any other performance measure established by the Committee. Such performance targets shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the Performance Period with respect to which the award of Performance Units or Performance Shares is made and (ii) the date as of which twenty-five percent (25%) of such

Performance Period has elapsed. For purposes of establishing performance targets, any of the factors set forth above may, as applicable, be measured either before or after income taxes, and on a corporate, division, subsidiary, or individual basis, and may include or exclude interest, depreciation and amortization, goodwill, extraordinary items and other material non-recurring gains or losses, discontinued or added operations, the cumulative effect of changes in accounting policies, and the effect of any tax law changes. Performance targets may be measured on an absolute basis or relative to selected peer companies or one or more market indices as determined by the Committee. At the time of setting performance targets, the Committee shall establish minimum, target and maximum performance targets to be achieved within the Performance Period. Failure to meet the minimum performance target will earn no Performance Award. Performance Awards will be earned as determined by the Committee in respect of a Performance Period in relation to the degree of attainment of performance between the minimum and maximum performance targets.

(c) If the Committee shall determine that (i) an acquisition or disposition of assets or securities by the Company or (ii) a significant change to the basis of the Company’s financial reporting due to the Company’s adoption during the Performance Period of new or revised accounting standards or International Financial Reporting Standards shall have a material effect (whether positive or negative) on the Company’s ability to meet its performance target(s) for the applicable Performance Period(s), the Committee shall have the discretion to take any action that would reduce the amount of an Award, or to adjust a performance target for a Performance Period, subject, in the case of Awards to Covered Participants, to the limitations of Section 162(m).

(d) Except as provided in Section 3.3(c) above, once established, performance targets for Awards to Covered Participants shall not be changed during the Performance Period; provided, however, that the Committee retains the discretion to eliminate or decrease the amount of an Award otherwise payable to any Participant.

3.4 Payment Respecting Performance Awards

(a) Performance Awards shall be earned to the extent that their terms and conditions are met. Notwithstanding the foregoing, Performance Awards shall be payable to the Participant only in accordance with the terms thereof or otherwise when, if, and to the extent that the Committee determines to make such payment. All payment determinations shall be made by the Committee during the first four months following the end of the Performance Period. Anything in the preceding two sentences to the contrary notwithstanding and subject to Section 3.4(b) below, all payments under a Performance Award shall be made no later than (i) the 15th day of the third month following the end of the calendar year in which the applicable Performance Period ends or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the applicable Performance Period ends, whichever is later.

(b) The Participant may elect to defer payment or settlement of a Performance Award pursuant to Section 5.3 hereof.

(c) Payment for Performance Awards may be made in a lump sum or in installments. Performance Awards may be paid in cash, Common Stock, or in a combination thereof as the Committee may determine.

3.5 Termination of Employment

Unless the Committee establishes otherwise at the time of the Award, in the event the Participant ceases to be an employee of the Company before the end of any Performance Period with the consent of the Committee, or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company before the end of any Performance Period: (a) each Performance Award previously granted to the participant shall continue to be subject to the performance targets for the Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions; or (b) except with respect to Awards to Covered Participants, the Committee, in its absolute discretion, may authorize the payment to such Participant (or the Participant’s legal representative or designated beneficiary) of any of the Performance Units and Performance Shares which would have been paid to the Participant had the Participant continued as an employee of the Company to the end of the Performance Period, provided that the number of Performance Units and Performance Shares paid early shall be discounted to reasonably reflect the time value of money and shall be based on the Company’s progress, measured as of the date of acceleration, with regard to reaching the applicable performance targets. In the event a Participant ceases to be an employee of the Company for any other reason and without such consent before the end of the Performance Period, all of the Participant’s Awards relating to outstanding Performance Periods shall be forfeited.

Article IV: Restricted Stock and Restricted Stock Equivalents

4.1 Award of Restricted Stock

The Committee may award to any Participant shares of Common Stock, subject to this Article IV and such other terms and conditions as the Committee may prescribe (such shares being herein called “Restricted Stock”). Restricted Stock shall be held by the Corporation while subject to restrictions. As restrictions lapse, the shares will be delivered to the Participant.

4.2 Documentation of Restricted Stock Awards

Awards of Restricted Stock and Restricted Stock Equivalents under the Plan may be evidenced by a signed written agreement, a certificate, or an electronic record containing such terms and conditions as the Committee may from time to time determine.

4.3 Restriction Period

At the time of award there shall be established for each Participant, subject to Section 4.6, a restriction period (the “Restriction Period”) which shall lapse (a) upon the completion of a period of time (“Time Goal”) as shall be determined by the Committee, or (b) upon the achievement of stock price goals within certain time limitations (“Price/Time Goal”) as shall be determined by the Committee; provided, however, that, except for maximum aggregate Restricted Stock or Restricted Stock Equivalent awards of 5% of the aggregate shares authorized by Section 1.4(b), the Restriction Period on Awards with a Price/Time Goal shall not be less than one year and the Restriction Period on Awards with only a Time Goal shall not be less than three years. Except for restrictions on transfer, the Participant as owner of such shares of Restricted Stock shall have all the rights of a holder of Common Stock. With respect to shares of Restricted Stock which are issued subject to a Time Goal, the Corporation shall deliver to the Participant (or the Participant’s legal representative or designated beneficiary) the shares at the expiration of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Price/Time Goal, the Corporation shall deliver to the Participant (or the Participant’s legal representative or designated beneficiary) the shares upon the achievement of the Price/Time Goal on or before the close of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Price/Time Goal which fail to meet the goal before the end of the Restriction Period, all such shares shall be forfeited.

4.4 Termination of Employment

In the event the Participant ceases to be an employee of the Company before the end of any Restriction Period with the consent of the Committee, or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company before the end of any Restriction Period, the Committee shall have the absolute discretion to waive all or a portion of the Time Goals and Price/Time Goals established under Section 4.3 provided that the Price/Time Goals with respect to any Restricted Stock or Restricted Stock Equivalent awarded to Covered Participants pursuant to Section 4.6 shall not be subject to waiver or modification after such goals are established. The shares thereby released, if any, shall thereafter be delivered to such Participant (or the Participant’s legal representative or designated beneficiary). In the event and to the extent the Committee does not exercise its discretion to waive the Time Goals and Price/Time Goals or a Participant ceases to be an employee of the Company for any other reason and without such consent before achievement of the Time Goal or Price/Time Goal, each Award to such Participant upon which the Restriction Period has not lapsed shall automatically be forfeited.

4.5 Award of Restricted Stock Equivalents

In lieu of or in addition to the foregoing Restricted Stock Awards, the Committee may award to any Participant restricted stock equivalents, subject to the terms and conditions of Sections 4.2, 4.3, and 4.4 being applied to such Awards as if those Awards were for Restricted Stock and subject to such other terms and conditions as the Committee may prescribe (“Restricted Stock Equivalents”); provided, however, that other than the right to receive dividend equivalents in cash at the same time as dividends are paid on Common Stock, which right the Committee may grant in its discretion, a Participant will not have any of the rights of a holder of Common Stock unless and until shares subject to such Restricted Stock Equivalents are delivered to the Participant. Each Restricted Stock Equivalent shall represent the right of the Participant to receive either shares or an amount determined in the manner established by the Committee at the time of award, which value may, without limitation, be equal to the Fair Market Value of one share of Common Stock. Payment for Restricted Stock Equivalents may be made in shares or in cash, in a lump sum, or in installments, as the Committee may determine.

4.6 Restricted Stock and Restricted Stock Equivalents Awarded to Covered Participants

Any Restricted Stock or Restricted Stock Equivalent awarded to a Covered Participant which the Committee intends to qualify for the performance-based exception under Section 162(m) shall be subject to a Price/Time Goal.

Article V: Other Awards, Cash Equivalent Awards and Deferral

5.1 Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof (“Other Awards”); provided, that such Other Awards with a performance goal shall not vest in less than one year and Other Awards without one or more performance goals shall not vest in less than three years. Performance goals shall be based on one or more or any combination of the measures described in Section 3.3(b), including in the case of Participants who are not Covered Participants, any other performance measure established by the Committee. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

5.2 Cash Equivalent Awards

The Committee may permit Participants, on such terms and conditions as the Committee may prescribe, to elect to receive Performance Share and Restricted Stock Awards in cash in lieu of Common Stock provided such election is made prior to the earlier of: (i) the date the shares are issued for the benefit of the Participant (including when held by the Corporation subject to restrictions); or (ii) the day prior to the beginning of the calendar year in which the Award would become payable. Any such cash equivalent payments shall be based on the Fair Market Value of the Common Stock on the date determined by the Committee and be on such terms as shall not represent an increase in benefits. Such cash equivalent payments shall be applied against the limits on the maximum number of shares of Common Stock pursuant to Sections 1.4 and 1.5 as if the Award in lieu of which such cash equivalent payment was elected had been settled in stock.

5.3 Election To Defer

Participants eligible to participate in the Deere & Company Voluntary Deferred Compensation Plan or any successor plan thereto may elect, with the consent of the Committee and on such terms and conditions as the Committee may prescribe, no later than the day prior to the beginning of the last calendar year of the Performance Period (and in any event no later than the date that is six months before the end of the Performance Period) or such other date as may be specified by the Committee, to defer the payment or settlement of all or a portion of the Participant’s Performance Award, Restricted Stock Equivalent Award, or Other Award (the “Deferred Amount”). All Deferred Amounts that are payable in cash will be subject to the terms and conditions of the Deere & Company Voluntary Deferred Compensation Plan or any successor plan thereto. For the avoidance of doubt, Participants are not permitted to make a deferral election with respect to Options or SARs.

Article VI: Non-Transferability

6.1 Non-Transferability

Except as provided below, no Award under the Plan (including any Deferred Amount), and no interest therein, shall be transferable by the Participant otherwise than by will or, if the Participant dies intestate, by the laws of descent and distribution and no Award may be sold, transferred, assigned, pledged, hypothecated, or otherwise encumbered in any way (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of, or subject to execution, attachment or similar process, any Award, or any right thereunder, contrary to the provisions hereof, the Award shall immediately become null and void. Except as provided below, all Awards shall be exercisable or received during the Participant’s lifetime only by the Participant or his legal representatives.

6.2 Permitted Transfers

Notwithstanding the foregoing, the Committee may from time to time permit Awards to be transferable subject to such terms and conditions as the Committee may impose, provided, however, no Award may be transferred for value (within the meaning of the General Instructions to Securities and Exchange Commission Form S-8). Notwithstanding the foregoing or anything else in the Plan, and in addition to the Company’s rights under Section 8.5 (“Tax Withholding”), the Company shall have the right to deduct from the final amount realized by any Participant upon the exercise, settlement, or payment of any Award any amount that the Participant owes the Company (pursuant to contract, debt obligation or otherwise) at the time the Award is scheduled for settlement, provided, that no such deduction shall be made to the extent it is prohibited by Section 409A of the Code or would cause a Participant to recognize income for United States federal income tax purposes before an Award is settled or to incur additional tax or interest under Section 409A of the Code.

6.3 Transferability of Stock Options and SARs

Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of Options and SARs granted or to be granted to a Participant to be on terms which permit transfer by gift or domestic relations orders (i) by such Participant to family members, (ii) by family members to other family members, and (iii) to such other persons or entities as may be permitted under Form S-8 under the Securities Act of 1933, as amended from time to time or any successor form thereto. Following transfer, any such Options and SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment of Section 2.8 hereof shall continue to be applied with respect to the employee, following which the Options shall be exercisable by the transferee only to the extent and for the periods established pursuant to Section 2.8. “Family members,” for purposes of this Section, has the meaning expressed in the instructions to Form S-8 under the Securities Act or 1933, as amended from time to time, or any successor form thereto.

6.4 Beneficiary Designation

Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each designation will revoke all prior designations for the Plan by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when executed and filed by the Participant in writing during the Participant’s lifetime with the Corporation at such address specified on the designation form. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article VII: Change of Control

The following acceleration and valuation provisions shall apply: (i) in the case of Awards made prior to February 24, 2010, in the event of a “Change of Control” or “Potential Change of Control,” as defined in this Article VII and; (ii) in the case of Awards made on or after February 24, 2010 (“Contemporary Awards”), in the event of both (x) a “Change of Control” and (y) a “Qualifying Termination,” each as defined in this Article VII.

(a) In the event that:

(i) a “Change of Control” as defined in paragraph (b) of this Article VII occurs; or

(ii) in the case of Awards made prior to February 24, 2010, a “Potential Change of Control” as defined in paragraph (c) of this Article VII occurs and the Committee or the Board of Directors determines that the provisions of this paragraph (a) should be invoked; and

(iii) in the case of Contemporary Awards a Qualifying Termination occurs;

then, unless otherwise determined by the Committee or the Board of Directors in writing at or after the making of an Award, but prior to the occurrence of such Change of Control, all restrictions and vesting requirements applicable to any Award shall terminate; all Options and SARs granted hereunder shall become immediately exercisable and shall remain exercisable throughout their entire term; and, to the extent permitted under Section 409A, the value of all other Awards hereunder shall, to the extent determined by the Committee at or after grant, be cashed out on the basis of the “Change of Control Price” (as defined in paragraph (e) of this Article VII), provided, however, that no Award that provides for a deferral of compensation within the meaning of Section 409A shall be cashed out upon the occurrence of a Change of Control or Potential Change of Control unless the event or circumstances constituting the Change of Control or Potential Change of Control also constitute a “change in the ownership” of the Corporation, a “change in the effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation, in each case as determined under Section 409A; and provided, further, that to the extent the original terms of an Award do not provide for the Award to be cashed out upon the occurrence of a Change of Control or Potential Change of Control, the Committee may subsequently provide for such a cash out only to the extent permitted under Section 409A. This Article VII shall not preclude Participants from participating at the discretion of the Committee or the Board of Directors on the same terms as stockholders generally (or in the case of Participants who hold Options, SARs, or similar awards, on terms intended to achieve the same economic result as will apply to stockholders generally) in any Change of Control transaction in which shares of Common Stock are cancelled or exchanged for other consideration.

The term “Section 409A” shall mean Section 409A of the Code.

(b) For purposes of paragraph (a) of this Article VII, a “Change of Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Corporation is then subject to such reporting requirement, provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Corporation or a Subsidiary, any employee benefit plan of the Corporation including its trustee, or any corporation or similar entity which becomes the beneficial owner of securities of the Corporation in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Corporation (not including the securities beneficially owned or any securities acquired directly from the Corporation) representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding securities;

(ii) the following individuals shall cease to constitute a majority of the Board of Directors: individuals who upon approval of the Plan by the stockholders constitute the Board of Directors and any new director(s) whose appointment or election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the time of approval of the amended Plan by the stockholders or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii) there is consummated a merger, consolidation or similar business combination transaction of the Corporation (including, for the avoidance of doubt, any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the

Corporation) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Corporation or such surviving entity or parent outstanding immediately after such merger, consolidation, or similar business combination transaction; or

(iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

(c) For purposes of paragraph (a) of this Article VII, a “Potential Change of Control” means the happening of any of the following:

(i) the entering into an agreement by the Corporation, the consummation of which would result in a Change of Control as defined in paragraph (b) of this Article VII; or

(ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person, or group (other than a Participant or group of Participants, the Corporation or a Subsidiary, or any employee benefit plan of the Corporation including its trustee) of securities of the Corporation representing fifteen percent (15%) or more of the combined voting power of the Corporation’s outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control has occurred for purposes of the Plan.

(d) For purposes of paragraph (a) of this Article VII,

(i) Qualifying Termination. The occurrence of any one or more of the following events shall constitute a Qualifying Termination:

(a) An involuntary termination of the Participant’s employment by the Corporation for reasons other than Cause within six (6) months preceding or within twenty-four (24) months following a Change of Control; any such involuntary termination shall be pursuant to a Notice of Termination (specifying the Effective Date of Termination which shall be not less than five days from the date of the Notice of Termination) delivered to the Participant by the Corporation; or

(b) A voluntary termination of the Participant’s employment by the Participant for Good Reason within twenty-four (24) months following a Change of Control pursuant to a Notice of Termination delivered to the Corporation by the Participant.

For purposes of the Plan, a Participant’s employment will be considered to have terminated upon (and only upon) such Participant’s “separation from service” from the Corporation and its 409A Affiliates as determined under the default provisions in Treasury Regulation Section 1.409A-1(h).

Without limiting the generality of the foregoing, if a Divestiture occurs within six (6) months preceding or within twenty-four (24) months following a Change of Control, then the Divestiture itself will not be considered to cause a termination of the Participant’s employment, and whether the Participant experiences a Qualifying Termination following such Divesture will be determined by reference to the Participant’s employment with the Participant’s employer immediately following the Divestiture (including all entities that are considered to be a single employer with such party under the default provisions in Treasury Regulations Section 1.409A-1(h)) (so that, for example, an involuntary termination of the Participant’s employment with the Participant’s employer immediately following the Divestiture (including all entities that are considered to be a single employer with such party under the default provisions in Treasury Regulations Section 1.409A-1(h)) for reasons other than Cause within 24 months following a Change of Control will trigger the acceleration and valuation provisions).

(ii) “Cause” means (a) the Participant’s willful and continued failure to substantially perform his duties with the Corporation (other than any such failure resulting from disability or occurring after issuance by the Participant of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Corporation believes that the Participant has willfully failed to substantially perform his duties, and after the Participant has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; (b) the Participant’s willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Corporation, monetarily or otherwise; or (c) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a felony. For purposes of this subparagraph, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Corporation.

(iii) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(iv) “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the termination of vesting requirements and restrictions and cash-outs if applicable hereunder.

(v) “Good Reason” shall mean, without the Participant’s express written consent, the occurrence of any one or more of the following:

(a) The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Corporation, or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from the greater of (i) those in effect during the fiscal year immediately preceding the year of the Change of Control; or (ii) those in effect immediately preceding the Change of Control;

(b) The Corporation’s requiring the Participant to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Corporation’s current headquarters, except for required travel on the Corporation’s business to an extent substantially consistent with the Participant’s business obligations in effect immediately preceding the Change of Control;

(c) A reduction by the Corporation in the Participant’s Base Salary as in effect immediately preceding the Change of Control or as the same shall be increased from time to time;

(d) A material reduction in the Participant’s level of participation in any of the Corporation’s short-, mid- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates from the levels in place during the fiscal year immediately preceding the Change of Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Participant’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other participants who have positions commensurate with the Participant’s position;

(e) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform the obligations under this Plan; or

(f) Any involuntary termination of Participant’s employment that is not effected pursuant to a Notice of Termination.

The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a disability. The Participant’s continued employment shall not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason.

(vi) “Base Salary” means a Participant’s annual rate of salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(vii) “Divestiture” means a transaction in which (x) the entity that employs a Participant is sold, spun-off or otherwise disposed of by the Corporation with the result that such entity is no longer a 409A Affiliate, or (y) the business unit or division in which the Participant is employed is spun-off as a separate entity that is not a 409A Affiliate or is sold or otherwise transferred to a third party that is not a 409A Affiliate.

(viii) “409A Affiliate” means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Corporation and any trade or business (whether or not incorporated) that is under common control with the Corporation (within the meaning of Section 414(c) of the Code).

(e) For purposes of this Article VII, “Change of Control Price” means the highest price per share of Common Stock paid in any transaction reported on the New York Stock Exchange Composite Tape, or offered in any transaction related to a Potential or actual Change of Control at:

(i) the date the Change of Control occurs;

(ii) the date the Potential Change of Control is determined to have occurred; or

(iii) such other date as the Committee may determine at or after grant but before the Change of Control occurs or the Potential Change of Control is determined to have occurred;

or at any time selected by the Committee during the sixty (60) day period preceding such date.

Article VIII: Miscellaneous

8.1 Participant Agreement to Plan Provisions

The Participant shall notify the Manager, Global Compensation or the Secretary of the Corporation of any issues or disagreements regarding the terms and conditions of the Award within the number of days specified in the notice of the terms of the Award to the Participant. Upon resolution of such issues as determined by the Company or, no such notice having been received, upon the expiration of such number of days, the Participant (and the Participant on behalf of his legal representative and designated beneficiary) shall be deemed to have agreed to comply with all the terms and conditions of the Award and the Plan (including without limitation, the conditions of Section 8.2 below) and any agreements, certificates, and records issued in connection herewith.

8.2 Conditions on Awards

In the event that the employment of a Participant holding any unexercised Option or SAR, any unearned Performance Award, any unearned shares of Restricted Stock, or any unearned Restricted Stock Equivalents shall terminate with the consent of the Committee or by reason of retirement or disability, the rights of such Participant to any such Award shall be subject to the conditions that until any such Option or SAR is exercised, or any such Performance Award, share of Restricted Stock, or Restricted Stock Equivalent is earned, the Participant shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, unless the Participant shall have died, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which the Participant was actively connected during the Participant’s employment, but such consultations shall not (except in the case of a Participant whose active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to any unexercised Option or SAR, Performance Award, shares of Restricted Stock, or Restricted Stock Equivalents held on the date of the breach of the condition. Any determination by the Board of Directors, which shall act upon the recommendation of the Chairman, that the Participant is, or has, engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

8.3 Effect on Other Plans

(a) Participation in the Plan shall not affect a Participant’s eligibility to participate in any other benefit or incentive plan of the Company.

(b) Any Awards made pursuant to the Plan shall not be included in the Participant’s remuneration for the purposes of determining the benefits provided under any other plan of the Company unless specifically provided in such other plan.

(c) The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for employees of the Company.

8.4 Rights of Participants

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue the Participant’s present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

8.5 Tax Withholding

(a) The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under the Plan, and, to the extent permitted by Section 409A, the Company may defer such payment or issuance unless indemnified to its satisfaction.

(b) Subject to the consent of the Committee, in connection with (i) the exercise of a NSO, (ii) lapse of restrictions on a Restricted Stock Award, or (iii) the issuance or settlement of any other stock Award under the Plan, a Participant may make an irrevocable election (an “Election”) to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) tender back to the Corporation shares of Common Stock received pursuant to (i), (ii), or (iii), or (C) deliver back to the Corporation pursuant to (i), (ii), or (iii) previously-acquired shares of Common Stock of the Corporation, in each case having a Fair Market Value sufficient to satisfy all or part of the minimum federal, state, and local statutory withholding requirements applicable to the Participant.

(c) Such Election must be made by a Participant prior to or on the date on which the relevant tax obligation arises (the “Tax Date”). The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award under this Plan that the right to make Elections shall not apply to such Awards.

8.6 Foreign Alternatives

Notwithstanding the other provisions of the Plan, in the case of any Award (including any Deferred Amount) to any Participant who is an employee of a foreign Subsidiary or foreign branch of the Company or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Award shall not be represented by shares of Common Stock or other securities but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if shares of Common Stock or other securities had been issued in the name of such Participant otherwise in accordance with the Plan (such rights being hereinafter called “Stock Equivalents”). The Stock Equivalents representing any such Award may subsequently, at the option of the Committee, be converted into cash or an equivalent number of shares of Common Stock or other securities under such circumstances and in such manner as the Committee may determine. Stock Equivalents shall be applied against the limits on the maximum number of shares of Common Stock pursuant to Sections 1.4 and 1.5.

8.7 Non-Uniform Determinations

The Committee’s determinations under the Plan, including without limitation, (a) the determination of the Participants to receive Awards, (b) the form, amount and timing of such Awards, (c) the terms and provisions of such Awards and (d) agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

8.8 Suspensions, Leaves of Absence, and Transfers

The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (b) the impact, if any, of any such suspension or leave of absence on Awards under the Plan. In the event a Participant transfers within the Company, such Participant shall not be deemed to have ceased to be an employee of the Company for purposes of the Plan. With respect to Participants who are not officers of the Corporation subject to Section 16 of the Exchange Act, each of the Senior Vice President or President of the Corporation with oversight of Human Resources, the Senior Vice President and General Counsel and the Vice President, Global Human Resources of the Corporation, individually, shall be entitled to exercise all of the power and authority of the Committee under this Section 8.8.

8.9 Requirements of Law, Governing Law

(a) The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of such agreement to the substantive law of another jurisdiction.

(b) Each Award (including Deferred Amounts) shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of such Award, or any shares of Common Stock or other property subject thereto, upon any securities exchange or under any foreign, federal, or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue, delivery or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained free of any conditions not acceptable to the Committee and the holder of the Award will supply the Corporation with such certificates, representations, and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval or other action. In the case of officers and other persons subject to Section 16 of the Exchange Act, the Committee may at any time impose any limitations upon the exercise, delivery, or payment of any Award (including Deferred Amounts) which, in the discretion of the Committee, are necessary or desirable in order to qualify such exercise, delivery or payment for any available exemption under Section 16(b) of the Exchange Act and the rules and regulations thereunder. If the Corporation, as part of an offering of securities or otherwise, finds it desirable because of foreign, federal, or state legal or regulatory requirements to reduce the period during which Options or SARs may be exercised, the Committee may, in its discretion and without the holders’ consent, so reduce such period on not less than 15 days’ written notice to the holders thereof.

(c) It is the intent of the Corporation that the Plan comply in all respects with Section 162(m), that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Section 162(m), such provision shall be deemed null and void to the extent required to permit the Plan to comply with Section 162(m).

8.10 Amendment, Suspension and Termination of Plan

The Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Committee may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or its employees to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Committee may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without the approval of the stockholders of the Corporation to the extent required by law, agreement, or the rules of any exchange upon which the Common Stock is listed, (i) materially increase the number of shares of Common Stock which may be issued under the Plan (except as provided in Section 1.6), (ii) materially expand the class of employees eligible to participate in the Plan, (iii) expand the types of Awards available under the Plan, (iv) materially extend the termination date of the Plan, (v) materially change the method of determining the exercise price of Options under the Plan, or (vi) delete or limit any provision prohibiting repricing of Options under the Plan. No such amendment, suspension or termination shall materially and adversely affect the rights of Participants under outstanding Options, SARs, Performance Awards, awards of Restricted Stock or Restricted Stock Equivalents, Other Awards, or Deferred Amounts without the consent of the Participants affected thereby.

8.11 Effective Date

The Plan in its original form became effective upon approval by the stockholders of the Corporation at the annual meeting held on February 23, 2000. The Plan as amended herein shall become effective upon approval by the stockholders of the Corporation.

8.12 Duration of the Plan

The Plan shall remain in effect until all Awards under the Plan are free of all restrictions imposed by the Plan, but no Awards shall be made hereunder after December 31, 2020.

8.13 Recoupment of Awards

All Awards granted under the Plan shall be subject to the terms of the Company’s Executive Incentive Award Recoupment Policy, as amended from time to time, or any successor policy thereto (the “Recoupment Policy”). The Company shall have the right to recover any amount realized by a Participant upon the exercise, settlement, or payment of any Award paid under the Plan pursuant to the terms of the Recoupment Policy or otherwise as required by law.

Article IX: Definitions and Other General Provisions

(a) The term “Fair Market Value” as it relates to Common Stock on any given date means (i) the closing price of the Corporation’s Common Stock on the NYSE at the conclusion of regular trading hours on such date, as reported by the NYSE (or, if not so reported, as reported by a successor reporting service selected by the Corporation, or if not reported by any successor service, as reported on any domestic stock exchanges on which the Common Stock is then listed); or (ii) if the Common Stock is not listed on any domestic stock exchange, the closing price of the Corporation’s Common Stock as reported in the domestic over-the-counter market on such date or the last previous date reported (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or (iii) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (i) or (ii) above using the reported closing prices or quotations on the last previous date on which so reported; or (iv) if none of the foregoing clauses applies, the fair value as determined in good faith by the Board of Directors or the Committee.

(b) The term “fiscal year” means the 12-month period beginning each November 1 and ending October 31 of the following year.

(c) The terms “retirement” and “disability” as used under the Plan shall be construed by reference to the provisions of the pension plan or other similar plan or program of the Company applicable to a Participant. Unless the Committee establishes otherwise, the terms “retirement” and “disability” mean normal retirement, early retirement, and total and permanent disability, each as defined in the John Deere Pension Plan for Salaried Employees and the John Deere Long-Term Disability Plan, and similar events under other similar plans of the Company applicable to the Participant. Unless the Committee establishes otherwise, the terms “retirement” and “disability” do not include Participants entitled only to a deferred vested pension as defined in the John Deere Pension Plan for Salaried Employees, and/or only salary continuance under the Company’s salary continuance policy, and similar events under other similar plans and policies of the Company applicable to the Participants.

(d) The term “Subsidiary” means, unless the context otherwise requires, any corporation or other legal entity (other than the Corporation) in an unbroken chain of legal entities beginning with the Corporation if each of the legal entities other than the last legal entity in such chain owns equity interests possessing at least 50% of the voting power in one of the other legal entities in such chain.

(e) The term “Substitute Award” shall mean an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a corporation or other legal entity in connection with a business transaction, such as a merger, combination, consolidation or acquisition of property or stock.

(f) Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

(g) Statements in the Plan that an action is permitted “to the extent permitted by Section 409A,” or similar expressions, shall mean that such action is permitted to the extent it will not result in a Participant being required to recognize income for United States federal income tax purposes before exercise, payment or settlement of an Award, as applicable, or in the Participant’s incurring additional tax or interest under Section 409A.

Appendix E

JOHN DEERE SHORT-TERM INCENTIVE BONUS PLAN
(As Amended February 25, 2015)

Section 1. Establishment and Purpose

1.1 Establishment of the Plan

Deere & Company, a Delaware corporation (the “Company”), has established an annual incentive compensation plan known as the “John Deere Short-Term Incentive Bonus Plan” (the “Plan”), as set forth in this document. The Plan permits the awarding of annual cash bonuses to Employees of the Company based on the achievement of pre-established performance goals.

The Plan was approved by the Board of Directors of the Company and subsequently by the Company’s stockholders at the 1995 annual meeting of stockholders and became effective as of November 1, 1994. The Plan shall remain in effect, as amended from time to time, until terminated by the Board or Committee as provided by Section 13 herein.

1.2 Purpose

The purpose of the Plan is to provide Participants with a meaningful annual incentive opportunity geared toward the achievement of specific performance goals.

Section 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided) and, when the defined meaning is intended, the term is capitalized.

(a)	“Award Opportunity” means the incentive award payout which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 herein.
(b)	“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(c)	“Board” or “Board of Directors” means the Board of Directors of the Company.
(d)	“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.
(e)

“Committee” means a committee of two (2) or more individuals appointed by the Board to administer the Plan pursuant to Section 3 herein who are not current or former officers or employees of the Company, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code, and who are independent directors pursuant to New York Stock Exchange rules.

(f)	“Company” means Deere & Company, a Delaware corporation (including any and all majority-owned subsidiaries), and any successor thereto.
(g)	“Corporate” means Deere & Company and its subsidiaries.
(h)	“Disability” has the meaning ascribed to such term in applicable disability or retirement plans of the Company.
(i)

“Eligible Earnings” means remuneration earned during a Plan Year that is determined by the Committee from time to time to be eligible for purposes of calculating Final Awards under the Plan. For Executive Officers, except for increases in salary or base pay, Eligible Earnings for any Plan Year shall not include any increase in compensation rates in effect at the time the Committee establishes the Target Incentive Award percentage for each Executive Officer and performance goals for that Plan Year in accordance with Section 11.2.

(j)	“Employee” means a full-time or part-time executive, administrative, or professional employee of the Company.
(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(l)	“Executive Officer” means any executive officer designated by the Committee for purposes of qualifying payouts under the Plan for exemption from Section 162(m) of the Code.
(m)	“Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of the Plan Year.
(n)

“Non-corporate” means a specified segment of Deere & Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(o)	“Participant” means an Employee who is actively participating in the Plan.
(p)	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).
(q)	“Plan” means the John Deere Short-Term Incentive Bonus Plan.

(r)	“Plan Year” means the Company’s fiscal year.
(s)	“Recoupment Policy” means the Company’s Executive Incentive Award Recoupment Policy, as amended from time to time, or any successor policy thereto.
(t)	“Retirement” has the meaning ascribed to such term in the John Deere Pension Plan for Salaried Employees, or any successor plan thereto, or in the other applicable retirement plan(s) of the Company.
(u)	“Target Incentive Award” means the award to be paid to a Participant when planned performance results are achieved, as established by the Committee.

Section 3. Administration

The Plan shall be administered by the Committee. The Committee may delegate to the Company responsibility for day-to-day administration of the Plan, following administrative guidelines approved from time to time by the Committee.

Subject to the limitations of the Plan, the Committee shall: (i) select from the Employees of the Company those who shall participate in the Plan, (ii) grant Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties. The inadvertent failure of any member of the Committee to meet the qualification requirements of an “outside director” under Section 162(m) of the Code shall not invalidate or otherwise impair any actions taken or awards granted by the Committee.

Section 4. Eligibility and Participation

4.1 Eligibility

All Employees (as defined in Section 2 herein) who are actively employed by the Company in any Plan Year shall be eligible to participate in the Plan for such Plan Year, subject to the limitations of Section 7 herein. Eligibility does not guarantee participation, however, and an Employee shall be considered a Participant for a given Plan Year only to the extent provided in Section 4.2.

4.2 Participation

Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth herein. Employees who have been designated as Participants for any Plan Year shall be provided access to the performance goals and related Award Opportunities for that Plan Year as soon as is practicable.

4.3 Partial Plan Year Participation

In the event an Employee becomes a Participant in the Plan subsequent to the commencement of a Plan Year, such Employee’s Final Award shall be based on the Eligible Earnings earned as an eligible Employee during such Plan Year.

4.4 No Right to Participate

No Participant or other Employee shall at any time have a right or entitlement to be selected for participation in the Plan for any Plan Year, despite having previously participated in the Plan.

Section 5. Award Determination

5.1 Performance Goals

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish performance goals for that Plan Year. Except as provided in Section 11, the goals may be based on any combination of Corporate, Non-corporate, and individual performance. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Plan Year will determine the Final Award amounts. Except as provided in Section 11, the Committee shall also have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

The Committee also may establish one (1) or more Company-wide performance goals which must be achieved for any Participant to receive a Final Award for that Plan Year.

5.2 Award Opportunities

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant. The established Award Opportunity shall vary in relation to the job classification of each Participant. Except as provided in Section 11, in the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be, but is not required to be, adjusted to reflect the amount of time at each job level during the Plan Year.

5.3 Adjustment of Performance Goals

Except as provided in Section 11, the Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, have unduly influenced the Company’s ability to meet them, have materially affected the Company’s or its divisions’ ability to pay the awards, or if the adjustments are due to the Company significantly changing the basis of its financial reporting due to the Company’s adoption during the Plan Year of new or revised accounting standards or International Financial Reporting Standards. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust performance goals and Award Opportunities accordingly, at its sole discretion.

5.4 Final Award Determinations

At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Except as provided in Section 11, each individual award shall be based upon (i) the Participant’s Target Incentive Award percentage multiplied by his or her Eligible Earnings, (ii) Corporate and Non-corporate performance, and (iii) individual performance (if applicable). Subject to Section 5.5, Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the preestablished Corporate, Non-corporate, and/or individual performance goals.

5.5 Limitations

The amount payable to a Participant for any Plan Year shall not exceed $5,000,000.

Section 6. Payment of Final Awards

6.1 Form and Timing of Payment

Final Awards shall be payable in cash, in one (1) lump sum, on or before the March 15 following the end of the relevant Plan Year.

6.2 Payment of Partial Awards

In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, pay a partial Final Award for the portion of the Plan Year in which the Employee was a Participant, determined in accordance with Section 5.4 herein. Any such partial Final Award shall be evidenced in writing and shall be paid in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

6.3 Unsecured Interest

No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

6.4 Repayment of Final Awards

Final Awards paid under the Plan shall be subject to the terms of the Company’s Recoupment Policy. The Company shall have the right to recover Final Awards paid under the Plan pursuant to the terms of the Recoupment Policy or otherwise as required by law.

Section 7. Termination of Employment

7.1 Termination of Employment Due to Death, Disability or Retirement, or Transfer to Business Unit Not Included in the Plan

In the event a Participant’s employment with the Company is terminated by reason of death, Disability or Retirement, or if a Participant transfers to a business unit of the Company not included in the Plan, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to termination or transfer only. The reduced award shall be determined in accordance with Section 5.4, but based upon the amount of Eligible Earnings earned during the Plan Year prior to termination or transfer. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date the Committee determines the definition of Disability to have been satisfied.

The Final Award thus determined shall be payable in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

7.2 Termination of Employment for Other Reasons

In the event a Participant’s employment with the Company is terminated prior to the last day of a Plan Year for any reason other than death, Disability, Retirement, or transfer to a business unit of the Company not included in the Plan, all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited. A discontinuation of employment with the Company due to the divestiture of all or part of a business resulting in less than majority direct or indirect ownership of such business by the Company shall be considered a termination of employment for purposes of the Plan. However, the Committee, in its sole discretion, may pay a partial Final Award for the portion of that Plan Year that the Participant was employed by the Company, determined in accordance with Section 5.4 herein. Any such partial Final Award shall be evidenced in writing and shall be paid in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

7.3 Committee Determinations

In the event of a Participant’s termination of employment, the Committee shall be the sole judge of whether Section 7.1 or Section 7.2 applies to any given Award Opportunity that has been established for such Participant with respect to the Plan Year during which such Participant’s termination of employment occurs.

Section 8. Rights of Participants

8.1 Employment

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right or entitlement to continue in the employ of the Company.

8.2 Nontransferability

Except as permitted in Section 9, a Participant may not assign, sell, pledge, or otherwise transfer (each, a “Transfer”) any right or interest in the Plan or any award under the Plan, and any attempt by a Participant to Transfer any right or interest in the Plan or any award under the Plan shall be void and without effect and shall have the further effect of terminating all of the Participant’s rights, entitlements and interests in the portion of the award subject to Transfer. Notwithstanding the foregoing or anything else in the Plan, and in addition to the Company’s rights under Section 14.2, the Company shall have the right to deduct from a Final Award any amount the Participant owes to the Company (pursuant to contract, debt obligation or otherwise) at the time scheduled for payment; provided, that no such deduction shall be made to the extent it is prohibited by Section 409A of the Code or would cause a Participant to recognize income for United States federal income tax purposes before an award is paid or to incur additional tax or interest under Section 409A of the Code. Except as required by law or the final order of a court having jurisdiction with respect to the matter, no right or interest of any Participant in the Plan or any award granted under the Plan shall be subject to any lien, execution, levy, garnishment or attachment.

Section 9. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant and will be effective only when delivered by the Participant in writing to the designated division of the Company for such purpose during the Participant’s lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(a)	Participant’s spouse (unless the parties were divorced or legally separated by court decree);
(b)	Participant’s children (including children by adoption);
(c)	Participant’s parents (including parents by adoption); or
(d)	Participant’s executor or administrator.
Payments of benefits, in accordance with Section 7.1, shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one (1) member, benefit payments shall be made in equal shares among members of that class.

Section 10. Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant at the end of a Plan Year. Any such deferral shall be made on terms and conditions established by the Committee from time to time and intended to comply, to the extent applicable, with the requirements of Section 409A of the Code.

Section 11. Executive Officers

11.1 Applicability of Section 11

The provisions of this Section 11 shall apply only to Executive Officers. In the event of any inconsistencies between this Section 11 and the other Plan provisions (other than Section 12), the provisions of this Section 11 shall control.

11.2 Award Determination

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish the Target Incentive Award percentage for each Executive Officer and performance goals for that Plan Year. Performance measures to be used shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: (a) total stockholder return; (b) growth in revenues, sales, settlements, market share, customer conversion, net income, operating income, cash flow, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) return on stockholders’ equity; (e) economic or shareholder value added; or (f) improvements in costs and/or expenses. Performance measures may be defined on a Corporate or Non-corporate basis or any combination thereof, and may be measured either on an absolute basis or relative to selected peer companies or a market index. The Committee may select among the performance measures specified from Plan Year to Plan Year which need not be the same for each Executive Officer in a given year.

At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant’s Target Incentive Award multiplied by his or her Eligible Earnings, and (ii) Corporate and Non-corporate (if applicable) performance.

Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established Corporate and Non-corporate performance goals.

11.3 Non-adjustment of Performance Goals

Once established, performance goals shall not be changed during the Plan Year. Participants shall not receive any payout when the Company or Non-corporate segment (if applicable) does not achieve at least the minimum performance goals established by the Committee pursuant to Section 11.2.

11.4 Individual Performance and Discretionary Adjustments

A Final Award computed in accordance with Section 11.2 shall not be increased to reflect individual performance. However, the Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant.

11.5 Possible Modification

If, on advice of the Company’s tax counsel, the Committee determines that Section 162(m) of the Code and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Sections 4.3, 5.1, 5.2, 5.3, or 5.4 to an Executive Officer without regard to the exceptions to such Section or Sections contained in this Section 11, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Section 11.

Section 12. Change in Control

12.1 Change in Control

In the event of a Change in Control of the Company, as defined in Section 12.2 below, a Participant who is an Employee as of the date of the Change in Control and who is not then a participant in the Company’s change in control severance program or a change in control agreement with the Company shall be entitled to, for the Plan Year in which the Change in Control occurs, the Participant’s Target Incentive Award times his or her actual Eligible Earnings rate in effect on the date of the Change in Control.

Final Awards under this Section 12.1 shall be payable in cash to the Participant as soon as administratively possible, but no later than the March 15 following the end of the calendar year in which the Change in Control occurs.

12.2 Definition of a Change in Control

“Change in Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Company is then subject to such reporting requirement, provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Company or a subsidiary, any employee benefit plan of the Company including its trustee, or any corporation or similar entity which becomes the Beneficial Owner of securities of the Company in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned or any securities acquired directly from the Company) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) the following individuals shall cease to constitute a majority of the Board: individuals who upon the approval of the Plan by the stockholders constitute the Board and any new director(s) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the time of approval of the Plan by the stockholders or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) there is consummated a merger, consolidation or similar business combination transaction of the Company (including, for the avoidance of doubt, any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the Company) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such merger, consolidation or similar business combination transaction; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Section 13. Amendment and Modification

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, or the listing requirements of the New York Stock Exchange; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), materially and adversely affect the rights of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she is otherwise entitled.

Section 14. Miscellaneous

14.1 Governing Law

The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

14.2 Withholding Taxes

The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local taxes required by law to be withheld with respect to such payments.

14.3 Section 409A

All payments under the Plan are intended to be exempt from the application of Section 409A of the Code as “short-term deferrals” within the meaning of Section 409A of the Code, and the Plan shall be interpreted and administered consistent with such intent. If, notwithstanding the preceding sentence, any payment under the Plan is considered to provide for a deferral of compensation subject to Section 409A of the Code, then any provision of the Plan that contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or that could cause a Participant to recognize income for United States federal tax purposes in respect of any payment under the Plan prior to the time of payment, or to be subject to any tax or interest under Section 409A of the Code, may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a payment that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.

14.4 Gender and Number

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.5 Severability

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.6 Costs of the Plan

All costs of implementing and administering the Plan shall be borne by the Company.

14.7 Successors

All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Directions to the Deere & Company
World Headquarters

One John Deere Place,
Moline, Illinois 61265-8098

The annual meeting of stockholders on Wednesday, February 25, 2015 will be held at 10:00 a.m. Central Standard Time in the auditorium of the Deere & Company World Headquarters, which is located at One John Deere Place, Moline, Illinois. John Deere Place intersects the north side of John Deere Road east of 70th Street, Moline. The entrance to the World Headquarters and parking are on the east side of the building.

From Chicago (or the east)
Take I-290 (Eisenhower Expressway) west to I-88 West (East-West Tollway) which turns into IL5/John Deere Road. Follow IL5/John Deere Road to John Deere Place. Turn right onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

From Des Moines (or the west)
Take I-80 east to exit number 298. Exit onto I-74 East. Follow for about 9 1/4 miles to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

From Peoria (or the south)
Take I-74 west to the I-280 West exit. Exit onto I-280 West. Follow for about 10 miles to exit number 18A. Exit onto I-74 West. Follow for about 1/2 mile to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

Print Information (YY-MM)

DEERE & COMPANY
STOCKHOLDER RELATIONS
ONE JOHN DEERE PLACE
MOLINE, IL 61265

YOUR VOTE IS IMPORTANT.
THANK YOU FOR VOTING!

VOTE BY TELEPHONE AND INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Deere & Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned the proxy card.

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

VOTE IN PERSON
Submit your voting instructions at the meeting by filling out a ballot which, upon request, will be provided to you during the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M79516-P57362	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DEERE & COMPANY

Vote on Directors

The Board of Directors recommends a vote FOR all Nominees.
		For	Against	Abstain

1a.	Election of Director: Samuel R. Allen	⬜	⬜	⬜

1b.	Election of Director: Crandall C. Bowles	⬜	⬜	⬜

1c.	Election of Director: Vance D. Coffman	⬜	⬜	⬜

1d.	Election of Director: Charles O. Holliday, Jr.	⬜	⬜	⬜

1e.	Election of Director: Dipak C. Jain	⬜	⬜	⬜

1f.	Election of Director: Clayton M. Jones	⬜	⬜	⬜

1g.	Election of Director: Joachim Milberg	⬜	⬜	⬜

1h.	Election of Director: Gregory R. Page	⬜	⬜	⬜

1i.	Election of Director: Thomas H. Patrick	⬜	⬜	⬜

1j.	Election of Director: Sherry M. Smith	⬜	⬜	⬜

Vote on Proposals

The Board of Directors recommends a vote FOR items 2 through 6:
		For	Against	Abstain

2.	Approval of Bylaw amendment to permit stockholders to call special meetings	⬜	⬜	⬜

3.	Advisory vote on executive compensation	⬜	⬜	⬜

4.	Amendment to the John Deere Omnibus Equity and Incentive Plan	⬜	⬜	⬜

5.	Re-approval of the John Deere Short-Term Incentive Bonus Plan	⬜	⬜	⬜

6.	Ratification of the appointment of Deloitte & Touche LLP as Deere's independent registered public accounting firm for fiscal 2015	⬜	⬜	⬜

For address changes and/or comments, please check this box and write them on the back where indicated.				⬜

(Please sign, date, and return this proxy in the enclosed postage prepaid envelope.)

To receive your materials electronically in the future, please enroll at www.proxyvote.com.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholders:

It is a pleasure to invite you to the 2015 Annual Meeting of Stockholders of Deere & Company. The meeting will be held at 10 A.M. Central Time on Wednesday, February 25, 2015, at the Deere & Company World Headquarters, One John Deere Place, Moline, Illinois.

The enclosed Notice of Meeting and Proxy Statement covers the formal business of the meeting, which includes election of the named directors, four proposals, the ratification of the independent registered public accounting firm for fiscal 2015, and any other business that properly comes before the meeting. The rules of conduct for the meeting include the following:

1.	No cell phones, cameras, sound equipment, or recording devices may be brought into the auditorium.

2.	There will be a discussion period at the end of the meeting. If you wish to present a question or comment, please wait for an attendant to provide a microphone, then begin by stating your name, indicating the city and state where you reside, and confirming that you are a stockholder.

3.	The Chairman is authorized to impose reasonable time limits on the remarks of individual stockholders and has discretion to rule on any matters that arise during the meeting. Personal grievances or claims are not appropriate subjects for the meeting.

4.	Voting results announced at the meeting by the Inspectors of Voting are preliminary. Voting results will be included in a Form 8-K filed with the Securities and Exchange Commission on or around March 2, 2015.

5.	Pagers and similar devices should be silenced.

The Proxy Statement and Annual Report to stockholders are available on Deere's Internet site at
www.JohnDeere.com/stock.

Detach Proxy Card Here
▼ ▼

M79517-P57362

DEERE & COMPANY
PROXY - ANNUAL MEETING / FEBRUARY 25, 2015

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 25, 2015.

The undersigned appoints each of Samuel R. Allen and Todd E. Davies, attorney and proxy, with full power of substitution, on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Please mark, date, and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)